AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1996
                                                      REGISTRATION NO. 333-08421
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                           GOSS GRAPHIC SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            3555                           13-3888069
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                              -------------------

                                700 OAKMONT LANE
                            WESTMONT, ILLINOIS 60559
                           TELEPHONE: (708) 850-5600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                              -------------------

                             JACK E. MERRYMAN, ESQ.
                                700 OAKMONT LANE
                            WESTMONT, ILLINOIS 60559
                           TELEPHONE: (708) 850-5600
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                              -------------------
                                WITH COPIES TO:

            ANDREW R. BROWNSTEIN, ESQ.                            MORTON A. PIERCE, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                             DEWEY BALLANTINE
               51 WEST 52ND STREET                             1301 AVENUE OF THE AMERICAS
             NEW YORK, NEW YORK 10019                            NEW YORK, NEW YORK 10019
                  (212) 403-1000                                      (212) 259-8000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                              -------------------


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 27, 1996

    [GOSS LOGO]
                                  $225,000,000
                           Goss Graphic Systems, Inc.
                      % Senior Subordinated Notes due 2006

Interest payable   and                                    Due            , 2006
                                 --------------
The   % Senior Subordinated Notes due 2006 (the "Notes") of Goss Graphic
Systems, Inc. (the "Company") are being offered (the "Offering") in connection with the acquisition by the Company of the Graphic Systems business unit from Rockwell International Corporation (the "Acquisition"). Interest on the Notes
will be payable semi-annually on           and           of each year commencing
           , 1997. The Notes are redeemable at the option of the Company, on one
or more occasions, at any time on or after            , 2001, at the redemption
prices set forth herein, together with accrued and unpaid interest, if any, to
the date of redemption. Prior to            , 1999, up to   % of the original
principal amount of the Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company,
at a redemption price of   % of the principal amount of the Notes, together with
accrued and unpaid interest, if any, to the date of redemption; provided that at least $ million in aggregate principal amount thereof remains outstanding after each such redemption. Upon a Change of Control (as defined herein), the Company is obligated to make an offer to purchase the outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes, together with accrued and unpaid interest to the date of repurchase. There can be no assurance that the Company will have the financial ability or will be permitted by its other financing instruments to purchase the Notes upon the occurrence of a Change of Control. See "Description of Notes."

The Notes will be senior subordinated unsecured obligations of the Company, will be subordinated in right of payment to all Senior Debt (as defined herein) of the Company, will rank pari passu with all senior subordinated debt of the Company and will be senior in right of payment to all existing and future subordinated debt of the Company. The Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, after giving effect to the Transactions (as defined herein), the aggregate amount of Senior Debt of the Company would have been approximately $25.3 million (excluding approximately $7.0 million of letters of credit), all of which would have been secured borrowings by the Company and its subsidiaries under the New Bank Credit Agreement (as defined herein) and the aggregate amount of indebtedness and other liabilities of the Company's subsidiaries, to which the Notes will be effectively subordinated, would have been approximately $222.4 million (excluding approximately $24.4 million of letters of credit). See "Use of Proceeds" and "Capitalization."

The Company is a newly organized corporation formed on behalf of Stonington Capital Appreciation 1994 Fund, L.P. to consummate the Acquisition. Consummation of the Offering will occur simultaneously with and is conditioned upon consummation of the Acquisition and certain other related transactions, which are subject to certain conditions. See "The Acquisition."
                                 --------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                                 --------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  Underwriting
                                                   Price to       Discounts and      Proceeds to
                                                  Public(1)        Commissions      the Company(2)
                                                 ------------     -------------     --------------
Per Note.....................................               %               %                    %
Total........................................    $                  $                $


 (1)  Plus accrued interest, if any, from ____________ , 1996.
 (2)  Before deducting expenses payable by the Company estimated at $         .


                                 --------------

   The Notes are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the
Notes will be made on or about            , 1996, against payment in immediately
available funds.
CS First Boston                                  BT Securities Corporation

               The date of this Prospectus is            , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

        [PICTURES OF A COMMERCIAL PRESS, INSERT PRESS AND NEWSPAPER PRESS]


                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE NOTES PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information set forth elsewhere in this Prospectus. Unless the context requires otherwise, (i) references in this Prospectus to "Goss" mean, at all times prior to the date of consummation of the Offering (the "Closing Date"), the Graphic Systems business unit of Rockwell International Corporation, a Delaware corporation ("Rockwell") and, at all times on or after the Closing Date, Goss Graphic Systems, Inc. and its subsidiaries, and (ii) references in this Prospectus to the "Company" mean Goss Graphic Systems, Inc. and its subsidiaries. In addition, unless the context requires otherwise, references in this Prospectus to "Management" mean the management of Goss Graphic Systems, Inc. after the Closing Date. Consummation of the Offering is conditioned upon consummation of the Transactions (as defined herein).

                                      GOSS

GENERAL


    Goss is the leading manufacturer of web offset newspaper press systems worldwide and of insert web offset press systems in North America. Goss also manufactures commercial web offset printing presses in North America and provides aftermarket parts and service to its newspaper and commercial printing customers. A web offset press utilizes lithography processes to print on long ribbons of paper (the "web") which are fed through a series of press cylinders. Photographically or laser produced printing plates mounted on plate cylinders are coated with ink and water based solutions and the print images are then transferred (or "offset") to a blanket cylinder which comes into contact with the paper web to print the image. See "Business--Products and Services--Web Offset Technology." Founded in 1885, Goss is the only U.S.-based manufacturer of large-scale web offset printing presses and has pioneered many major industry innovations, including the conversion from letter press printing to web offset lithography, the development of computerized electronic control systems and the introduction of back-to-back color printing. The Company is the only global producer of newspaper printing presses with manufacturing and sales capabilities in North America, Europe and Asia. Goss generated approximately 51% of its fiscal 1995 net revenue of $709 million outside the U.S. (including exports from the U.S.). The Company operates through three business categories:



    . Newspaper. Goss is a widely recognized trade name in the newspaper printing press industry. Management estimates that approximately 57% of daily newspapers worldwide (excluding the People's Republic of China ("PRC")) print on Goss presses (approximately 70% in the U.S. and Canada). Goss provides sophisticated, computer-controlled press systems for a wide variety of newspaper publications which vary significantly in circulation, page count and color content and operate in markets around the world. Goss presses print such publications as The Wall Street Journal, USA Today, The New York Times and The Los Angeles Times in the U.S., The Financial Times in the United Kingdom, Zero Hora in Brazil, The Asahi Shimbun in Japan, The Straits Times in Singapore and The People's Daily in China. Goss's newspaper press business generated approximately $512 million in net revenues in fiscal year 1995, or approximately 72% of Goss's net revenues.



    . Insert. Goss pioneered the development of specialized web offset presses for printing advertising inserts and continues to be the leader in the insert press business with an estimated market share of approximately 70% in the U.S. and Canada, the principal markets for such equipment. Goss's insert presses combine newspaper press designs for high speed with selected commercial press features for enhanced print quality, low maintenance and high productivity. The Company's customers include leading insert printers such as Big Flower Press Holdings, Inc. and Sullivan Graphics, Inc. Goss's insert press business generated approximately $94 million in net revenues in fiscal year 1995, or approximately 13% of Goss's net revenues.

    . Commercial. Goss also manufactures commercial web offset printing presses in North America used to print a broad variety of commercial products, including brochures and promotional materials, catalogs, magazines, books, financial publications and directories. Goss sells its commercial presses principally in North America, and its customers include large multinational, regional and local printers, including R.R. Donnelley & Sons Company, Quebecor, Inc. and Banta Corporation. The commercial press business generated approximately $103 million in net revenues in fiscal year 1995, or approximately 15% of Goss's net revenues.


                                  -----------------

    The principal executive offices of Goss are located at 700 Oakmont Lane, Westmont, Illinois 60559 and its telephone number is (708) 850-5600.

BUSINESS STRATEGY

    The Company's business strategy is to (i) capitalize on its substantial installed base of newspaper presses and market share in its traditional markets,
(ii) continue to lead in the development of innovative products that respond to customers' needs while increasing their productivity and efficiency, (iii) expand its strong presence in developing regions such as Asia, (iv) draw on the manufacturing and marketing strengths of its newspaper and insert businesses to improve the performance of its commercial business, and (v) pursue business process improvements and cost-saving opportunities. Key elements underlying this strategy include:

    . Leading Installed Base of Newspaper Presses. Goss is the market leader in newspaper presses with approximately 57% of daily newspapers worldwide (excluding PRC) utilizing Goss presses. The Company believes that this installed base and the Company's established customer relationships provide it with a competitive advantage in obtaining repeat business, including color capability upgrades, press line extensions and new press purchases. In addition, the Company's significant installed base provides a relatively stable source of aftermarket parts and service business.

    . Established Global Newspaper Presence. Goss is one of only seven major global suppliers of newspaper press systems and is the only supplier with manufacturing, engineering and sales operations in North America, Europe and Asia. The Company believes this global presence provides it with a competitive advantage in light of the significant cost of transporting newspaper press systems and the degree to which such presses require custom engineering and manufacturing to address each customer's particular production requirements and press configurations.


    . Technology Leader. Management believes that it enjoys a reputation in the newspaper industry as a leader in technological innovation, having engineered several major technological advancements, including the conversion from letterpress to web offset lithography, the development of computerized electronic control systems and the introduction of back-to-back process color printing, each of which has improved its customers' print quality and productivity. Letterpress printing involves mechanically complex systems that create each line of type out of metal slugs that are made into plates mounted on a press. The conversion to web offset presses improved print quality and productivity. Computerized electronic controls reduced the need for precise adjustments and fine tuning by technicians, thereby decreasing waste and enhancing reliability and quality. Back-to-back process color printing utilizes four vertically-stacked presses (each printing one color) that allow multiple colors to be printed on both sides of the paper in the same print run. With the Company's recent introduction of an advanced inking system, and its ongoing development of an optical color quality adjustment mechanism and of an automatic image make-ready ("AIM") press system, Management believes the Company is well-positioned to maintain its technology leadership. See "Business -- Research and Development."


    . Growth in Developing Markets. The Company believes that increasing incomes and literacy rates are driving the establishment and growth of newspapers in developing countries, particularly in

      South America and Asia (excluding the more mature Japanese market). The Company believes it is well-positioned to benefit from such growth since approximately 52% and 61%, respectively, of daily newspapers in South America and Asia/Pacific (excluding Japan and PRC) print on Goss presses. In addition, Goss is the only foreign-owned manufacturer of printing presses in PRC through the Company's joint venture.

    . Business Process Improvements. A key element of the Company's business strategy is to further improve its operating performance. Management has identified certain specific cost saving opportunities that are reflected in the pro forma financial statements included herein. See "--Identified Cost Savings" and "Unaudited Pro Forma Combined Financial Statements." Management believes that efficiencies not reflected in the pro forma financial statements included herein can be realized through improvement of business processes, including enhanced material procurement practices, more efficient flow of work-in-process through both machining and assembly operations, increased outsourcing, and restructuring of factory support functions. In addition, the Company will seek to generate cost savings by improving efficiency in the process of configuring presses for specific customer requirements. The Company also has in place integrated product development teams which include design and manufacturing engineers and other disciplines which work to identify and implement product cost reduction initiatives such as component redesign, lower cost component suppliers, and design modifications to improve manufacturability. However, there can be no assurance that such efficiencies or cost savings can be realized.

IDENTIFIED COST SAVINGS


    Although no assurance can be given either that any specific level of cost savings will be achieved or as to the timing thereof, Management currently plans to achieve substantial savings in the base of operating costs which are reflected in the pro forma combined financial statements (the "Identified Cost Savings"). Once these plans are completed, annual savings are expected to amount to approximately $19 million per year associated with the closing of redundant facilities and reduction in staffing, revision of employee benefit plans, and the elimination of certain corporate services previously provided by Rockwell. It is expected that, upon consummation of the acquisition by the Company of the Graphic Systems business unit from Rockwell (the "Acquisition"), a reserve of $16.3 million, net of a $3.9 million provision reflected in the first nine months of 1996, will be established associated primarily with severance, outplacement and relocation payments to be incurred in connection with headcount reductions and costs in connection with planned facility closings. See "Unaudited Pro Forma Combined Financial Statements."


GGS HOLDINGS, INC. AND GOSS GRAPHIC SYSTEMS, INC.

    GGS Holdings, Inc. ("Holdings") and the Company are newly formed Delaware corporations organized by Stonington Partners, Inc. ("Stonington") on behalf of Stonington Capital Appreciation 1994 Fund, L.P. (the "Fund") to effect the acquisition of Goss from Rockwell. The Acquisition will be effected through the purchase by the Company and certain foreign subsidiaries to be formed by it of the outstanding capital stock of certain entities which constitute a part of Goss and certain of the assets and liabilities of other entities that constitute the remainder of Goss. Neither Holdings nor the Company is expected to have any assets or liabilities other than those arising in connection with the Acquisition, or to engage in any business activities other than those incident to its formation, the Acquisition and the financing of the Acquisition, until the Acquisition becomes effective. Holdings will, directly or indirectly, own all of the capital stock of, and assets of, and will assume all of the liabilities of, Goss. Pursuant to the terms of the Stockholders Agreement (as defined herein), the Fund will have the right to nominate and to remove all directors of Holdings, and each of the Stockholders (as defined herein) will agree to vote in favor of such nomination or removal.

STONINGTON AND THE FUND

    Stonington was formed in 1993 and, through the Fund, has raised $1 billion in funds available for investments of this nature. The senior principals of Stonington have been organizing investments of this nature since 1981, having closed an aggregate of 44 transactions with total consideration of approximately $21 billion.

    The Fund is a Delaware limited partnership which was organized by Stonington to finance investments in industrial and other companies. Its principal investors include major pension funds, U.S. and foreign banks, insurance companies and corporations.

                                THE ACQUISITION


    The Company has entered into a Stock and Asset Purchase Agreement dated as of April 26, 1996, as amended on July 18, 1996 (the "Purchase Agreement") with Rockwell to effect the acquisition of Goss from Rockwell. The Acquisition will be effected through the purchase by the Company of all the outstanding stock of Rockwell Graphic Systems, Inc., a Delaware corporation ("Goss Delaware") and Rockwell Systemes Graphiques Nantes, a societe anonyme organized under the laws of the Republic of France ("Goss France"), and through the purchase by the Company and certain wholly owned foreign subsidiaries of the assets and the assumption of liabilities which constitute the remainder of Goss. Immediately after the Acquisition, the Company will merge with Goss Delaware. The purchase price for the Acquisition will consist of $552.5 million in cash, subject to certain adjustments (the "Cash Consideration"), and 47,500 shares of Preferred Stock (as defined herein), $1,000 liquidation preference per share, issued by Holdings to Rockwell. Simultaneously with the closing of the Acquisition (the "Acquisition Closing"), Holdings will raise $116.5 million of equity financing, comprised of $111.5 million in cash from the sale of common stock, par value $.01 per share, of Holdings (the "Common Stock") to the Fund (the "Stonington Investment"), $1.0 million in cash from the sale of Common Stock (the "Equity Private Placement") to an affiliate of a limited partner of the Fund (the "Institutional Investor"), and $4.0 million in cash from the sale (the "Management Placement") of the Management Shares (as defined herein) to certain members of the Company's Management (the "Management Investors"). Holdings will finance $2.0 million of the Management Placement. Holdings will simultaneously therewith contribute all such amounts to the Company in exchange for all of the capital stock of the Company. Upon consummation of the Transactions, the Fund will own approximately 95.7% of the outstanding Common Stock of Holdings, the Institutional Investor will own approximately 0.8% of the outstanding Common Stock of Holdings and the Management Investors will own the remaining approximately 3.5% (the "Management Shares"). In addition, upon consummation of the Transactions, Holdings will also grant to certain members of the Board of Directors of Holdings who are not Management Investors 7,500 shares of nonvoting common stock, par value $.01 per share, of Holdings (the "Nonvoting Common Stock"), representing 100% of the Nonvoting Common Stock that will be outstanding after the Acquisition, pursuant to restricted stock granted under the Plan (as defined herein). Rockwell will own all of the outstanding Preferred Stock of Holdings. The balance of the funds needed to consummate the Acquisition
will come from borrowings under a credit agreement, dated             , 1996,
among the Company, Bankers Trust Company as agent, the co-agents named therein and the lenders named therein (the "New Bank Credit Agreement"), the proceeds of the Offering and the proceeds from the sale of a portfolio of notes receivable issued in connection with customer financing provided by Goss to purchasers of Goss's products (collectively, the "Customer Notes"). The foregoing equity and debt financings, together with the Acquisition, are collectively referred to as the "Transactions." The Offering is conditioned upon, among other things, consummation of the Transactions. See "The Acquisition," "Description of New Bank Credit Agreement," "Description of Sale of Customer Notes" and "Description of Preferred Stock."

    The following table sets forth the sources and uses of funds related to the
Acquisition:


                                                                   (IN MILLIONS)
                                                                   -------------
SOURCES OF FUNDS
New Bank Credit Agreement(a)....................................      $  75.3
Senior Subordinated Notes.......................................        225.0
                                                                   -------------
    Total Debt..................................................        300.3
Sale of Customer Notes..........................................        163.7
Issuance of Equity(b)...........................................        164.0
                                                                   -------------
      Total.....................................................      $ 628.0
                                                                   -------------
                                                                   -------------
USES OF FUNDS
Cash Consideration..............................................      $ 552.5
Issuance of Preferred Stock of Holdings.........................         47.5
Transaction Costs...............................................         26.0
Loans to Management Investors...................................          2.0
                                                                   -------------
      Total.....................................................      $ 628.0
                                                                   -------------
                                                                   -------------


- ------------


 (a)  The Bank Facilities (as defined herein) provide for a Term Loan Facility (as defined herein) aggregating $75 million and a Revolving Credit Facility (as defined herein) of
      $150 million (approximately $0.3 million of which will be drawn down on the Closing
      Date in cash in connection with the Acquisition and approximately $31.4 million of which will be drawn down on the Closing Date in connection with the issuance, assumption or replacement of letters of credit, comprised of approximately $6.9 million relating to the sale of Customer Notes and approximately $24.5 million relating to the assumption or replacement of certain outstanding letters of credit). See "Description of New Bank Credit Agreement" and "Description of Sale of Customer Notes." The Purchase
      Agreement provides for a post-closing purchase price adjustment, pursuant to which the
      Company may receive from Rockwell or be required to make to Rockwell additional payments. The Company intends to pay down the Revolving Credit Facility or draw down additional amounts under the Revolving Credit Facility, as the case may be, as a result of such purchase price adjustments. See "The Acquisition--Purchase Price; Adjustments."
 (b)  Includes the issuance of 1,165,000 shares of common stock, par value $.01 per share, of
      Holdings for an aggregate of $116.5 million in cash (including loans to Management
      Investors of $2.0 million) that will be contributed to the Company and 47,500 shares of
      Preferred Stock that will be issued by Holdings to Rockwell and that will be pushed down to the Company for accounting purposes in accordance with generally accepted accounting principles ("GAAP").


                                  RISK FACTORS

    The Notes offered hereby involve a high degree of risk. See "Risk Factors."

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                             (DOLLARS IN MILLIONS)


    The following table sets forth summary historical combined financial data with respect to Goss for the periods ended and as of the dates indicated. The summary historical combined financial data for the fiscal years ended September 30, 1993, 1994 and 1995 are derived directly from the audited combined financial statements of Goss included elsewhere in this Prospectus, except for business line net sales, business line operating income, Customer Notes operating and bad debt expenses, interest income (expense), net, Customer Notes interest income (expense), net, ratio of earnings to fixed charges and backlog. The summary historical combined financial data for the nine months ended June 30, 1995 and 1996 are derived directly from the unaudited combined financial statements of Goss included elsewhere in this Prospectus, except for business line net sales, business line operating income, Customer Notes operating and bad debt expenses, interest income (expense), net, Customer Notes interest income (expense), net, ratio of earnings to fixed charges and backlog. Such unaudited combined financial statements, in the opinion of Management, include all adjustments necessary for the fair presentation of the financial condition and the results of operations of Goss for such periods and as of such dates. Operating results for the nine months ended June 30, 1996 are not necessarily indicative of the results of operations that may be expected for the year ended September 30, 1996. This information should be read in conjunction with the combined financial statements of Goss and the notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Selected Combined Financial Data." The summary historical statement of operations for the fiscal years ended September 30, 1991 and 1992 are derived from unaudited combined financial statements of Goss that are not included in this Prospectus.



    The following table also sets forth certain unaudited summary pro forma combined financial data of the Company for the periods ended and as of the dates indicated. The unaudited summary pro forma combined statements of operations for the fiscal year ended September 30, 1995 and for the nine months ended June 30, 1996 give effect to the Transactions as if they had occurred as of October 1, 1994 and October 1, 1995, respectively. The unaudited summary pro forma combined balance sheet data give effect to the Transactions as if they had occurred as of June 30, 1996. See "Use of Proceeds" and "The Acquisition." The unaudited summary pro forma combined financial data do not purport to represent what the Company's results of operations or financial condition would actually have been had the Transactions in fact occurred as of such dates or to project the Company's results of operations or financial condition for any future period or as of any future date. The unaudited summary pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto. See "Unaudited Pro Forma Combined Financial Statements" and the separate historical combined financial statements of Goss and the notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                          FISCAL YEARS ENDED SEPTEMBER 30,                         NINE MONTHS ENDED JUNE 30,
                                  -------------------------------------------------               ----------------------------
                                                     HISTORICAL                                     HISTORICAL
                                  -------------------------------------------------   PRO FORMA   ---------------    PRO FORMA
                                    1991       1992       1993       1994     1995     1995(A)     1995     1996      1996(A)
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
Statement of Operations Data:
Business line sales:
 Newspaper......................  $  785.5   $  527.8   $   390.8   $435.8   $512.2    $ 512.2    $362.3   $381.7     $ 381.7
 Insert.........................      81.8       87.5       143.5    110.7     93.7       93.7      70.3     64.7        64.7
 Commercial.....................      93.7       72.7        92.7    101.7    103.4      103.4      76.7     35.5        35.5
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
   Total net sales..............     961.0      688.0       627.0    648.2    709.3      709.3     509.3    481.9       481.9
Business line operating income
 (loss) (b):
 Newspaper......................     139.9       47.8        27.0     40.6     68.4       71.6      56.2     35.9        37.9
 Insert.........................       0.3       (7.4)       11.7      9.4      7.8        7.0       3.3      2.9         2.5
 Commercial.....................     (35.0)     (32.9)      (34.8)   (17.0)   (13.7)     (11.4)     (7.4)   (28.9)(c)    (27.1)(c)
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
   Total business line operating
income..........................     105.2        7.5         3.9     33.0     62.5       67.2      52.1      9.9        13.3
Rockwell common expense
allocation (d)..................     (11.5)      (8.1)       (7.5)    (6.8)    (8.3)       0.0      (5.8)    (5.8)        0.0
Patent litigation (e)...........       0.0        0.0         0.0      0.0     (3.0)       0.0       0.0     (1.0)        0.0
Restructuring charge (f)........     (49.5)      (2.2)       (5.4)     0.0      0.0        0.0       0.0     (3.9)        0.0
Customer notes operating and bad
 debt
 expenses (g)...................      (6.9)      (3.4)      (10.0)   (19.6)    (5.1)       0.0      (2.9)    (3.6)        0.0
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
   Operating (loss) profit......      37.3       (6.2)      (19.0)     6.6     46.1       67.2      43.4     (4.4)       13.3
Other income (expense), net.....      (0.5)       1.2         0.8     (2.1)     1.9        1.9       0.8     (1.4)       (1.4)
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
   Income (loss) before
    interest, taxes and
    cumulative effect...........      36.8       (5.0)      (18.2)     4.5     48.0       69.1      44.2     (5.8)       11.9
Interest income (expense),
net.............................     (19.1)     (15.3)       (8.7)    (3.4)     0.0      (35.0)      0.0     (1.6)      (26.2)
Customer notes interest income
 (expense), net.................      13.5       16.6        19.6     13.6     12.4        0.0       8.4      9.7         0.0
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
   Income (loss) before taxes
    and cumulative effect of
    accounting change...........      31.2       (3.7)       (7.3)    14.7     60.4       34.1      52.6      2.3       (14.3)
Income tax expense (benefit)....      13.2       (0.8)       (1.8)     5.3     24.2       13.7      21.1      1.2        (5.4)
Cumulative effect of change in
 accounting principle, net......       0.0        0.0        (4.6)     0.0      0.0        0.0       0.0      0.0         0.0
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
   Net income (loss)............  $   18.0   $   (2.9)  $   (10.1)  $  9.4   $ 36.2    $  20.4    $ 31.5   $  1.1     $  (8.9)
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
                                  --------   --------   ---------   ------   ------   ---------   ------   ------    ---------
Other Data:
Backlog (at period end) (h).....  $  525.1   $  421.3   $   549.8   $537.7   $480.7    $ 480.7    $496.9   $442.6     $ 442.6
EBITDA (i)......................     130.4       34.9        26.8     55.5     83.9      102.9      68.6     24.8        38.6
Depreciation and amortization...      36.7       35.5        30.4     29.3     29.7       35.7      22.3     20.7        25.3
Net cash (used for) provided by
 operating activities(j)........                            (61.2)    71.3    157.5                 95.0     12.4
Net cash used for investing
activities(j)...................                            (10.4)   (25.7)    (9.4)                (5.8)    (1.8)
Net cash provided by (used for)
 financing activities(j)........                             66.2    (37.2)  (155.5)               (99.1)   (14.1)
Capital expenditures............      29.6       21.2        12.5     11.6     11.5       11.5       7.9      3.4         3.4
Ratio of EBITDA to non-affiliate
 interest expense (k)...........                                                           3.2     343.0     27.6         1.6
Ratio of earnings to fixed
charges (l).....................       1.9        0.8         0.6      2.4     10.2        1.8      11.7      1.3         0.5

Balance Sheet Data (at period
 end):
Total assets....................  $1,093.0   $1,011.7   $ 1,007.7   $950.9   $947.0               $956.3   $888.6     $ 813.2
Total debt......................       4.6        3.2        12.5      4.1      2.6                 11.6     34.3       300.3
Rockwell's net investment (pro
 forma-- shareholders'
equity).........................     639.1      623.8       627.3    628.7    543.1                586.6    507.5       162.0

- ------------


 (a) The pro forma combined financial data for the year ended September 30, 1995 gives pro forma effect to the Transactions and the Identified Cost Savings, as if they had occurred as of October 1, 1994, with respect to the statement of operations data and other data, and on September 30, 1995, with respect to the balance sheet data. The pro forma summary financial data for the nine months ended June 30, 1996 gives pro forma effect to the Transactions and Identified Cost Savings, as if they had occurred as of October 1, 1995 with respect to the statement of operations data and other data, and on June 30, 1996, with respect to the balance sheet data. The pro forma financial data are not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. See "The Acquisition" and "Unaudited Pro Forma Combined Financial Statements" included elsewhere herein.

 (b) Business line operating income represents, for each of the Company's three business lines, net sales less cost of sales and operating expenses. Business line operating income is before Rockwell common expense allocation, patent litigation and restructuring charges, which, due to their nature, are disclosed separately in the financial statements. In addition, business line operating income excludes operating expenses, bad debt expenses and interest income (expense), net related to Customer Notes.

 (c) For the nine months ended June 30, 1996 (Historical and Pro Forma), includes a $12.7 million charge for warranty and post-shipment expenses incurred in fiscal 1996 in respect of certain commercial presses shipped in fiscal 1993, 1994 and 1995. For other periods presented, charges for warranty and post-shipment expenses incurred are reflected in the period in which the sale was recorded.

 (d) Rockwell common expense allocation represents expenses charged by Rockwell on a percentage of sales basis for administrative and management services such as corporate oversight, cash management, treasury, legal, patent, tax, insurance, general management and administration, corporate accounting and communication services.

 (e) Patent litigation represents expenses related to the Heidelberger patent infringement litigation liability which is being retained by Rockwell. These expenses have been excluded from the pro forma results. See Note (w) to the Unaudited Pro Forma Combined Financial Statements. See "Business--Legal Proceedings" included elsewhere herein.

 (f) The restructuring charge recorded in the nine months ended June 30, 1996 was associated primarily with severance payments for terminated employees and the closure of certain redundant facilities. This charge has been excluded from the pro forma results. The restructuring charges recorded in the 1991 through 1993 time frame were associated with the closure of a major manufacturing facility in the United Kingdom and the associated relocation of product lines and consolidation of manufacturing operations at several locations. See Note (x) to the Unaudited Pro Forma Combined Financial Statements.

 (g) Customer notes operating expenses and bad debt expenses represent expenses associated with the Company's portfolio of Customer Notes. These charges have been excluded from the pro forma results. See Notes (s) and (t) to the Unaudited Pro Forma Combined Financial Statements.

 (h) Backlog represents the aggregate dollar value of unfilled press orders under contract with the Company at the end of each period.

 (i) EBITDA represents business line operating income less Rockwell common expense allocation plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by investors as an alternative to operating income "as determined in accordance with GAAP," as an indicator of the Company's operating performance or as an alternative to net cash provided by (used for) operating activities "as determined in accordance with GAAP." See The Combined Financial Statements, including the Combined Statements of Cash Flows, included elsewhere herein.

(j) The Company was not audited for the fiscal years ended prior to September 30, 1993. As such, the Company does not have adequate information to provide cash flow data for the years ended September 30, 1991 and September 30, 1992 on a basis consistent with that provided in the audited financial statements.

(k) Ratio of EBITDA to non-affiliate interest expense represents EBITDA divided by non-affiliate interest expense. Interest expense on a pro forma basis represents interest (income) expense, net, excluding amortization of deferred financing costs. Non-affiliate interest expense totaled $32.6 million, $0.2 million, $0.9 million and $24.4 million, respectively, for pro forma 1995 and for the nine months ended June 30, 1995, June 30, 1996 and pro forma June 30, 1996.

(l) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and cumulative effect of changes in accounting plus fixed charges less capitalized interest. "Fixed charges" consist of cash/intercompany interest expense, capitalized interest, scheduled debt payments, amortization of deferred financing costs, pre-tax preferred stock dividends and one-third of rental expense (the portion deemed representative of the interest factor).

                                  THE OFFERING


ISSUER.........................  Goss Graphic Systems, Inc.

SECURITIES OFFERED.............  $225.0 million aggregate principal amount of the Company's
                                 % Senior Subordinated Notes due             , 2006.

MATURITY DATE..................  , 2006.

INTEREST PAYMENT DATES.........  Interest accrues from the date of issuance at an annual rate of % and will be payable semi-annually in arrears on
                                       and of each year, commencing             , 1997.
                                 Interest will be paid on the basis of a 360-day year,
                                 comprised of twelve 30-day months.

OPTIONAL REDEMPTION............  Except as described below, the Notes are not redeemable at
                                 the Company's option prior to             , 2001.
                                 Thereafter the Notes will be subject to redemption at the
                                 option of the Company, in whole or in part, at the
                                 redemption prices set forth herein, together with accrued
                                 and unpaid interest, if any, to the date of redemption.

                                 Notwithstanding the foregoing, prior to             ,
                                 1999, the Company may redeem up to    % of the original
                                 principal amount of the Notes, on one or more occasions,
                                 from the proceeds of one or more Public Equity Offerings
                                 (as defined herein) or private sales of common stock of,
                                 or contributions to the common equity capital of, the
                                 Company, at a redemption price of    % of the principal
                                 amount of the Notes, together with accrued and unpaid
                                 interest, if any, to the date of redemption; provided that
                                 at least $   million in aggregate principal amount of the
                                 Notes remains outstanding after each such redemption.

CHANGE OF CONTROL..............  Upon a Change of Control each holder of Notes may require the Company to purchase the Notes held by such holder at a purchase price in cash equal to 101% of the principal
                                 amount thereof plus accrued and unpaid interest, if any,
                                 to the date of purchase. See "Risk Factors--Limitation on
                                 a Change of Control."

RANKING........................  The Notes will be senior subordinated unsecured obligations of the Company, will be subordinated in right
                                 of payment to all Senior Debt (as defined herein) of the
                                 Company, will rank pari passu with all senior subordinated debt of the Company and will be senior in right of payment to all existing and future subordinated debt of the
                                 Company. The Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's
                                 subsidiaries. As of June 30, 1996, on a pro forma basis
                                 after giving effect to the Transactions, the aggregate
                                 amount of Senior Debt of the Company would have been
                                 approximately $25.3 million (consisting of $25 million of
                                 the Term Loan Facility and $0.3 million of the Revolving
                                 Credit Facility and excluding approximately $7.0 million
                                 of letters of credit), all of which would have been
                                 secured borrowings by the Company and its subsidiaries
                                 under the New Bank Credit

                                 Agreement. The aggregate amount of indebtedness and other
                                 liabilities of the Company's subsidiaries, to which the
                                 Notes will be effectively subordinated, would have been
                                 approximately $222.4 million (including the remaining $50
                                 million of the Term Loan Facility and excluding
                                 approximately $24.4 million of letters of credit). See
                                 "Use of Proceeds," "Capitalization" and "Description of
                                 Notes--Ranking."

CERTAIN COVENANTS..............  The Indenture (as defined herein) will contain certain covenants that will, among other things, limit the ability of the Company and its Subsidiaries (as defined herein) to
                                 Incur (as defined herein) additional Debt (as defined
                                 herein), issue Preferred Stock, pay dividends or
                                 distributions or make investments or make certain other
                                 Restricted Payments (as defined herein), enter into
                                 certain transactions with affiliates, dispose of certain
                                 assets, incur liens securing pari passu and subordinated
                                 indebtedness of the Company and engage in mergers and
                                 consolidations. See "Description of Notes--Certain
                                 Covenants."

USE OF PROCEEDS................  The net proceeds of the Notes offered hereby (estimated to
                                 be approximately $   million in the aggregate after
                                 deduction of underwriting discounts and commissions and
                                 expenses of the Offering) will be used to pay a portion of the consideration for, and the payment of transaction
                                 costs incurred in connection with, the Acquisition. See
                                 "Use of Proceeds."

CONDITIONS.....................  The closing of the Offering will be conditioned upon, among other things, the simultaneous closing of the
                                 Transactions.

                                  RISK FACTORS

    In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Notes offered by this Prospectus.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS


    The Company will incur substantial indebtedness in connection with the Acquisition and, following the Offering, the Company will be highly leveraged. As of June 30, 1996, after giving pro forma effect to the Transactions, the Company would have had total indebtedness of $300.3 million and stockholders' equity of $162.0 million (net of loans to Management Investors of $2.0 million). Of the total $628.0 million used to consummate the Acquisition, $300.3 million (47.8%) will be supplied by debt (excluding $31.4 million of letters of credit), $163.7 million (26.1%) will be supplied through the sale of Customer Notes, $162.0 million (25.8%) will be supplied by equity and $2.0 million (0.3%) will consist of loans to Management Investors. After giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 1.8x for the fiscal year ended September 30, 1995 and 0.5x for the nine months ended June 30, 1996. Pro forma interest expense, net for the nine months ended June 30, 1996 and fiscal year ended September 30, 1995 would have been $26.2 million and $35.0 million, respectively. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indenture and the New Bank Credit Agreement. See "Capitalization" and "Unaudited Pro Forma Combined Financial Statements."



    The Company's ability to make scheduled principal payments of, to pay interest on or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The degree to which the Company will be leveraged following the Offering could have important consequences to holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited;
(iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; (iv) the Company may be more vulnerable to extended economic downturns and may be restricted from making acquisitions, introducing new technologies or exploiting business opportunities; and (v) the Indenture and the New Bank Credit Agreement will contain financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all Notes tendered to it upon the occurrence of a Change of Control. See "Description of Notes" and "Description of New Bank Credit Agreement."



SUBORDINATION OF THE NOTES; ASSET ENCUMBRANCES



    The Notes will be subordinated in right of payment to all existing and future Senior Debt. At June 30, 1996, on a pro forma basis after giving effect to the Transactions, there would have been outstanding approximately $25.3 million of Senior Debt of the Company (including $25 million of the Term Loan Facility and $0.3 million of the Revolving Credit Facility and excluding approximately $7.0 million of letters of credit), all of which would have been secured borrowings by the Company and its subsidiaries under the New Bank Credit Agreement. In addition, the Notes will be effectively subordinated to approximately $222.4 million of indebtedness and other liabilities and commitments (including trade payables and lease obligations and the remaining $50 million of the Term Loan Facility and excluding approximately $24.4 million of letters of credit) of the Company's subsidiaries. The Company and its subsidiaries will also have the ability to borrow an additional $109.7 million for general corporate purposes pursuant to the Revolving Credit Facility, subject to certain conditions. Any such amounts drawn upon by the Company will be senior in right of payment to the Notes and any such amounts drawn upon by the subsidiaries will be effectively senior in right of payment to the Notes. Such amounts will also be secured borrowings by the Company and its subsidiaries under the New Bank Credit Agreement. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt and any other creditors who are holders of Senior Debt and creditors of subsidiaries must be paid in full before the Holders (as defined herein) of the Notes may be paid. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the Holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to Holders of the Notes. In addition, no payments may be made with respect to the principal of (and premium, if any) or interest on the Notes if a payment default exists with respect to Designated Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) or interest on the Notes for certain periods of time if a non-payment default exists with respect to Designated Senior Debt. In addition, certain portions of the borrowings under the New Bank Credit Agreement will be lent directly to certain of the Company's foreign subsidiaries, and such borrowings will therefore have a direct, prior claim against such respective foreign subsidiaries. See "Description of Notes."


    The Company's obligations under the New Bank Credit Agreement will be secured by security interests in all of the capital stock of the Company and substantially all of the current and future assets of the Company and its subsidiaries (including a pledge of all of the issued and outstanding shares of capital stock of the Company's domestic subsidiaries and 66% of the capital stock of the Company's foreign subsidiaries). In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the capital stock of the Company and the assets of the Company. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes will be materially adversely affected. See "Description of New Bank Credit Agreement."


ABSENCE OF PARENT GUARANTEES AND SERVICES



    Prior to the Acquisition, the business of Goss had been operated as a division of Rockwell. In the past, Rockwell has been party to, and guarantor of Goss's obligations under, certain of the agreements providing for the sale of Goss's products, including agreements for the sale of large newspaper printing presses to domestic and foreign publishers. In addition, Goss has also posted letters of credit in connection with certain sales agreements. In connection with such sales, Goss normally receives a down payment and progress payments from the customer in advance of delivery and acceptance of the product purchased. There can be no assurance that, following the Acquisition, customers will continue to make such down payments and progress payments or that sales will not be adversely affected without Rockwell acting as a party to and/or guarantor under the Company's sales contracts. In addition, customers may request that the Company post letters of credit as security for such down payments and progress payments. Although the New Bank Credit Agreement will include a Revolving Credit Facility in an original amount of $150.0 million under which, among other things, letters of credit may be issued up to a sublimit (including limits which may be based upon the country in which the entity posting the letter of credit is incorporated) to be agreed upon (see "Description of New Bank Credit Agreement"), there can be no assurance that, if customers request such letters of credit, the Company will be able to provide them. Approximately $31.4 million of the Revolving Credit Facility will be drawn down in connection with the issuance, assumption or replacement of letters of credit on the Closing Date. The total amount of letters of credit issued for the account of Goss that was outstanding as of June 30, 1996 was approximately $24.5 million. The contracts to which Rockwell is a party or under which Rockwell has acted as guarantor represented sales of $103.1 million, or 14.5% of total Goss sales, for the fiscal year ended September 30, 1995.



    In addition, Rockwell performs certain engineering and product development work for Goss at Rockwell's Science Center, the costs of which have been directly billed to Goss. Goss also has received certain administrative and management services from Rockwell for which Goss has paid Rockwell at a flat rate, and certain other services for which Rockwell billed Goss for direct expense items (and related administration costs). Management believes that the services provided by Rockwell were billed at rates that are comparable to the rates that Goss would have received from an independent third party. Rockwell has agreed to provide certain transitional services to the Company for a limited period of time following the consummation of the Acquisition. Following the transitional period, the Company will be required to establish an internal capability for these functions or obtain such facilities and services from third-party suppliers on an arm's-length basis, which may be at rates or prices that differ from those paid by the Company to Rockwell. The Company will also be required to obtain from third parties on an arm's-length basis certain control devices and drive systems used with its press systems that are currently supplied by Allen-Bradley Company, Inc., a wholly-owned subsidiary of Rockwell ("Allen-Bradley"). Such third parties may include Allen-Bradley. Purchases by Goss from this subsidiary, which have been made on an arm's-length basis, totaled approximately $31.6 million during the fiscal year ended September 30, 1995.



UNAVAILABILITY OF CUSTOMER FINANCING; GUARANTEE OF CERTAIN CUSTOMER NOTES


    Historically, Goss regularly made seller financing available to certain customers in connection with their purchases of Goss's products. In early 1994, Goss determined that, in most instances, traditional financing sources were able to offer financing to its customers on reasonable terms. As a result, Goss has deemphasized the use of financing in the selling process. After consummation of the Acquisition, the Company generally does not intend to make financing available to its customers. Rather, it will continue to assist customers in securing financing from third-party lending sources. Management believes, however, that certain competitors of Goss have regularly provided financing to customers in the past and will continue to make such financing available in the future. Although the Company believes that limiting the availability of seller financing has not materially affected the sale of its products, there can be no assurance that the lack of availability of seller financing in the future will not have an adverse impact on the Company.


    The Acquisition will be financed in part by the sale of Customer Notes. The Customer Notes are being sold for a purchase price of approximately $163.7 million, subject to certain adjustments, which represents a discount to the face amount of the Customer Notes, which was approximately $238.2 million as of February 29, 1996 (the measurement date used to determine the purchase price of the Customer Note portfolio). In connection with this sale, the Company is guaranteeing to the purchaser of the Customer Notes the payment of an aggregate of approximately $20 million in principal and/or interest on Customer Notes from three customers which had an aggregate principal amount of approximately $84.4 million as of February 29, 1996. Certain of these guarantees will be secured by letters of credit in an aggregate amount of approximately $6.9 million. In the event that the obligors on these Customer Notes fail to make regularly scheduled payments of principal and interest as and when due, the Company may be required to make such payments to the purchaser of the Customer Notes. See "Description of Sale of Customer Notes."

FLUCTUATIONS IN SALES



    Like most printing press manufacturers, Goss's business is highly cyclical. The timing of a printing press purchase can be influenced by numerous factors beyond the Company's control which may temporarily affect the customer's willingness to commit to a press acquisition. They include the age and capabilities of the customer's current equipment, general economic conditions, total advertising revenues, the price of newsprint, paper and other raw materials, and competition with print and non-print media in the marketplace. As a result of these factors, sales of the Company's products can vary significantly from period to period. There can be no assurance that such factors will not adversely affect the Company's results of operations in the future.


    The market for Goss's products depends in part on the demand for printed material and for print-based advertising. There can be no assurance that competition from alternative methods of information delivery, including radio, television, personal computers, on-line information services and other electronic media, will not erode the demand for print-based advertising.

COMPETITION

    The global newspaper printing press, insert printing press and commercial printing press industries are highly competitive in most product categories and geographic regions. Competition is based on price, product features, quality, reliability, customer service and ability to meet the specialized needs of customers. Present and potential competition in the various markets served by Goss comes from companies of various sizes, many of which are larger and have greater financial and other resources than the Company. Companies not currently in direct competition with Goss may introduce competing products in the future.


    In particular, over the past several years certain foreign suppliers of large newspaper printing presses have sought to increase their U.S. sales by offering aggressive pricing and terms. On July 16, 1996, the U.S. Department of Commerce (the "Commerce Department") issued final determinations that large newspaper printing presses and components thereof imported from Japan and Germany have been sold at less than fair value. On August 21, 1996, the U.S. International Trade Commission (the "ITC") determined that large newspaper printing presses and components thereof imported from Germany and Japan have been a cause of material injury, or the threat of material injury, to the U.S. industry. As a result of the ITC's final affirmative determinations, antidumping duty deposits will be assessed on imports covered by this case. The assessment of duties could be revised upward or downward in the future, or terminated through appellate review or future annual administrative proceedings, or both. Moreover, the extent to which antidumping duties would benefit the Company's competitive position in the U.S. market, if at all, cannot be projected with assurance. See "Business--Competition."



    In addition, the Company has faced and continues to face increased competition in terms of price from its competitors in the insert printing press industry. Although Goss has established a presence in the commercial press industry in North America, this industry is subject to intense competition, primarily from one commercial press manufacturer, and the Company has a significantly lower market share in the commercial business compared to the Company's other businesses. See "Business-- Competition."



COMMERCIAL PRESS SYSTEMS PERFORMANCE PROBLEMS AND RELATED EXPENDITURES



    Goss has experienced certain performance problems with its World 16 and, to a lesser extent, its G25W, commercial press systems which it introduced in 1993 and 1992, respectively. Certain customers have alleged that such press systems failed to meet performance expectations and contract specifications, including certain customers which have requested rescission of the initial purchase contract and/or damages and have threatened litigation to resolve their claims against the Company relating to their commercial presses. In addition, Goss has delayed shipment of a World 16 press, has not yet received full payment from other customers due to performance issues and has had two customers initiate litigation seeking rescission and damages. See Note 19 to the Combined Financial Statements included elsewhere in this Prospectus.


    A total of six World 16 and four G25W presses have been installed to date, and since the introduction of these products, Goss has incurred significant expenses to identify and correct product performance issues and make necessary modifications to commercial presses at customers' locations. The Company has established reserves relating to customer satisfaction issues and continues to review the adequacy of such reserves on an ongoing basis. Also as a result of performance issues, Goss modified the World 16 press and reintroduced it to the marketplace in October 1995 under the designation World 16E. Through June 30, 1996 one World 16E press has been shipped and it is currently being installed. Two World 16 presses were shipped and installed in the first half of fiscal year 1996. No performance issues were experienced with these presses, and they received customer acceptance on schedule.



    Although the Company believes it has identified and has remedied or is in the process of remedying all significant performance issues relating to its commercial presses, there can be no assurance that additional performance issues will not develop or that significant additional expenditures will not be required to resolve existing or potential future performance issues. Any such significant performance issues or expenditures, including with respect to the resolution of pending or threatened claims, could materially adversely affect the Company.



LABOR DISPUTES



    Certain of the Company's hourly employees located at its Cedar Rapids, Iowa; Reading, Pennsylvania; and Westmont, Illinois facilities are represented by national unions and covered by various collective bargaining agreements, which expire at various times over the next two years. The Company's hourly employees located at the Preston, United Kingdom and Nantes, France facilities are represented by local trade groups, those located at the Sayama, Japan facility are represented by a company union, and all such foreign employees are covered by collective bargaining agreements, which are renewed annually.


    Although the Company considers its relationships with all of its hourly employees to be satisfactory, a prolonged labor dispute with any union could significantly impair the Company's business, substantially increase the Company's costs or otherwise have a material adverse effect on the Company's business as well as the Company's results of operations and financial condition. In addition, the Company's ability to readily manufacture and deliver its products could be impaired by work stoppages by its employees.


DEVELOPMENT OF NEW PRODUCTS; FUNDING FOR RESEARCH AND DEVELOPMENT



    Technology in the printing industry continues to evolve. As a result, the future success of the Company will depend in part upon the ability of the Company to continue to enhance its existing products and to develop, manufacture and market new products. Goss has invested over $84 million since 1993 in engineering, new product development and research. In addition, following a limited transition period, the Company will no longer conduct research and development activities at Rockwell's Science Center. The Company has over 400 engineers at four locations around the world and believes that, following the transition, it will continue to have the necessary engineering, product development and research capabilities. There can be no assurance, however, that the Company will be successful in the development, introduction, marketing and cost-effective manufacture of any new products or enhancements to its existing products or that there will be sufficient cash flow to fund planned engineering and research and development expenditures or that financing for such expenditures will be available on favorable terms. The failure to develop products and introduce them successfully and in a timely manner could adversely affect the Company's competitive position and results of operations.


INTERNATIONAL OPERATIONS AND SALES; REPATRIATION OF FOREIGN CASH FLOW



    The Company operates manufacturing facilities in various countries. Furthermore, it relies on source materials and components shipped from, and markets for finished products located in, various countries. During fiscal 1995, 38% of Goss's net revenues were generated by international sales of its foreign subsidiaries (based on foreign currencies). International operations and international shipments are subject to a number of special risks, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive governmental actions (such as restrictions on transfer of funds, trade duties and quotas, customs and tariffs and unexpected changes in regulatory environments), difficulty in obtaining distribution and support, nationalization, laws and policies affecting trade, foreign investment and loans, and foreign tax laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its foreign sales or on its results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--International Operations."


    The Company's ability to service its indebtedness will be dependent, in part, on its ability to utilize the cash flow generated by its foreign operations. In general, U.S. federal and international tax laws provide that income of international subsidiaries is subject to tax only in the local jurisdiction and is not subject to U.S. federal income tax unless, and only to the extent, such income is distributed as a dividend to the U.S. parent company. The Company has not determined whether to cause its international subsidiaries to pay dividends to the Company or to cause the net income of such subsidiaries to be retained abroad. The Company may make loans to its foreign subsidiaries, and, in that event, payments by the Company's foreign subsidiaries to the Company on such intercompany loans may result in the repatriation of a substantial portion of the cash flow of such subsidiaries without the payment of taxes abroad. In addition, certain of the Company's subsidiaries may make royalty payments to the Company. There can be no assurance, however, that the interest payments on such intercompany loans or such royalty payments will not be recharacterized as dividends, which could have adverse tax consequences to the Company. In addition, certain portions of the borrowings under the New Bank Credit Agreement will be lent directly to certain of the Company's foreign subsidiaries, and such borrowings will therefore have a direct, prior claim against such respective foreign subsidiaries.


DEPENDENCE ON SUBSIDIARY CASH FLOW; STRUCTURAL SUBORDINATION



    The Company will conduct a substantial portion of its business through subsidiaries. The Company will, in part, be dependent on the cash flow of such subsidiaries and distributions thereof from such subsidiaries to the Company in order to meet its debt service obligations. It is not expected that Holdings will have any assets other than the common stock of the Company.



    As a result of the structure of the Company, the Holders of the Notes will be structurally subordinated to all creditors of the subsidiaries of the Company. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the subsidiaries, the Company will not receive funds available to pay to the Holders of the Notes in respect of the Notes until after the payment in full of the claims of the creditors of the subsidiaries. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions, the aggregate amount of indebtedness and other obligations of the Company's subsidiaries (including trade payables and lease obligations) would have been approximately $222.4 million (excluding approximately $24.4 million of letters of credit).

DEPENDENCE ON KEY PERSONNEL


    Goss's business is managed by a small number of key executive officers. The loss of the services of certain of these executives could have an adverse impact on the Company. There can be no assurance that the services of such personnel will continue to be made available. The Company has entered into employment arrangements with certain key executive officers and the Management Investors will invest $4,030,000 in exchange for approximately 3.5% of the outstanding capital stock of Holdings. See "The Acquisition" and "Management."



CONTROL OF THE COMPANY BY THE FUND



    The Fund will own approximately 95.7% of the outstanding voting equity of Holdings and pursuant to the terms of the Stockholders Agreement, the Fund will control the votes of the shares of Common Stock purchased in the Equity Private Placement (which represent approximately 0.8% of the outstanding voting equity of Holdings). The Fund will also have the right, subject to the right of the holders of Preferred Stock to elect two directors in the event certain provisions of the Preferred Stock are not complied with, to nominate at any time and from time to time all directors of Holdings (including the right to expand the board of directors of Holdings and to fill vacancies created thereby) and will have the right to remove such directors at any time and from time to time and each of the Management Investors (who will own the remaining approximately 3.5% of the outstanding voting equity of Holdings) will agree to vote in favor of such nomination or removal of directors. As a result, the Fund will have the ability to elect all of the directors of Holdings and the Company, appoint new management and approve any action requiring the approval of Holdings' or the Company's stockholders, including adopting amendments to the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets, in each case, subject to whatever contractual restrictions that apply to the Company. There can be no assurance that the interests of the Fund will not conflict with the interests of the Holders of the Notes. See "Management," "Ownership of Capital Stock," "Certain Transactions" and "Description of Preferred Stock."


LIMITATION ON A CHANGE OF CONTROL


    Upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount of the Notes, plus accrued interest thereon. The New Bank Credit Agreement will prohibit the Company from purchasing any Notes, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event of a Change of Control, the Company must offer to repay all borrowings under the New Bank Credit Agreement or obtain the consent of its lenders under the New Bank Credit Agreement to the purchase of Notes. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute a default under the Indenture, which, in turn, would constitute a default under the New Bank Credit Agreement. There can be no assurance that the Company will have the financial ability to purchase the Notes upon the occurrence of a Change of Control. There can be no assurance that the Company will be able to comply with all of its obligations under the New Bank Credit Agreement, the Indenture and the other indebtedness upon the occurrence of a Change of Control. The maximum amount of borrowings that may be outstanding under the New Bank Credit Agreement is $225.0 million. See "Description of Notes--Change of Control."


ABSENCE OF PUBLIC MARKET FOR NOTES; POSSIBLE VOLATILITY OF NOTES

    There is currently no established trading market for the Notes, and there can be no assurance regarding the future development of a market for the Notes, the ability of the Holders to sell their Notes or the price at which the Holders may be able to sell their Notes. The Company does not intend to have the Notes listed for trading on any national securities exchange or quoted on any automated dealer quotation system.

    The Underwriters have advised the Company that the Underwriters currently intend to make a market in the Notes, but the Underwriters are not obligated to do so and any such market-making may be discontinued at any time at their sole discretion. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the Notes and other factors. The absence of an active market for the Notes could adversely affect the liquidity of the Notes. The liquidity of, and trading markets for, the Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Notes, independent of the financial performance of, or prospects for, the Company.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions may have a material adverse effect on the value of the Notes.

FRAUDULENT CONVEYANCE

    Management believes that the indebtedness represented by the Notes is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Transactions, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. See, however, "--Substantial Leverage; Ability to Service Indebtedness." Notwithstanding Management's belief, however, under federal or state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of the Company's obligations to the Holders of the Notes, the effect of which would be that the Holders of the Notes may not be repaid in full and/or (b) subordinate the Company's obligations to the Holders of the Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

                                USE OF PROCEEDS

    The net proceeds of the Offering are estimated to be $         million after
deduction of underwriting discounts and commissions and expenses of the Offering. The net proceeds of the Offering will be used to pay a portion of the cash consideration payable to Rockwell in the Acquisition and to meet a portion of certain other cash requirements arising out of or in connection with the Transactions, including transaction costs.

    The following table sets forth the sources and uses of funds related to the
Transactions:


                                                                   (IN MILLIONS)
                                                                   -------------
SOURCES OF FUNDS
New Bank Credit Agreement(a)....................................      $  75.3
Senior Subordinated Notes.......................................        225.0
                                                                   -------------
    Total Debt..................................................        300.3
Sale of Customer Notes..........................................        163.7
Issuance of Equity(b)...........................................        164.0
                                                                   -------------
      Total.....................................................      $ 628.0
                                                                   -------------
                                                                   -------------
USES OF FUNDS
Cash Consideration..............................................      $ 552.5
Issuance of Preferred Stock of Holdings.........................         47.5
Transaction Costs...............................................         26.0
Loans to Management Investors...................................          2.0
                                                                   -------------
      Total.....................................................      $ 628.0
                                                                   -------------
                                                                   -------------


- ------------


 (a)  The Bank Facilities provide for a Term Loan Facility aggregating $75 million and a
      Revolving Credit Facility of $150 million (approximately $0.3 million of which will be drawn down on the Closing Date in cash in connection with the Acquisition and approximately $31.4 million of which will be drawn down on the Closing Date in connection with the issuance, assumption or replacement of letters of credit, comprised of approximately $6.9 million relating to the sale of Customer Notes and approximately
      $24.5 million relating to the assumption or replacement of certain outstanding letters of credit). See "Description of New Bank Credit Agreement" and "Description of Sale of
      Customer Notes." The Purchase Agreement provides for a post-closing purchase price adjustment, pursuant to which the Company may receive from Rockwell or be required to make to Rockwell additional payments. The Company intends to pay down the Revolving
      Credit Facility or draw down additional amounts under the Revolving Credit Facility, as the case may be, as a result of such purchase price adjustments. See "The
      Acquisition--Purchase Price; Adjustments."
 (b)  Includes the issuance of 1,165,000 shares of common stock, par value $.01 per share, of
      Holdings for an aggregate of $116.5 million in cash (including loans to Management
      Investors of $2.0 million) that will be contributed to the Company and 47,500 shares of
      Preferred Stock that will be issued by Holdings to Rockwell and that will be pushed down to the Company for accounting purposes in accordance with GAAP.

                                 CAPITALIZATION


    The following table sets forth the actual capitalization, as of June 30, 1996, of Goss on a historical basis and of the Company on a pro forma basis to give effect to the Transactions. See "Unaudited Pro Forma Combined Financial Statements."


                                                           AS OF JUNE 30, 1996
                                                           -------------------
                                                           ACTUAL    PRO FORMA
                                                           ------    ---------
                                                              (IN MILLIONS)
Cash and cash equivalents...............................   $  3.2     $   0.0
                                                           ------    ---------
                                                           ------    ---------
Debt:
  Revolving Credit Facility.............................     34.3         0.3
  Term Loan Facility....................................      0.0        75.0
  Senior Subordinated Notes.............................      0.0       225.0
                                                           ------    ---------
    Total debt..........................................     34.3       300.3
Shareholders' equity:
  Holdings Preferred Stock..............................     --          47.5(a)
  Common Stock..........................................     --         114.5(b)
  Rockwell's net investment in Rockwell Graphic
Systems.................................................    507.5       --
                                                           ------    ---------

      Rockwell's net investment (pro forma--total
shareholders' equity)...................................    507.5       162.0
                                                           ------    ---------

Total capitalization....................................   $541.8     $ 462.3
                                                           ------    ---------
                                                           ------    ---------


- ------------


 (a)  Includes 47,500 shares of Preferred Stock that will be issued by Holdings to Rockwell and that will be pushed down to the Company for accounting purposes in accordance with
      GAAP.
 (b)  Net of loans to Management Investors of $2.0 million. See "Management--Management
      Investment."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


    The unaudited pro forma combined balance sheet of the Company as of June 30, 1996 (the "Pro Forma Combined Balance Sheet") and the unaudited pro forma combined statements of operations of the Company for the year ended September 30, 1995 and the nine months ended June 30, 1996 (the "Pro Forma Combined Statement of Operations," together with the Pro Forma Combined Balance Sheet, the "Pro Forma Combined Financial Statements") have been prepared to illustrate the estimated effect of the Transactions and the Identified Cost Savings described elsewhere in this Prospectus and in the accompanying Notes to the Pro Forma Combined Financial Statements. See "The Acquisition." The Pro Forma Combined Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Transactions and Identified Cost Savings in fact occurred as of such dates or to project the Company's results of operations or financial condition for any future period or as of any date. In addition, there can be no assurance that the Identified Cost Savings can be achieved.

    The Pro Forma Combined Statement of Operations for the fiscal year ended September 30, 1995 has been derived from the audited combined financial statements of the Company included elsewhere in this Prospectus, adjusted to give pro forma effect to (i) the Transactions and (ii) the Identified Cost Savings, as if they had occurred as of October 1, 1994. The Pro Forma Combined Balance Sheet and the Pro Forma Combined Statement of Operations for the nine months ended June 30, 1996 have been derived from the unaudited combined financial statements of the Company included elsewhere in this Prospectus, adjusted to give pro forma effect to (i) the Transactions and (ii) the Identified Cost Savings, as if they had occurred as of June 30, 1996 with respect to the Pro Forma Combined Balance Sheet and as of October 1, 1995 with respect to the Pro Forma Combined Statement of Operations.

    The Acquisition will be accounted for using the purchase method of accounting. Under purchase accounting, the total purchase cost and fair value of liabilities assumed will be allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the closing. The Pro Forma Combined Balance Sheet reflects preliminary estimates, which are subject to final determination, of the allocation of the purchase price and the elimination of certain liabilities that will not be assumed by the Company in connection with the Acquisition. The pro forma adjustments represent Management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company considers reasonable under the circumstances. Consequently, the amounts reflected in the Pro Forma Combined Balance Sheet are subject to change. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position and/or results of operations.

    The Pro Forma Combined Statements of Operations give pro forma effect to (i) estimated annual cost savings of approximately $14.0 million associated primarily with the termination of certain employees, (ii) estimated annual cost savings of $1.2 million associated primarily with the elimination of selected employee benefit plans and (iii) estimated annual stand-alone cost savings of $3.8 million from not needing to replicate certain services previously provided by Rockwell, as if such transactions had occurred on the first day of the periods presented. The Pro Forma Combined Statements of Operations exclude (i) an estimated reserve of $20.2 million associated primarily with severance payments for the termination of certain employees as part of the Identified Cost Savings which will be reflected as a reserve as part of the purchase price allocation, (ii) an estimated non-cash charge of $23.0 million associated with the amortization of the inventory write-up to fair market value, (iii) patent litigation expense associated with the Heidelberger litigation liability which is being retained by Rockwell and (iv) interest income, interest expense, bad debt expense, operating expense and franchise tax expense related to the Customer Notes. In accordance with the purchase method of accounting, the Company will establish reserves for the estimated severance costs, and write-up of inventory to fair value on the Pro Forma Combined Balance Sheet.


    The Pro Forma Financial Statements should be read in conjunction with the historical combined financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                        PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                          PRO FORMA
ASSETS                                                      HISTORICAL   ADJUSTMENTS       PRO FORMA
- ---------------------------------------------------------   ---------    -----------       ---------
Current Assets:
  Cash and cash equivalents..............................    $   3.2       $  (3.2)(a)      $   0.0
  Accounts receivable, net...............................      125.1                          125.1
  Customer notes receivable, current portion.............       42.1         (26.8)(b)         15.3
  Inventories............................................      201.9          45.0(c)         246.9
  Deferred income taxes..................................       39.5         (33.0)(d)          6.5
  Other current assets...................................        5.3                            5.3
                                                            ---------    -----------       ---------
      Total current assets...............................      417.1         (18.0)           399.1
Property and equipment...................................      145.9          50.0(e)         195.9
Customer notes receivable................................      172.5        (172.5)(b)          0.0
Goodwill.................................................      135.5          50.5(f)         186.0
Financing fees...........................................        0.0          18.0(g)          18.0
Deferred income taxes....................................        3.4          (3.4)(d)          0.0
Other assets.............................................       14.2                           14.2
                                                            ---------    -----------       ---------
Total assets.............................................    $ 888.6       $ (75.4)         $ 813.2
                                                            ---------    -----------       ---------
                                                            ---------    -----------       ---------

LIABILITIES AND ROCKWELL'S NET INVESTMENT AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................    $  53.6                        $  53.6
  Advance payments from customers........................      120.0                          120.0
  Accrued compensation...................................       13.0                           13.0
  Due to related parties.................................       11.7                           11.7
  Income taxes payable...................................        8.8       $  (8.8)(h)          0.0
  Revolving credit facilities............................       34.3         (34.3)(i)          0.3
                                                                               0.3(j)
  Other current liabilities..............................      116.6          16.3(k)         132.9
                                                            ---------    -----------       ---------
      Total current liabilities..........................      358.0         (26.5)           331.5
Other liabilities........................................       14.0          (3.5)(l)         19.7
                                                                               9.2(m)
Deferred income taxes....................................        9.1          (9.1)(d)          0.0
Senior term loan.........................................        0.0          75.0(j)          75.0
% Senior Subordinated Notes due 2006.....................        0.0         225.0(j)         225.0
                                                            ---------    -----------       ---------
Total liabilities........................................      381.1         270.1            651.2
                                                            ---------    -----------       ---------
Rockwell's net investment in Rockwell Graphic Systems....      507.5        (507.5)(o)          0.0
                                                            ---------    -----------       ---------
Holdings Preferred Stock, 6.5% dividend..................                     47.5(n)          47.5
Common Stock.............................................                    114.5(o)         114.5
                                                            ---------    -----------       ---------
Total shareholders' equity...............................        0.0         162.0            162.0
                                                            ---------    -----------       ---------
Total liabilities, Rockwell's net investment in Rockwell
Graphic Systems and shareholders' equity.................    $ 888.6       $ (75.4)         $ 813.2
                                                            ---------    -----------       ---------
                                                            ---------    -----------       ---------


           See Notes to the Pro Forma Combined Financial Statements.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)


                                                                       PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                        ----------    -----------    ---------
Net sales............................................     $709.3                      $ 709.3
Cost of sales........................................      543.2        $  (6.0)(p)     543.5
                                                                            6.3(q)
                                                        ----------    -----------    ---------
Gross profit.........................................      166.1           (0.3)        165.8
                                                        ----------    -----------    ---------
Operating expenses:
  Engineering........................................       28.6           (3.0)(p)      25.6
  Sales and marketing................................       35.1           (1.1)(p)      34.0
  General and administrative.........................       45.0           (3.9)(p)      39.0
                                                                           (1.2)(r)
                                                                           (3.5)(s)
                                                                           (1.6)(t)
                                                                           (0.3)(u)
                                                                            4.5(v)
  Rockwell common expense allocation.................        8.3           (8.3)(v)       0.0
  Patent litigation..................................        3.0           (3.0)(w)       0.0
                                                        ----------    -----------    ---------
Total operating expenses.............................      120.0          (21.4)         98.6
                                                        ----------    -----------    ---------
Operating profit.....................................       46.1           21.1          67.2
Interest income......................................       15.4          (15.4)(y)       0.0
Interest expense:
  Related party......................................       (2.8)           3.0(y)        0.0
                                                                           (0.2)(z)
  Other..............................................       (0.2)         (34.8)(aa)    (35.0)
Other income (expense), net..........................        1.9                          1.9
                                                        ----------    -----------    ---------
Income before income taxes...........................       60.4          (26.3)         34.1
Provision for income taxes...........................       24.2          (10.5)(bb)     13.7
                                                        ----------    -----------    ---------
Net income...........................................     $ 36.2        $ (15.8)      $  20.4
                                                        ----------    -----------    ---------
                                                        ----------    -----------    ---------
Other Data:
  Business line operating income.....................     $ 62.5                      $  71.7(cc)
  EBITDA.............................................       83.9                        102.9(dd)
  Depreciation and amortization......................       29.7                         35.7(ee)
  Non-affiliate interest expense.....................        0.2                         32.6(ff)
  Ratio of earnings to fixed charges.................        9.9                          1.8
  Ratio of EBITDA to non-affiliate interest
expense..............................................      419.5                          3.2


           See Notes to the Pro Forma Combined Financial Statements.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)



                                                                             PRO FORMA
                                                            HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                            ----------      -----------      ---------
Net sales................................................     $481.9                          $ 481.9
Cost of sales............................................      391.9          $  (4.5)(p)       392.1
                                                                                  4.7(q)
                                                            ----------      -----------      ---------
  Gross profit...........................................       90.0             (0.2)           89.8
                                                            ----------      -----------      ---------
Operating expenses:
  Engineering............................................       23.8             (2.3)(p)        21.5
  Sales and marketing....................................       26.2             (0.8)(p)        25.4
  General and administrative.............................       33.7             (2.9)(p)        29.6
                                                                                 (0.9)(r)
                                                                                 (2.4)(s)
                                                                                 (1.2)(t)
                                                                                 (0.1)(u)
                                                                                  3.4(v)
  Rockwell common expense allocation.....................        5.8             (5.8)(v)         0.0
  Patent litigation......................................        1.0             (1.0)(w)         0.0
  Restructuring charge...................................        3.9             (3.9)(x)         0.0
                                                            ----------      -----------      ---------
Total operating expenses.................................       94.4            (17.9)           76.5
                                                            ----------      -----------      ---------

Operating (loss) profit..................................       (4.4)            17.7            13.3
Interest income..........................................       12.8            (12.8)(y)         0.0
Interest expense:
  Related party..........................................       (3.8)             3.0(y)          0.0
                                                                                  0.8(z)
  Other..................................................       (0.9)           (25.3)(aa)      (26.2)
  Other income (expense), net............................       (1.4)                            (1.4)
                                                            ----------      -----------      ---------
Income (loss) before income taxes........................        2.3            (16.6)          (14.3)
Provision (credit) for income taxes......................        1.2             (6.6)(bb)       (5.4)
                                                            ----------      -----------      ---------
Net income (loss)........................................     $  1.1          $ (10.0)        $  (8.9)
                                                            ----------      -----------      ---------
                                                            ----------      -----------      ---------

Other Data:
  Business line operating income.........................     $  9.9                          $  16.7(cc)
  EBITDA.................................................       24.8                             38.6(dd)
  Depreciation and amortization..........................       20.7                             25.3(ee)
  Non-affiliate interest expense.........................        0.9                             24.4(ff)
  Ratio of earnings to fixed charges.....................        1.3                              0.5
  Ratio of EBITDA to cash non-affiliate interest
expense..................................................       27.6                              1.6


            See Notes to the Pro Forma Combined Financial Statements

              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)


    The aggregate purchase price, including related fees and expenses, for Goss is approximately $626.0, net of a $2.0 loan to Management Investors (subject to adjustment as a result of changes in selected accounts of Goss). See "The Acquisition--Purchase Price; Adjustments." The purchase price has been allocated on a preliminary basis to the net assets of the Company based on estimated fair values at the date of acquisition with the excess of cost over fair value allocated to goodwill. The purchase price allocation to property and equipment will be amortized over the estimated useful lives ranging from 3 to 50 years. Goodwill will be amortized on a straight line basis over 40 years. Financing costs will be amortized over the life of the debt (5 to 10 years).

    The preliminary allocation of the total purchase price to the assets and liabilities acquired is as follows:


PURCHASE PRICE
Purchase Price of Common Stock and Assets.........................   $600.0
Commissions, Fees and Expenses....................................     26.0
                                                                     ------
Total Purchase Price..............................................   $626.0
                                                                     ------
                                                                     ------
PRELIMINARY ALLOCATION OF PURCHASE PRICE
Total Current Assets, Net of Deferred Taxes.......................   $392.6
Property and Equipment............................................    195.9
Customer Notes....................................................    163.7
Other Long Term Assets............................................     14.2
Goodwill..........................................................    186.0
Financing Fees....................................................     18.0
Reserve for costs associated with Identified Cost Savings, Net of
Deferred Income Taxes and Restructure Reserve.....................     (9.8)
Liabilities Assumed...............................................   (334.6)
                                                                     ------
Total Purchase Price..............................................   $626.0
                                                                     ------
                                                                     ------

    Pro forma adjustments reflect estimates which will be refined as additional information is obtained, particularly in the areas of fair value of property and equipment and related depreciation expense, and the liability for severance payments and any adjustment to be made to the cash purchase price in accordance with the Purchase Agreement.

    Pro forma adjustments have been made to the Pro Forma Combined Balance Sheet to reflect the following:



     (a)   Elimination of cash which is not being received by the Company pursuant to the
           Purchase Agreement.
     (b)   Elimination of Customer Notes which will be sold as of the Closing Date. Certain short-term date-certain notes held by Rockwell Graphic Systems--Japan Corporation will be retained by the Company.
     (c)   Record write-up of inventory from LIFO cost to estimated fair value in accordance with the purchase method of accounting.

     (d)   Record (i) elimination of current portion of deferred tax assets ($39.5), long term portion of deferred tax assets ($3.4) and deferred income tax liability ($9.1) in accordance with the purchase method of accounting and (ii) current deferred tax asset ($6.5) associated primarily with severance payments for employees to be terminated and closure of redundant facilities as part of the Indentified Cost
           Savings.

     (e)   Record write-up of property and equipment to estimated fair value in accordance with the purchase method of accounting.

     (f)   Elimination of previously recorded goodwill ($135.5) and the recording of goodwill resulting from the Acquisition ($186.0) in accordance with the purchase method of accounting.

     (g)   Record capitalization of financing fees incurred in connection with the
           Acquisition. Financing fees include bank commitment fees, Senior Subordinated Note placement fees, and the portion of the Stonington structuring fee and other professional fees attributable to the financing of the Acquisition. See "Certain
           Transactions."

     (h)   Elimination of income taxes payable which, pursuant to the Purchase Agreement, will not be assumed by the Company.

     (i)   Elimination of debt which, pursuant to the Purchase Agreement, will not be assumed by the Company.

     (j)   Record issuance of debt in connection with the Acquisition. The debt consists of
           $0.3 initial borrowing under the Revolving Credit Facility, $75 borrowing under the
           Term Loan Facility ($25 of which will be held by Goss Graphic Systems, Inc. and $50 of which will be held by Goss's foreign subsidiaries) and $225.0 borrowing under the Notes to be issued pursuant to the Offering. In addition, approximately $6.9 of the Revolving Credit Facility will be drawn down on the closing date in connection with the issuance of letters of credit relating to the sale of Customer Notes and approximately $24.5 of the Revolving Credit Facility will be drawn down on the closing date in connection with the assumption or replacement of certain letters of credit which are currently outstanding.

     (k)   Record costs associated primarily with severance payments for employees to be terminated as part of the Identified Cost Savings made by the Company, less related restructuring reserves previously recorded, as follows:

                                                                     JUNE 30,
                                                                       1996
                                                                     --------
Reserve for costs associated with Identified Cost Savings.........    $ 20.2
Less restructuring reserves previously recorded...................      (3.9)
                                                                     --------
Pro Forma Adjustment..............................................    $ 16.3
                                                                     --------
                                                                     --------



     (l)   Elimination of liability for post-employment benefits for those employees on long-term disability, which pursuant to the Purchase Agreement is being retained by
           Rockwell. The expense associated with this benefit was not eliminated, since the
           Company will continue to offer this benefit.

     (m)   Record liability for post-retirement benefit obligations for active employees at the Reading and Cedar Rapids facilities, which pursuant to the Purchase Agreement will be retained by the Company. Since these employees participate in the Rockwell retirement medical plans, accrued post retirement benefit obligations for these active employees were not included in the Rockwell Graphic Systems' combined balance sheet. See "Notes to Combined Financial Statements." The combined statements of operations include charges related to the Company's portion of service cost for those employees. The Company's portion of interest cost for the obligation for these employees is included in note (r).

     (n)   Record issuance of preferred stock with a 6 1/2% dividend by Holdings to Rockwell which is pushed down to the Company in accordance with GAAP.

     (o)   Elimination of Rockwell's net investment in Goss and a contribution by Holdings of
           $114.5 from the proceeds of the Stonington Investment, the Equity Private Placement
           and Management Placement in exchange for common stock of the Company, net of a $2.0 loan to Management Investors.



    Pro forma adjustments have been made to the Pro Forma Combined Statements of Operations to reflect the following:


     (p)   Record estimated cost savings as a result of a reduction of headcount and the closure of certain facilities pursuant to the Identified Cost Savings, as follows:


                                            FISCAL YEAR ENDED     NINE MONTHS ENDED
                                            SEPTEMBER 30, 1995      JUNE 30, 1996
                                            ------------------    -----------------
Cost of sales............................         $  6.0                $ 4.5
Engineering..............................            3.0                  2.3
Sales and marketing......................            1.1                  0.8
General and administrative...............            3.6                  2.7
                                                   -----                -----
Sub-total headcount reduction............           13.7                 10.3
Rent savings (general and
administrative)..........................            0.3                  0.2
                                                   -----                -----
      Total..............................         $ 14.0                $10.5
                                                   -----                -----
                                                   -----                -----
           The Company anticipates that it will be able to reduce its manufacturing costs by closing redundant facilities and transferring the production to other under utilized facilities. In addition, the Company plans on reducing its engineering, sales and marketing and general and administrative expenses by reducing headcount and outsourcing certain non-strategic activities. The Company has identified specific employees and/or functional areas where employees will be terminated. The
           Company plans to implement its operating improvement plan over a six-month period following the Acquisition. See "Business--Identified Cost Savings."
     (q)   Record incremental depreciation expense on property and equipment.
     (r)   Estimated net cost savings as a result of the elimination or revision of selected employee benefit plans pursuant to the Identified Cost Savings, as follows:

                                            FISCAL YEAR ENDED     NINE MONTHS ENDED
                                            SEPTEMBER 30, 1995      JUNE 30, 1996
                                            ------------------    -----------------
General and administrative...............          $1.2                 $ 0.9
                                                    ---                   ---
      Total..............................          $1.2                 $ 0.9
                                                    ---                   ---
                                                    ---                   ---

           Certain U.S. employees are covered by the Rockwell Retirement Plan for eligible employees. Goss will not assume any of the assets or liabilities of this plan and will not replicate this employee benefit. In addition, certain U.S. employees of
           Goss are covered by the Rockwell Retirement Income Plan for Certain Salaried
           Employees in General Industries Operations, a subplan of the Rockwell Retirement
           Plan for Eligible Employees. The Company will not acquire any of the assets or assume any of the liabilities associated with this subplan and will not replicate this employee benefit.
     (s)   Elimination of bad debt expense incurred in connection with the Customer Notes which will be sold as of the Closing Date. See "Description of Sale of Customer
           Notes."
     (t)   Elimination of operating expenses and franchise tax expense associated with
           Customer Notes. These Customer Notes will be sold as of the Closing Date. See
           "Description of Sale of Customer Notes."
     (u)   Record reduced amortization of goodwill. The estimated useful life for these assets is 40 years.

     (v)   Elimination of Rockwell allocated costs, net of estimated stand-alone costs.
           Rockwell currently charges Goss for certain services based on the amount and nature of services provided. In addition, it allocates common costs based on a percentage of sales. The common costs allocated by Rockwell cover certain administrative and management services such as corporate oversight, cash management, treasury, legal, patent, tax, insurance administration, corporate accounting and communication services. Rockwell common expense allocation exceeds the estimated stand alone costs for the Company primarily because the Company will not replicate certain services, such as corporate oversight and corporate accounting, which are currently provided by Rockwell. The Rockwell common expense allocation has been eliminated and the stand-alone costs have been added as follows:

                                            FISCAL YEAR ENDED     NINE MONTHS ENDED
                                            SEPTEMBER 30, 1995      JUNE 30, 1996
                                            ------------------    -----------------
Rockwell common expense allocation.......         $ (8.3)               $(5.8)
                                                   -----                -----
                                                   -----                -----
Estimated stand-alone costs..............         $  4.5                $ 3.4
                                                   -----                -----
                                                   -----                -----
     (w)    Elimination of expense associated with the litigation with Heidelberger
            Druckmaschinen AG, which pursuant to the Purchase Agreement will not be assumed by the Company. This item is reflected in Rockwell's net investment in Goss as of
            June 30, 1996.
     (x)    Elimination of $3.9 of restructuring expense. This expense consisted primarily of severance costs associated with the reorganization of the commercial sales organization and reduction of engineering positions at redundant facilities directly attributable to the Transaction. The cost savings associated with this restructuring have been included in (p) above.
     (y)    Elimination of interest income and interest expense related to the Customer Notes.
            These Customer Notes will be sold as of the Acquisition Closing.
     (z)    Elimination of interest income and interest expense related to transactions with
            Rockwell.
     (aa)   Adjustments to interest (income) expense, net as follows:
                                                   FISCAL YEAR ENDED     NINE MONTHS ENDED
                                                   SEPTEMBER 30, 1995      JUNE 30, 1996
                                                   ------------------    -----------------
Interest expense on Revolving Credit Facility
(assuming an interest rate of 8.25%)............         $  0.0                $ 0.0
Interest expense on Term Loan Facility (assuming
an interest rate of 8.25%)......................            6.2                  4.6
Interest expense on Senior Subordinated Notes
(assuming an interest rate of 11.75%)...........           26.4                 19.8
Amortization of financing costs.................            2.4                  1.8
Elimination of interest expense.................           (0.2)                (0.9)
                                                          -----                -----
      Total pro forma adjustments...............         $ 34.8                $25.3
                                                          -----                -----
                                                          -----                -----
            Following the Acquisition, the Company intends to utilize excess cash to reduce debt and, therefore, does not expect to have excess cash to invest to generate interest income. A one- half of one percent change in assumed interest rates would impact interest expense on the Revolving Credit Facility by less than $0.1, interest expense on the Term Loan Facility by $0.4 and interest expense on the
            Senior Subordinated Notes by $1.1.
     (bb)   Record income tax effect of the pro forma adjustments at an assumed effective rate of 40%.
     (cc)   Business line operating income represents net sales less cost of sales and operating expenses identifiable to the Company's business lines. Business line operating income excludes related party administrative, patent litigation and restructuring charges, which, due to their nature, are disclosed separately in the financial statements. In addition, business line operating income excludes operating expenses and bad debt expenses related to Customer Notes. See "Selected
            Combined Financial Data" included elsewhere herein.

     (dd)   EBITDA represents business line operating income less related party administrative expenses plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by investors as an alternative to operating income as determined in accordance with GAAP, as an indicator of the Company's operating performance or as an alterative to net cash provided by (used for)
            operating activities as determined in accordance with GAAP. See "Selected Combined
            Financial Data" included elsewhere herein.
     (ee)   Record incremental depreciation on property and equipment (see note (q)) plus incremental amortization of goodwill and other intangible assets (see note (u)).
     (ff)   Non-affiliate interest expense represents interest expense, excluding the amortization of financing costs of $2.4 and $1.8 for the year ended September 30,
            1995 and the nine months ended June 30, 1996, respectively.

                        SELECTED COMBINED FINANCIAL DATA
                             (DOLLARS IN MILLIONS)


    The following table sets forth selected historical combined financial data with respect to Goss for the periods ended and as of the dates indicated. The selected historical combined financial data for the fiscal years ended September 30, 1993, 1994 and 1995 are derived directly from the audited combined financial statements of Goss included elsewhere in this Prospectus, except for business line net sales, business line operating income, Customer Notes operating and bad debt expenses, interest income (expense), net, Customer Notes interest income (expense), net, ratio of earnings to fixed charges and backlog. The selected historical combined financial data for the nine months ended June 30, 1995 and 1996 are derived directly from the unaudited combined financial statements of Goss included elsewhere in this Prospectus, except for business line net sales, business line operating income, Customer Notes operating and bad debt expenses, interest income (expense), net, Customer Notes interest income (expense), net, ratio of earnings to fixed charges and backlog. Such unaudited combined financial statements, in the opinion of Management, include all adjustments necessary for the fair presentation of the financial condition and the results of operations of Goss for such periods and as of such dates. Operating results for the nine months ended June 30, 1996 are not necessarily indicative of the results of operations that may be expected for the year ended September 30, 1996. This information should be read in conjunction with the combined financial statements of Goss and the notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical statement of operations for the fiscal years ended September 30, 1991 and 1992 are derived from unaudited combined financial statements of Goss that are not included in this Prospectus.

                        SELECTED COMBINED FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

                                                                                                  NINE MONTHS
                                                     FISCAL YEARS ENDED SEPTEMBER 30,           ENDED JUNE 30,
                                             ------------------------------------------------   ---------------
                                                                HISTORICAL                        HISTORICAL
                                             ------------------------------------------------   ---------------
                                               1991       1992       1993      1994     1995     1995     1996
                                             --------   --------   --------   ------   ------   ------   ------
Statement of Operations Data:
Business line sales:
 Newspaper.................................  $  785.5   $  527.8   $  390.8   $435.8   $512.2   $362.3   $381.7
 Insert....................................      81.8       87.5      143.5    110.7     93.7     70.3     64.7
 Commercial................................      93.7       72.7       92.7    101.7    103.4     76.7     35.5
                                             --------   --------   --------   ------   ------   ------   ------
   Total net sales.........................     961.0      688.0      627.0    648.2    709.3    509.3    481.9
Business line operating income (loss) (a):
 Newspaper.................................     139.9       47.8       27.0     40.6     68.4     56.2     35.9
 Insert....................................       0.3       (7.4)      11.7      9.4      7.8      3.3      2.9
 Commercial................................     (35.0)     (32.9)     (34.8)   (17.0)   (13.7)    (7.4)   (28.9)(b)
                                             --------   --------   --------   ------   ------   ------   ------
   Total business line operating income....     105.2        7.5        3.9     33.0     62.5     52.1      9.9
Rockwell common expense allocation (c).....     (11.5)      (8.1)      (7.5)    (6.8)    (8.3)    (5.8)    (5.8)
Patent litigation (d)......................       0.0        0.0        0.0      0.0     (3.0)     0.0     (1.0)
Restructuring charge (e)...................     (49.5)      (2.2)      (5.4)     0.0      0.0      0.0     (3.9)
Customer notes operating and bad debt
expenses(f)................................      (6.9)      (3.4)     (10.0)   (19.6)    (5.1)    (2.9)    (3.6)
                                             --------   --------   --------   ------   ------   ------   ------
   Operating (loss) profit.................      37.3       (6.2)     (19.0)     6.6     46.1     43.4     (4.4)
Other income (expense), net................      (0.5)       1.2        0.8     (2.1)     1.9      0.8     (1.4)
                                             --------   --------   --------   ------   ------   ------   ------
   Income (loss) before interest, income
     taxes and
     cumulative effect of accounting
change.....................................      36.8       (5.0)     (18.2)     4.5     48.0     44.2     (5.8)
Interest income (expense), net.............     (19.1)     (15.3)      (8.7)    (3.4)     0.0      0.0     (1.6)
Customer notes interest income (expense),
net........................................      13.5       16.6       19.6     13.6     12.4      8.4      9.7
                                             --------   --------   --------   ------   ------   ------   ------
   Income (loss) before income taxes and
     cumulative effect of accounting
change.....................................      31.2       (3.7)      (7.3)    14.7     60.4     52.6      2.3
Income tax expense (benefit)...............      13.2       (0.8)      (1.8)     5.3     24.2     21.1      1.2
Cumulative effect of change in accounting
principle, net.............................       0.0        0.0       (4.6)     0.0      0.0      0.0      0.0
                                             --------   --------   --------   ------   ------   ------   ------
   Net income..............................  $   18.0   $   (2.9)  $  (10.1)  $  9.4   $ 36.2   $ 31.5   $  1.1
                                             --------   --------   --------   ------   ------   ------   ------
                                             --------   --------   --------   ------   ------   ------   ------
Other Data:
Backlog (at period end) (g)................  $  525.1   $  421.3   $  549.8   $537.7   $480.7   $496.9   $442.6
EBITDA(h)..................................     130.4       34.9       26.8     55.5     83.9     68.6     24.8
Depreciation and amortization..............      36.7       35.5       30.4     29.3     29.7     22.3     20.7
Net cash (used for) provided by operating
activities(i)..............................                           (61.2)    71.3    157.5     95.0     12.4
Net cash used for investing
activities(i)..............................                           (10.4)   (25.7)    (9.4)    (5.8)    (1.8)
Net cash provided by (used for) financing
activities(i)..............................                            66.2    (37.2)  (155.5)   (99.1)   (14.1)
Capital expenditures.......................      29.6       21.2       12.5     11.6     11.5      7.9      3.4
Ratio of EBITDA to non-affiliate interest
expense(j).................................                                                      343.0     27.6
Ratio of earnings to fixed charges(k)......       1.9        0.8        0.6      2.4      9.9     11.7      1.3

Balance Sheet Data (at period end):
Total assets...............................  $1,093.0   $1,011.7   $1,007.7   $950.9   $947.0   $956.3   $888.6
Total debt.................................       4.6        3.2       12.5      4.1      2.6     11.6     34.3
Rockwell's net investment in Rockwell
Graphic Systems............................     639.1      623.8      627.3    628.7    543.1    586.6    507.5

- ------------


 (a)  Business line operating income represents, for each of the Company's three business lines, net sales less cost of sales and operating expenses. Business line operating income is before Rockwell common expense allocation, patent litigation and restructuring charges, which, due to their nature, are disclosed separately in the financial statements. In addition, business line operating income excludes operating expenses, bad debt expenses and interest income (expense), net related to Customer
      Notes.
 (b)  For the nine months ended June 30, 1996, includes a $12.7 charge for warranty and post-shipment expenses incurred in fiscal 1996 in respect of certain commercial presses shipped in fiscal 1993, 1994 and 1995. For other periods presented, charges for warranty and post-shipment expenses incurred are reflected in the period in which the sale was recorded.
 (c)  Rockwell common expense allocation represents expenses charged by Rockwell on a percentage of sales basis for administrative and management services such as corporate oversight, cash management, treasury, legal, patent, tax, insurance, general management and administration, corporate accounting and communication services.
 (d)  Patent litigation represents expenses related to the Heidelberger patent infringement litigation liability which is being retained by Rockwell. See "Business--Legal
      Proceedings" included elsewhere herein.
 (e)  The restructuring charge recorded in the second quarter of 1996 represents reserves associated primarily with severance payments for terminated employees and the closure of certain redundant facilities. This charge has been excluded from the pro forma results. The restructuring charges recorded in the 1991 through 1993 timeframe were associated with the closure of a major manufacturing facility in the United Kingdom and the associated relocation of product lines and consolidation of manufacturing operations at several locations. See Note (x) in the Unaudited Pro Forma Combined
      Financial Statements.
 (f)  Customer notes operating expenses and bad debt expenses represent expenses associated with the Company's portfolio of Customer Notes. These charges have been excluded from the pro forma results. See Note (s) and (t) to the Unaudited Pro Forma Combined
      Financial Statements.
 (g)  Backlog represents the aggregate dollar value of unfilled press orders under contract with the Company at end of each period.
 (h)  EBITDA represents business line operating income less Rockwell common expense allocation plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt.
      EBITDA should not be considered by investors as an alternative to operating income "as determined in accordance with GAAP," as an indicator of the Company's operating performance or as an alternative to net cash provided by (used for) operating activities "as determined in accordance with GAAP." See the Combined Financial
      Statements, including the Combined Statements of Cash Flows, included elsewhere herein.
 (i)  The Company was not audited for the fiscal years ended prior to September 30, 1993. As such, the Company does not have adequate information to provide cash flow data for the years ended September 30, 1991 and September 30, 1992 on a basis consistent with that provided in the audited financial statements.
 (j)  Ratio of EBITDA to non-affiliate interest expense represents EBITDA divided by non-affiliate interest expense. Non-affiliate interest expense totaled $0.2 and $0.9 for the nine months ended June 30, 1995 and June 30, 1996, respectively.
 (k)  For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of changes in accounting plus fixed charges less capitalized interest. "Fixed charges" consist of cash/intercompany interest expense, capitalized interest, scheduled debt payments, amortization of deferred financing costs, pre-tax preferred stock dividends and one-third of rental expense (the portion deemed representative of the interest factor).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Combined Financial Statements, the Selected Combined Financial Data, the Unaudited Pro Forma Combined Financial Statements, and the other financial information and data appearing elsewhere herein.

    The following discussion and analysis of the financial condition and the results of operations covers periods before completion of the Transactions. Accordingly, the discussion and analysis of such periods do not reflect the significant impact that the Transactions will have on the Company. In addition, the financial information included in the following discussion may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. This is due to the historical operation of Goss as part of the larger Rockwell enterprise.

GENERAL

    Goss operates through three business categories: (i) newspaper, which produces both double-width and single-width web offset newspaper press systems for publishers worldwide, (ii) insert, which manufactures specialized web offset presses for printing advertising inserts, and (iii) commercial, which produces web offset presses that print a broad variety of commercial products, including brochures and promotional materials, catalogs, magazines, books, financial publications and directories. Goss's newspaper, insert and commercial businesses accounted for 72%, 13% and 15%, respectively, of fiscal 1995 net sales of $709 million.

    Goss serves its global markets from its principal production and assembly facilities located in the U.S. (Cedar Rapids, IA and Reading, PA), Europe (Preston, England and Nantes, France) and Japan. Goss generally serves the North and South American markets from the U.S.; sells into Europe, the Middle East, Africa and India from Europe; and serves Japan, China and Korea from its Japanese facility. Other markets in the Asia/Pacific region generally are serviced from the U.S. or Europe depending upon factors such as customer equipment preferences and manufacturing capacity.

    Goss's operating expenses are comprised of engineering, sales and marketing, and general and administrative expenses. Engineering expenses for a particular business category can vary significantly from period to period because such expenses are charged to the three business categories based upon the product development projects undertaken in such period by such business. In addition, certain engineering expenses appear in cost of goods sold to the extent they are associated with engineering and design for a specific customer contract. General and administrative expenses are generally allocated to each business category over the course of the fiscal year based on budgeted sales, although bad debt provisions are applied to the segment giving rise to such provisions. Sales and marketing expenses generally are direct expenses incurred by each business.

    The results of the combined operations of Goss and of the newspaper, insert and commercial businesses are set forth below.

                                                                                     NINE MONTHS
                                                         FISCAL YEAR ENDED              ENDED
                                                           SEPTEMBER 30,               JUNE 30,
                                                     --------------------------    ----------------
                                                      1993      1994      1995      1995      1996
                                                     ------    ------    ------    ------    ------
                                                                 (DOLLARS IN MILLIONS)
NET SALES FROM:
Newspaper business................................   $390.8    $435.8    $512.2    $362.3    $381.7
Insert business...................................    143.5     110.7      93.7      70.3      64.7
Commercial business...............................     92.7     101.7     103.4      76.7      35.5
                                                     ------    ------    ------    ------    ------
    Total Net Sales...............................    627.0     648.2     709.3     509.3     481.9
COST OF SALES FROM:
Newspaper business................................    299.2     336.7     379.1     260.0     292.5
Insert business...................................    117.5      87.7      74.6      57.1      52.7
Commercial business...............................    102.6     100.4      89.5      63.6      46.7
                                                     ------    ------    ------    ------    ------
    Total Cost of Sales...........................    519.3     524.8     543.2     380.7     391.9
OPERATING EXPENSES FROM:
Newspaper business................................     64.6      58.5      64.7      46.1      53.3
Insert business...................................     14.3      13.6      11.3       9.9       9.1
Commercial business...............................     24.9      18.3      27.6      20.5      17.7
                                                     ------    ------    ------    ------    ------
    Total Business Line Operating Expenses........    103.8      90.4     103.6      76.5      80.1
OPERATING INCOME (LOSS) FROM:
Newspaper business................................     27.0      40.6      68.4      56.2      35.9
Insert business...................................     11.7       9.4       7.8       3.3       2.9
Commercial business...............................    (34.8)    (17.0)    (13.7)     (7.4)    (28.9)
                                                     ------    ------    ------    ------    ------
    Total Business Line Operating Income..........      3.9      33.0      62.5      52.1       9.9
Rockwell common expense allocation................     (7.5)     (6.8)     (8.3)     (5.8)     (5.8)
Restructuring Charges.............................     (5.4)     --        --        --        (3.9)
Patent Litigation.................................     --        --        (3.0)     --        (1.0)
                                                     ------    ------    ------    ------    ------
    Operating Profit (loss) Before Customer Note
Expenses..........................................     (9.0)     26.2      51.2      46.3      (0.8)
NEWSPAPER BUSINESS (AS A % OF NET SALES)
Net Sales.........................................      100%      100%      100%      100%      100%
Gross Profit......................................       23%       23%       26%       28%       23%
Business Line Operating Income....................        7%        9%       13%       16%        9%
INSERT BUSINESS (AS A % OF NET SALES)
Net Sales.........................................      100%      100%      100%      100%      100%
Gross Profit......................................       18%       21%       20%       19%       19%
Business Line Operating Income....................        8%        8%        8%        5%        4%
COMMERCIAL BUSINESS (AS A % OF NET SALES)
Net Sales.........................................      100%      100%      100%      100%      100%
Gross Profit (loss)...............................      (11%)       1%       13%       17%      (32%)
Business Line Operating Income....................      (38%)     (17%)     (13%)     (10%)     (81%)

RESULTS OF OPERATIONS


  Nine Months Ended June 30, 1996 Compared to Nine Months Ended June 30, 1995


    NET SALES


    Net sales decreased $27.4 million or 5.4% to $481.9 million for the nine months ended June 30, 1996 from $509.3 million for the nine months ended June 30, 1995. This decrease was primarily attributable to a softening of the market in the commercial and insert businesses, which more than offset increased sales in the newspaper businesses.



    Net sales in the newspaper business increased $19.4 million or 5.4% to $381.7 million for the nine months ended June 30, 1996 from $362.3 million for the nine months ended June 30, 1995. Net sales in the large newspaper business increased $14.7 million or 5.0% to $314.0 million for the nine months ended June 30, 1996 from $299.3 million for the nine months ended June 30, 1995. For the small newspaper business, sales increased $4.7 million or 7.5% to $67.7 million from $63.0 million for the comparable periods. The overall increase in newspaper sales increase was primarily attributable to the shipment of several double width newspapers press orders to customers in the Asia/Pacific region, partially offset by lower shipments of small newspapers presses, particularly in Europe. Two orders for large newspaper press systems together accounted for approximately 25% of net sales in the newspaper business for the nine months ended June 30, 1996.



    Net sales in the insert business decreased $5.6 million or 8.0% to $64.7 million for the nine months ended June 30, 1996 from $70.3 million for the nine months ended June 30, 1995.



    Net sales in the commercial business decreased $41.2 million or 53.7% to $35.5 million for the nine months ended June 30, 1996 from $76.7 million for the nine months ended June 30, 1995. This decrease was primarily attributable to a soft market in the U.S., and performance issues with the World 16 commercial press which slowed market acceptance of that press. In addition, significant press inventory in Europe was sold in the first nine months of 1995 in connection with Goss's decision to concentrate on the U.S. commercial market. See "Risk Factors--Commercial Business Performance Issues."


    GROSS PROFIT


    Gross profit decreased $38.6 million or 30.0% to $90.0 million for the nine months ended June 30, 1996 from $128.6 million for the nine months ended June 30, 1995. The gross profit margin declined to 18.7% for the nine months ended June 30, 1996 from 25.3% for the nine months ended June 30, 1995. This decline in gross profit margin was primarily attributable to $12.7 million in charges recorded in 1996 related to warranty and product performance issues in the commercial business. A substantial majority of this charge (79%) was associated with the World 16 and G25W products with the balance relating to other commercial presses which have experienced performance problems of a more isolated nature.



    Gross profit in the newspaper business decreased $13.1 million or 12.8% to $89.2 million for the nine months ended June 30, 1996 from $102.3 million for the nine months ended June 30, 1995. The gross profit margin declined to 23.4% for the nine months ended June 30, 1996 from 28.2% for the nine months ended June 30, 1995. This decline in gross profit margin was primarily attributable to substantially lower margins on a large order for a customer in the Asia/Pacific region. Excluding this large Asia/Pacific order, the gross margin in the newspaper business was approximately 26% for the nine months ended June 30, 1996.



    Gross profit in the insert business decreased $1.2 million or 9.1% to $12.0 million for the nine months ended June 30, 1996 from $13.2 million for the nine months ended June 30, 1995. This decrease was primarily attributable to decreased sales volume. The gross profit margin decreased slightly to

18.6% for the nine months ended June 30, 1996 from 18.8% for the nine months ended June 30, 1995. The decline in gross profit margin was due to a less favorable mix of contracts in 1996.

    Gross profit in the commercial business decreased $24.3 million or 185.5% to a loss of $11.2 million for the nine months ended June 30, 1996 from $13.1 million profit for the nine months ended June 30, 1995. This decrease was primarily attributable to charges recorded in 1996 relating to the resolution of customer and product performance issues on sales of newly introduced commercial presses in 1993 and 1994. New products which were shipped in 1993 and 1994 continued to experience high warranty and post-shipment expenses and as a result charges of $12.7 million were recorded in the nine months ended June 30, 1996. These charges were to complete equipment modifications and to resolve certain customer issues. In addition to these charges, gross profits were negatively impacted by the significant reduction in sales volume and the impact of fixed production costs. See "Risk Factors--Commercial Business Performance Issues."


    BUSINESS LINE OPERATING EXPENSES


    Operating expenses increased $3.6 million or 4.7% to $80.1 million for the nine months ended June 30, 1996 from $76.5 million for the nine months ended June 30, 1995. This increase was primarily attributable to higher engineering expenses being charged to operating expenses as compared to cost of sales. As a percent of net sales, operating expenses increased to 16.6% for the nine months ended June 30, 1996 from 15.0% for the nine months ended June 30, 1995.



    Operating expenses in the newspaper business increased $7.2 million or 15.6% to $53.3 million for the nine months ended June 30, 1996 from $46.1 million for the nine months ended June 30, 1995. This increase was primarily attributable to a greater allocation of engineering expenditures being charged to operating expenses associated with general product development in 1996 as compared to 1995 when a greater portion of engineering was charged to cost of sales for work relating to the first shipment of the Newsliner product in 1995 as discussed below. Foreign agent commissions were also higher in 1996. As a percent of net sales, operating expenses increased to 14.0% from 12.7% in 1995.



    Operating expenses in the insert business decreased $0.8 million or 8.1% to $9.1 million for the nine months ended June 30, 1996 from $9.9 million for the nine months ended June 30, 1995. This decrease was primarily attributable to a reduction in general and administrative expenses.



    Operating expenses in the commercial business decreased $2.8 million or 13.7% to $17.7 million for the nine months ended June 30, 1996 from $20.5 million for the nine months ended June 30, 1995. This decrease was primarily attributable to lower general and administrative and engineering expenditures.


    BUSINESS LINE OPERATING INCOME


    Operating income decreased $42.2 million or 81.0% to $9.9 million for the nine months ended June 30, 1996 from $52.1 million for the nine months ended June 30, 1995. As a percent of net sales, operating income declined to 2.1% for the nine months ended June 30, 1996 from 10.2% for the nine months ended June 30, 1995. This decline was primarily attributable to the $12.7 million of commercial warranty and product performance charges recorded in 1996 and significantly lower commercial sales.



    Operating income for the newspaper business decreased $20.3 million or 36.1% to $35.9 million for the nine months ended June 30, 1996 from $56.2 million for the nine months ended June 30, 1995. As a percent of sales, operating income decreased to 9.4% for the nine months ended June 30, 1996 from 15.5% for the nine months ended June 30, 1995. This decrease was primarily attributable to the relatively higher engineering expenditures allocated to operating expenses in respect of general product development work versus allocation to cost of sales for work related to specific customer contracts and the decline in the gross profit margin percentage attributable to the significant contract in the Asia/Pacific region each as discussed above.

    Operating income for the insert business decreased $0.4 million or 12.1% to $2.9 million for the nine months ended June 30, 1996 from $3.3 million for the nine months ended June 30, 1995. As a percent of sales, operating income decreased to 4.5% for the nine months ended June 30, 1996 from 4.7% for the nine months ended June 30, 1995. Decreased sales partially offset by a reduction in operating expenses contributed to this degradation in operating income.



    Operating income for the commercial business decreased $21.5 million or 290.5% to a loss of $28.9 million for the nine months ended June 30, 1996 from a loss of $7.4 million for the nine months ended June 30, 1995. This decrease was primarily attributable to the $12.7 million of commercial warranty and product performance charges recorded in 1996 and to the $41.2 million decrease in sales.


  Year Ended September 30, 1995 Compared to Year Ended September 30, 1994

    NET SALES

    Net sales increased $61.1 million or 9.4% to $709.3 million in 1995 from $648.2 million in 1994. This increase was primarily attributable to an increase in net sales in Goss's newspaper business of $76.4 million or 17.5% partially offset by a decline in net sales in the insert business of $17.0 million or 15.4%.


    Net sales in the newspaper business increased $76.4 million or 17.5% to $512.2 million in 1995 from $435.8 million in 1994 primarily as a result of a $58.2 million increase in sales from the U.S. locations as the U.S. and South American markets continued to improve following a cyclical downturn in 1992 and 1993. In addition, Goss benefitted from (i) increases in press additions as several newspapers added more color capacity and (ii) its first shipment of the Newsliner product in 1995, to a large U.S. metropolitan daily newspaper. Goss also benefitted from an increase in net sales of $24.4 million or 15.1% in Europe, largely a result of the success of Universal single-width press sales to the Asia/Pacific region. These increases were partially offset by results in Japan where the Company experienced a decrease in net sales of $6.2 million or 8.5% due to a weakening of export sales to China attributable to an increase in the Yen (in which Goss's Japanese costs are denominated) versus the U.S. dollar (in which export revenues to China are denominated).



    Net sales in the insert business decreased $17.0 million or 15.4% to $93.7 million in 1995 from $110.7 million in 1994. This decrease is primarily attributable to decreased demand for new insert presses due to consolidation among insert printers and continued decline from a peak purchasing period which occurred in 1993.


    Net sales in the commercial business increased $1.7 million or 1.7% to $103.4 million in 1995 from $101.7 million in 1994. This increase was primarily attributable to an increase in European sales of $6.2 million or 44.6%, as Goss sold off inventory in connection with its decision to concentrate on the U.S. commercial market. Net sales in the U.S. declined $4.5 million or 5.1% primarily as a result of soft market conditions relative to 1994 and product performance issues which impacted market acceptance of the World 16 press. See "Risk Factors--Commercial Business Performance Issues."

    GROSS PROFIT

    Gross profit increased $42.7 million or 34.6% to $166.1 million in 1995 from $123.4 million in 1994. The gross profit margin improved to 23.4% in 1995 from 19.0% in 1994. This improvement was primarily attributable to increased sales volume in the newspaper business, improved pricing and the impact of cost reduction initiatives, particularly in the commercial business.


    Gross profit in the newspaper business increased $34.0 million or 34.3% to $133.1 million in 1995 from $99.1 million in 1994. The gross profit margin improved to 26.0% in fiscal 1995 from 22.7% in fiscal 1994 due to improved pricing in both large newspapers and small newspapers. In large newspapers, Goss benefitted in the U.S. from a better mix of both higher margin export business and higher margin color press additions, which was partially offset by lower margins from Japan due to a 8.5% reduction in sales. In small newspapers, Goss benefitted from increased volume due to global market acceptance of the Universal single width newspaper press which is produced in Europe.

    Gross profit in the insert business decreased $3.9 million or 17.0% to $19.1 million in 1995 from $23.0 million in 1994. This decrease was primarily attributable to lower sales volume. The gross profit margin decreased slightly to 20.4% in 1995 compared to 20.8% in 1994.

    Gross profit in the commercial business increased $12.6 million or 969.2% to $13.9 million in 1995 from $1.3 million in 1994. The gross profit margin increased to 13.4% in 1995 from 1.3% in 1994. This increase was primarily attributable to the favorable impact of product cost reduction programs and a reduction in post-shipment expenses associated with three World 16 and two G25W presses installed in 1993 and 1994, each of which required incurring additional expenses in 1994 to address performance issues that arose in the field.

    BUSINESS LINE OPERATING EXPENSES

    Operating expenses increased $13.2 million or 14.6% to $103.6 million in 1995 from $90.4 million in 1994. This increase was primarily attributable to higher general and administrative expenses, international sales agent commissions and engineering expenses. As a percent of net sales, operating expenses decreased slightly to 14.6% in 1995 from 13.9% in 1994.

    Operating expenses in the newspaper business increased $6.2 million or 10.6% to $64.7 million in 1995 from $58.5 million in 1994. This increase was primarily attributable to higher agents commissions incurred in connection with the increase in sales. As a percent of sales, operating expenses declined to 12.6% in 1995 to 13.4% in 1994. This improvement as a percent of sales is primarily attributable to operating leverage as overhead costs remained relatively constant while sales and gross profit increased.

    Operating expenses in the insert business decreased $2.3 million or 16.9% to $11.3 million in 1995 from $13.6 million in 1994. This decrease was primarily attributable to lower marketing and engineering expenses caused by lower sales volume.

    Operating expenses in the commercial business increased $9.3 million or 50.8% to $27.6 million in 1995 from $18.3 million in 1996. This increase was primarily attributable to an increase in the allocation of general and administrative costs to this business line.

    BUSINESS LINE OPERATING INCOME

    Operating income increased $29.5 million, or 89.4%, to $62.5 million in 1995 from $33.0 million in 1994. As a percent of sales, operating income increased to 8.8% in 1995 from 5.1% in 1994. The increase was primarily attributable to the higher newspaper sales volume and improved gross profit margins in the commercial and newspaper businesses, partially offset by increased operating expenses.

    Operating income for the newspaper business increased $27.8 million or 68.5% to $68.4 million in 1995 from $40.6 million in 1994. As a percent of net sales, operating income increased to 13.4% in 1995 from 9.3% in 1994. This increase was primarily attributable to higher sales and improved gross profit margins.

    Operating income for the insert business decreased $1.6 million or 17.0% to $7.8 million in 1995 from $9.4 million in 1994. As a percent of net sales, operating income was relatively constant at 8.3% and 8.5% in 1995 and 1994, respectively. A decline in gross profit was partially offset by lower operating expenses.

    Operating income for the commercial business improved $3.3 million or 19.4% to a loss of $13.7 million in 1995 from a loss of $17.0 million in 1994. This improvement was primarily attributable to an improvement in gross profit margin in 1995, partly related to product cost reduction initiatives and a reduction in warranty and post shipment expenses.

  Year Ended September 30, 1994 Compared to Year Ended September 30, 1993

    NET SALES

    Net sales increased $21.2 million or 3.4% to $648.2 million in 1994 from $627.0 million in 1993. This increase was primarily attributable to an increase in net sales in the newspaper business of $45.0 million or 11.5% and an increase in the commercial business of $9.0 million or 9.7% partially offset by a decline in net sales in the insert business of $32.8 million or 22.9%.


    Net sales in the newspaper business increased $45.0 million or 11.5% to $435.8 million in 1994 from $390.8 million in 1993. This increase is primarily attributable to growth in shipments from Goss's European locations. European net sales were $160.7 million in 1994, a $35.7 million or 28.6% increase over 1993. This increase was driven by significant large newspaper product shipments to Australia and New Zealand from Europe. In addition, sales of small newspaper presses in Europe increased by 43.6% as the Universal press continued to gain market acceptance. Sales in the Americas and Japan were relatively constant. Net sales in Goss's large newspaper business increased $27.3 million or 8.6% to $343.0 for the year-ended September 30, 1994 from $315.7 million for the year ended September 30, 1995. During these periods, small newspaper sales increased $17.7 million or 23.6% to $92.8 million from $75.1 million.


    Net sales in the insert business decreased $32.8 million or 22.9% to $110.7 million in 1994 from the peak sales of $143.5 million in 1993. In 1993, sales were unusually high due to the introduction of three new products. In 1994, there was a consolidation of insert printers which lead to capacity rationalization by these customers. This rationalization continued into 1995 but at a reduced level.

    Net sales in the commercial business increased $9.0 million or 9.7% to $101.7 million in 1994 from $92.7 million in 1993. This increase was primarily attributable to the introduction of new catalog and directory presses in 1994.

    GROSS PROFIT

    Gross profit increased $15.7 million or 14.6% to $123.4 million in 1994 from $107.7 million in 1993. The gross profit margin improved to 19.0% in 1994 from 17.2% in 1993, primarily attributable to increased sales volume and pricing in Goss's small newspaper business and improved margins in the commercial business.

    Gross profit in the newspaper business increased $7.5 million or 8.2% to $99.1 million in fiscal 1994 from $91.6 million in 1993. The gross profit margin remained relatively stable at 22.7% in 1994 compared to 23.4% in 1993. The increase in gross profit was primarily attributable to higher sales volume in Europe partially offset by less favorable product mix in the U.S. and Japan.

    Gross profit in the insert business decreased $3.0 million or 11.5% to $23.0 million in 1994 from $26.0 million in 1993. This decrease was primarily attributable to lower sales volume. The gross profit margin improved to 20.8% in 1994 from 18.1% in 1993. This improvement was primarily attributable to the negative impact of production start-up expenses and low introductory pricing for new products on the gross profit margins in 1993.

    Gross profit in the commercial business improved $11.2 million or 113.1% to $1.3 million in 1994 from a loss $9.9 million in 1993. The gross profit margin increased to 1.3% in 1994 from negative 10.7% in 1993. This increase was primarily attributable to a reduction in warranty and post-shipment expenses which had been experienced in 1993 in conjunction with the introduction of the World 16 and G25W presses.

    BUSINESS LINE OPERATING EXPENSES

    Operating expenses decreased $13.4 million or 12.9% to $90.4 million in 1994 from $103.8 million in 1993. This decrease was primarily attributable to reduced engineering expenditures, lower sales and marketing expenses and lower general and administrative costs partially attributable to restructuring actions which occurred in 1993. As a percent of insert sales, operational expenses improved to 13.9% in 1994 from 16.6% in 1993.

    Operating expenses from the newspaper business decreased $6.1 million or 9.4% to $58.5 million in 1994 from $64.6 million in 1993. As a percent of net sales, operating expenses declined to 13.4% in 1994 from 16.5% in 1993. This decrease was primarily attributable to lower sales and marketing expenses and lower general and administrative expenses associated with the 1993 restructuring actions.

    Operating expenses for the insert business decreased $0.7 million or 4.9% to $13.6 million in 1994 from $14.3 million in 1993. This decrease is primarily attributable to lower engineering expenses. As a percent of net sales, operating expenses increased to 12.3% in 1994 from 10.0% in 1993. This increase was primarily attributable to significantly lower sales in 1994.

    Operating expenses for the commercial business decreased $6.6 million or 26.5% to $18.3 million in 1994 from $24.9 million in 1993. This decrease was primarily attributable to lower engineering and general and administrative costs partially due to a lower allocation of expenses to this business line. As a percent of net sales, operating expenses decreased to 18.0% in 1994 from 26.9% in 1993.

    BUSINESS LINE OPERATING INCOME

    Operating income increased $29.1 million or 746.2% to $33.0 million in 1994 from $3.9 million in 1993. As a percent of net sales, operating income increased to 5.1% in 1994 from 0.6% in 1993. This increase was primarily attributable to higher newspaper business sales volume, improved sales volume and gross profit margins in the commercial business.

    Operating income for the newspaper business increased $13.6 million or 50.4% to $40.6 million in 1994 from $27.0 million in 1993. As a percent of net sales, operating income increased to 9.3% in 1994 from 6.9% in 1993. This improvement was primarily attributable to the increase in sales volume, as well as the decrease in operating expenses attributable to cost reduction efforts.

    Operating income for the insert business decreased $2.3 million or 19.7% to $9.4 million in 1994 from $11.7 million in 1993. As a percent of net sales, operating income increased to 8.5% in 1994 from 8.2% in 1993. This decrease was primarily attributable to the reduction in sales volume.

    Operating income for the commercial business increased $17.8 million to a loss of $17.0 million in 1994 from a loss of $34.8 million in 1993. This improvement was primarily attributable to improved gross profit margins in 1994 following significant production start-up expenses, low introductory pricing on new products and high warranty and post-shipment expenses in 1993 and also a reduction in overall operating expenses.

LIQUIDITY AND CAPITAL RESOURCES


    Prior to the Acquisition, Goss's surplus cash in the U.S. and U.K. was remitted to, and its funding requirements were provided by, Rockwell. The funding requirements of Goss were provided from Rockwell's own resources through the use of intercompany accounts. While intercompany purchases from Allen-Bradley, a Rockwell company, are principally transacted through non-cash, intercompany accounts, subsequent to the Acquisition, these transactions will generate normal trade payables of the Company which will require cash. It is expected that, upon consummation of the Acquisition, a reserve of $16.3 million, net of a $3.9 million provision reflected in the first nine months of 1996, will be established associated primarily with severance, outplacement and relocation payments to be incurred in connection with headcount reductions and costs in connection with planned facility closings. See "Unaudited Pro Forma Combined Financial Statements."



    Goss reported net cash provided by operating activities of $12.4 million, $157.5 million, $71.3 million and negative $61.2 million for the nine months ended June 30, 1996 and the years ended

September 30, 1995, 1994 and 1993, respectively. In general, changes in reported net cash provided by operating activities can be primarily attributed to the dollar value of inventories, receivables and advance payments from customers driven by the timing and level of new order activity.


    The net cash provided by operating activities of $12.4 million for the nine months ended June 30, 1996 was primarily attributable to a $14.4 million decrease in customer notes as repayments reduced the outstanding principal balance while fewer new notes were added, and a $14.2 million reduction in inventory levels associated with lower new orders, particularly in the newspaper business. The net cash provided by operating activities was partially offset by $32.2 million of lower advance payments from customers which corresponded to the reduction in new orders.


    The net cash provided by operating activities of $157.5 million for 1995 was primarily attributable to a $59.1 million increase in customer advances primarily associated with several large newspaper press orders. In addition, a $37.7 million decrease in accounts receivable attributable to the collection of date-certain letters of credit for 1994 sales contributed to the net cash provided by operating activities. The net cash provided was partially offset by a $50.4 million increase in customer notes primarily related to the financing of a large newspaper press sale.

    Net cash provided by operating activities was $71.3 million for 1994. The balance of advances from customers declined slightly but was offset by lower inventory levels. A $12.4 million reduction in the balance of customer notes increased net cash provided by operating activities due to increased reserves and payments on outstanding customer notes. A $17.6 million increase in other assets and liabilities caused primarily by the termination of a lease agreement in Europe, reduced overall net cash provided by operating activities.

    Net cash used by operating activities of $61.2 million for 1993 was primarily attributable to an $84.9 million increase in customer notes to insert and commercial press customers. In addition, $68.7 million of customer notes were sold during the year.


    As a result of the Transactions, the Company's total indebtedness will increase substantially. See "Risk Factors--Substantial Leverage; Ability to Service Indebtedness." Immediately following the consummation of the Transactions, the Company and its subsidiaries will have approximately $75.3 million of indebtedness outstanding under the Bank Facilities (excluding approximately $31.4 million in letters of credit) and $225 million of Notes outstanding. The Company will also be capitalized with equity of $162.0 million (net of loans to Management Investors of $2.0 million). The Company will also have the ability to borrow an additional $109.7 million for general corporate purposes pursuant to the Revolving Credit Facility, subject to certain conditions. See "Description of New Bank Credit Agreement." The Company's ability to incur additional indebtedness will be subject to certain limitations, including limitations imposed by the Indenture and the New Bank Credit Agreement. The Company's ability to service its indebtedness will be dependent, in part, on its ability to utilize the cash flow generated by its foreign operations. See "Risk Factors--International Operations."


    After consummation of the Transactions, the Company intends to fund its cash needs through cash flow from operations, existing cash balances and the Revolving Credit Facility under the New Bank Credit Agreement. See "Description of New Bank Credit Agreement." A substantial portion of the Company's available cash will be required to be applied to service the indebtedness incurred to finance the Acquisition. The Company may also utilize the Revolving Credit Facility to issue letters of credit that it may be required to post in connection with certain sales agreements. See "Risk Factors-- Operations as an Independent Company; Absence of Parent Guarantees." The amount of advance payments received by the Company in any period affects the Company's working capital position and liquidity during that period. The Company's capital expenditure requirements for fiscal year 1996 are expected to be approximately $8 million and for fiscal year 1997 are expected to be approximately $19 million.

    Given the long delivery times and large size of newspaper orders, the Company typically receives progress payments from newspaper customers in advance of actual press deliveries. The Company recognizes revenue only after press delivery and therefore progress payments are recorded as a current liability in the balance sheet, under customer advances. In addition, certain customers request that the Company post a letter of credit to guarantee performance under their respective contracts. As of June 30, 1996 Goss had $120.0 million of customer advances, and $21.1 million of outstanding letters of credit related thereto. See "Risk Factor--Operations as an Independent Company; Absence of Parent Guarantee."


    The Indenture and the New Bank Credit Agreement of the Company will contain financial and operating covenants and significant restrictions on the ability of the Company to pay dividends, incur indebtedness, make investments and take certain other corporate actions. See "Description of New Bank Credit Agreement" and "Description of Notes."

    The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, Management of the Company believes that available cash flow, together with available borrowings under the New Bank Credit Agreement and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal of, and interest on, its Senior Debt, and interest on the Notes. However, a portion of the principal payments at maturity on the Notes may require refinancing. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Risk Factors."

VARIABILITY IN THE COMPANY'S BUSINESS

    There are a number of factors that contribute to variability in the Company's business. This variability can produce wide fluctuations in revenues, earnings, cash flows and working capital balances. The Company expects this variability to continue.

    Factors contributing to this cyclicality include general economic conditions, which affect demand for press capacity, and the timing of press replacement, as well as innovations in printing technology, which have caused significant periodic increases in press demand over the last thirty years. In addition, Goss's revenue and profitability are influenced by the profitability of its customers. Accordingly, when newspaper publishers and commercial printers experience large decreases in sales (for example, during periods of recession and the resulting downturn in advertising revenues) or large increases in costs (for example, significant increases in raw material costs such as paper and newsprint), their willingness to commit to press acquisitions or upgrades could be temporarily affected.

INTERNATIONAL OPERATIONS

    For the year ended September 30, 1995, 38% of Goss's revenue was generated by international sales of its foreign subsidiaries. Historically, Goss had entered into foreign currency forward exchange contracts to protect it from adverse currency risk fluctuations on foreign currency commitments. As a result, the financial performance of the Company's foreign operations on a U.S. dollar denominated basis has historically not been significantly affected by changes in currency exchange rates. In addition, certain portions of the Company's borrowings under the New Bank Credit Agreement will be lent directly to certain of the Company's foreign subsidiaries in local currency, which may have the effect of hedging against changes in currency exchange rates. However, although the Company's foreign currency forward exchange arrangements and the foreign-based borrowings will mitigate the effect of fluctuating currency exchange rates, unfavorable changes in certain exchange rates could have adverse effects on the financial performance of the Company's foreign operations in the future.

BACKLOG


    As of September 30, 1995, the total contract price of the backlog of orders for presses was approximately $481 million, and approximately 82% of orders or services represented thereby have been or are currently expected to be filled during fiscal year 1996. As of September 30, 1994, such backlog was approximately $538 million. The decrease from September 30, 1994 to September 30, 1995 is primarily attributable to the shipment in 1995 of a large commercial order for G25W presses. As of June 30, 1996, the total contract price of the backlog of orders for presses had decreased to approximately $442.6 million. As of June 30, 1995, such total was approximately $496.9 million. The decrease from June 30, 1995 to June 30, 1996 is primarily attributable to lower orders in the Newspaper and Commercial segments in 1996. Of the total backlog as of June 30, 1996, approximately $158.7 million or 36% is scheduled to be delivered in the fiscal year ending September 30, 1996 and approximately $236.9 million or 54% is scheduled for delivery in the fiscal year ending September 30, 1997.


IMPACT OF INFLATION

    Goss has historically offset the impact of inflation through price increases and expense reductions. Periods of high inflation could have an adverse effect on the Company to the extent that increased borrowing costs for floating rate debt may not be offset by increases in revenue.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to a range of environmental requirements in the various jurisdictions in which it operates. These environmental requirements relate to, among others, air emissions, wastewater discharges, and waste management. Over the past five years, Goss has incurred less than $1.0 million of expenditures in connection with environmental remediation matters. Based on the underlying facts giving rise to its environmental regulatory obligations and technical advice received from the Company's environmental consultants, the Company can be expected to continue to incur capital and operating expenses to maintain compliance with applicable environmental requirements, to upgrade existing equipment at its facilities, to continue existing remedial activities and to meet new regulatory requirements. The Company does not anticipate that any such capital and operating expenses will have a material adverse effect on the Company's results of operations. Rockwell has agreed to indemnify the Company and its subsidiaries and affiliates against all environmental costs associated with Goss's facility in Peterborough, United Kingdom (which Rockwell is retaining) and against all environmental costs associated with Hall Processing Systems. For a period of four years after the Closing Date, Rockwell will also indemnify the Company against one-half of certain environmental costs incurred by the Company in excess of $1.0 million, provided that such costs result from the disposal, discharge or release of any hazardous wastes, hazardous substances, pollutants or contaminants on or from the facilities of Goss (or its predecessors) prior to the Closing, and provided that such costs result from activities which are (i) required by an enforcement order or decree entered by a governmental authority as a result of an environmental proceeding; (ii) necessary to comply with an environmental law in response to an environmental proceeding, the outcome of which environmental proceeding is reasonably likely to result in material costs or expenses to the Company; or (iii) necessary to comply with an environmental law in response to a written, threatened environmental proceeding, which environmental proceeding is reasonably likely to result in material costs or expenses to the Company, provided that, in the case of this clause (iii), all such costs and expenses are consented to in writing by Rockwell prior to being incurred. There can be no assurance that unanticipated, future regulatory programs or previously unidentified environmental conditions will not impose material capital and operating expenses.

                                    BUSINESS

GENERAL

    Goss is the leading manufacturer of web offset newspaper press systems worldwide and of insert web offset press systems in North America. Goss also manufactures commercial web offset printing presses in North America and provides aftermarket parts and service to its newspaper and commercial printing customers. Founded in 1885, Goss is the only U.S.-based manufacturer of large-scale web offset printing presses and has pioneered many major industry innovations, including the conversion from letter press printing to web offset lithography, the development of computerized electronic control systems and the introduction of back-to-back color printing. Goss is the only global producer of newspaper printing presses with manufacturing and sales capabilities in North America, Europe and Asia. Goss generated approximately 51% of its fiscal 1995 net revenue of $709 million overseas (including exports from the U.S.). Goss operates through three business categories:

    . Newspaper. Goss is a widely recognized trade name in the newspaper printing press industry. Management estimates that approximately 57% of daily newspapers worldwide (excluding PRC) print on Goss presses (approximately 70% in the U.S. and Canada). The Company provides sophisticated, computer-controlled press systems for a wide variety of newspaper publications which vary significantly in circulation, page count and color content and operate in markets around the world. Goss presses print such publications as The Wall Street Journal, USA Today, The New York Times and The Los Angeles Times in the U.S., The Financial Times in the United Kingdom, Zero Hora in Brazil, The Asahi Shimbun in Japan, The Straits Times in Singapore and The People's Daily in China. Goss's newspaper press business generated approximately $512 million in revenues in fiscal year 1995, or approximately 72% of Goss's total revenues.

    . Insert. Goss pioneered the development of specialized web offset presses for printing advertising inserts and continues to be the leader in the insert press business with an estimated market share of approximately 70% in the U.S. and Canada, the principal markets for such equipment. Goss's insert presses combine newspaper press designs for high speed with selected commercial press features for enhanced print quality, low maintenance and high productivity. The Company's customers include leading insert printers such as Big Flower Press Holdings, Inc. and Sullivan Graphics, Inc. Goss's insert press business generated approximately $94 million in revenues in fiscal year 1995, or approximately 13% of Goss's total revenues.

    . Commercial. Goss also manufactures commercial web offset printing presses in North America used to print a broad variety of commercial products, including brochures and promotional materials, catalogs, magazines, books, financial publications and directories. The Company sells its commercial presses principally in North America, and its customers include large multinational, regional and local printers, including R.R. Donnelley & Sons Company, Quebecor, Inc., and Banta Corporation. The commercial press business generated approximately $103 million in revenues in fiscal year 1995, or approximately 15% of Goss's total revenues.

BUSINESS STRATEGY

    The Company's business strategy is to (i) capitalize on its substantial installed base of newspaper presses and market share in its traditional markets,
(ii) continue to lead in the development of innovative products that respond to customers' needs while increasing their productivity and efficiency, (iii) expand its strong presence in developing regions such as Asia, (iv) draw on the manufacturing and marketing strengths of its newspaper and insert businesses to improve the performance of its commercial business, and (v) pursue business process improvements and cost-saving opportunities. Key elements underlying this strategy include:

    . Leading Installed Base of Newspaper Presses. Goss is the market leader in, and only domestic manufacturer of, newspaper presses in the U.S. and Canada (the world's largest market for such presses). Management estimates that approximately 70% of daily newspapers in this market print on Goss presses. In addition, management estimates that approximately 52%, 48% and 61%, respectively, of daily newspapers in South America; Europe, Middle East and Africa; and Asia/Pacific (excluding Japan and PRC) utilize Goss presses. Management believes that this installed base and the Company's established customer relationships provide it with a competitive advantage in obtaining repeat business, including color capability upgrades, press line extensions and new press purchases. In addition, the Company's significant installed base provides a relatively stable source of aftermarket parts and service business.

    . Established Global Newspaper Presence. Goss is one of only seven major global suppliers of newspaper press systems and is the only supplier with manufacturing, engineering and sales operations in North America, Europe and Asia. The Company believes this global presence provides it with a competitive advantage in light of the significant cost of transporting newspaper press systems and the degree to which such presses require custom engineering and manufacturing to address each customer's particular production requirements and press configurations.


    . Technology Leader. Management believes that it enjoys a reputation in the newspaper industry as a leader in technological innovation, having engineered several major technological advancements, including the conversion from letterpress to web offset lithography, the development of computerized electronic control systems and the introduction of back-to-back process color printing, each of which has improved its customers' print quality and productivity. Letterpress printing involves mechanically complex systems that create each line of type out of metal slugs that are made into plates mounted on a press. The conversion to web offset presses improved print quality and productivity. Computerized electronic controls reduced the need for precise adjustments and fine tuning by technicians, which decreased waste and enhanced reliability and quality. Back-to-back process color printing utilizes four vertically-stacked presses (each printing one color) that allow multiple colors to be printed on both sides of the paper in the same print run. With the Company's recent introduction of an advanced inking system, and its ongoing development of an optical color quality adjustment mechanism and of an automatic image make-ready press system, Management believes the Company is well-positioned to maintain its technology leadership. See "--Research and Development."


    . Growth in Developing Markets. The Company believes that increasing incomes and literacy rates are driving the establishment and growth of newspapers in developing countries, particularly in South America and Asia (excluding the more mature Japanese market). The Company believes it is well-positioned to benefit from such growth since approximately 52% and 61%, respectively, of daily newspapers in South America and Asia/Pacific (excluding Japan and PRC) print on Goss presses. In addition, Goss is the only foreign-owned manufacturer of printing presses in China through the Company's joint venture with Shanghai Printing and Packaging Machinery Corp., a Chinese state-owned enterprise.

    . Business Process Improvements. A key element of the Company's business strategy is to further improve its operating performance. Management has identified certain specific cost saving opportunities that are reflected in the pro forma financial statements included herein. See "Business--Identified Cost Savings" and "Unaudited Pro Forma Combined Financial Statements." Management believes that efficiencies not reflected in the pro forma financial statements included herein can be realized through improvement of business processes, including enhanced material procurement practices, more efficient flow of work-in-process through both machining and assembly operations, increased outsourcing, and restructuring of factory support functions. In addition, the Company will seek to generate cost savings by improving efficiency in the process of configuring presses for specific customer requirements. The Company also has in place integrated product development teams which include design and manufacturing engineers and other disciplines which work to identify and implement product cost reduction initiatives such as component redesign, lower cost component suppliers, and design modifications to improve manufacturability. However, there can be no assurance that such efficiencies or cost savings can be realized.

    . Low-Cost Operations. Goss has reduced its cost structure significantly since 1991 through headcount reductions and facility rationalization. Management believes that these efforts, together with the Company's global manufacturing capabilities, which enable the Company to deliver its products at lower transportation costs, provide it with one of the lowest cost operating structures in the industry. In the large newspaper press system business, the Company believes that it is the lowest cost operator in the industry. See "--Identified Cost Savings."

IDENTIFIED COST SAVINGS


    Although no assurance can be given either that any specific level of cost savings will be achieved or as to the timing thereof, Management currently plans to achieve substantial savings in the base of operating costs which are reflected in the pro forma combined financial statements. Once these plans are completed, annual savings are expected to amount to approximately $19 million per year associated with the closing of redundant facilities and reduction in staffing, revision of employee benefit plans, and the elimination of certain corporate services previously provided by Rockwell. It is expected that, upon consummation of the Acquisition, a reserve of $16.3 million, net of a $3.9 million provision reflected in the first nine months of 1996, will be established associated primarily with severance, outplacement and relocation payments to be incurred in connection with headcount reductions and costs in connection with planned facility closings. See "Unaudited Pro Forma Combined Financial Statements."


    The Company anticipates that it will be able to reduce its manufacturing costs by closing redundant facilities and transferring the production to other under-utilized facilities. In addition, the Company plans on reducing its engineering, sales and marketing and general and administrative expenses by reducing headcount and outsourcing certain non-strategic activities. The Company has identified specific employees and/or functional areas where employees will be terminated. The Company plans to implement its operating improvement plan over a six month period following the Acquisition. Annual savings from these actions are expected to amount to approximately $14 million per year.


    In addition, the Company intends to modify selected employee benefit plans at an annual savings of $1.2 million. Finally, Goss has received certain administrative and management services from Rockwell such as corporate oversight, cash management, treasury, legal, patent, tax, insurance administration, corporate accounting and communication services. The Company expects incremental annual savings of $3.8 million as a result of providing these services on a stand-alone basis. The Company has also identified certain other cost saving measures which may be implemented in the future.


HISTORY

    The Goss Printing Company was established in 1885 in Chicago and soon thereafter introduced the first of a number of technological advancements in the industry, a newspaper press that printed on both sides of the paper simultaneously. Goss established itself as a global company early, recording its first international sale in 1898 and building its first international plant in England in 1910.

    In the 1960s, Goss introduced web lithographic offset newspaper presses that led the industry's conversion from letterpress printing. In 1969, Rockwell acquired Goss, which had grown to become a Fortune 500 company. Goss continued to be an industry leader over the ensuing decades, enhancing its product portfolio by introducing faster presses, new paper roll pasters, advanced folder designs, automated press controls, expanded flexible color printing capabilities and advanced inking systems.

    In the early 1980s, Goss recognized that certain of its customers were requesting modifications on its small newspaper presses to accommodate the printing of advertising inserts, a business which began to develop rapidly. Goss responded to this demand by adapting its existing newspaper press systems to include certain commercial press features, ultimately creating a separate line of specialized insert presses. Goss continues to be a leader in this business with a market share of approximately 70% in the U.S. and Canada, the principal markets for such equipment.

    Following on Goss's success in the insert niche of the commercial printing press industry, management embarked on a strategy to expand into the broader commercial printing business through acquisitions. In 1987, Goss acquired the Hantscho Company, a supplier of short- and medium-run commercial presses, and in 1989, Goss acquired the long-run publication product line of APV Baker-Perkins. As a result of these acquisitions, Goss established a presence in the North American commercial press market. The Company intends to present customers with a competitive alternative to the commercial press industry leader, Heidelberg Harris, a subsidiary of Heidelberger Druckmaschinen A.G. of Germany ("Heidelberg Harris").

INDUSTRY OVERVIEW

    Goss's products fall into three broad categories: (i) newspaper press systems for publishers of national, regional and local newspapers; (ii) insert press systems for printers of advertising inserts, including Sunday newspaper inserts and direct mail/point-of-purchase inserts and (iii) commercial press systems for printers of brochures and promotional materials, catalogs, magazines, books, financial publications and directories. Management believes that annual worldwide sales of press equipment for newspapers and commercial printers between 1992 and 1995 averaged approximately $5.0 billion, of which approximately $2.5 billion constituted sales of web offset press equipment.

    The following is an overview of the global industry for web offset press equipment for newspapers, insert printers and general commercial printers.

NEWSPAPER PRINTING PRESS INDUSTRY

    The global newspaper printing press industry serves a wide variety of newspaper publications which vary significantly in circulation, page count and color content based on regional, demographic and economic fundamentals. These attributes drive newspaper press equipment requirements.


    Newspaper printing presses are typically categorized as either "double-width" or "single-width" presses. A double-width press is capable of producing twice as many pages per cylinder rotation as a single-width press. Newspapers with large circulations (i.e., over 50,000 copies) or high page counts typically require double-width printing presses, while those with smaller circulations and page counts tend to use single-width presses. A newspaper generally purchases press capacity sufficient for its highest use requirement, which is usually the printing of its Sunday edition. Although the number of single-width printing presses installed worldwide far exceeds the number of double-width presses, the majority of capital spending for newspaper printing presses typically is for more complex, double-width press systems. Double-width newspaper presses can range in price from $6 million to $22 million, while single-width newspaper presses typically have a price range of between $2 million and $6 million. Goss supplies double-width and single-width web offset presses to newspaper publishers worldwide.


    The purchase of a newspaper press, which typically has a replacement cycle of approximately twenty-five years, usually represents the most significant capital expenditure by a newspaper publisher. As such, the purchasing decision involves extensive capital planning and budgeting. Lead times for deliveries range from nine to eighteen months from the placement of an order for double-width presses, and two to eight months for single-width presses.

    DEMAND CHARACTERISTICS. Given the significant cost of newspaper presses, both industry and Company sales can vary substantially period-over-period depending upon the timing of large press purchases. This phenomenon is exacerbated by the long useful life of newspaper presses and the concomitant deferability of press replacement. In addition, during periods of economic growth, higher advertising expenditures and personal incomes lead to an increase in the profitability of publishers, causing demand for printing presses to generally increase; similarly during periods of economic recession, demand for press capacity generally decreases. However, Management believes that, over the longer term, continued demand for newspaper presses will be driven by a number of factors, including:

    . Economic Growth in Developing Countries. Strong economic growth typically results in increased advertising expenditures and higher personal incomes. These factors, together with higher literacy rates, increase newspaper circulation and page counts which in turn drive demand for additional press capacity. Management believes these dynamics make developing countries attractive markets for its newspaper presses.

    . Innovation. Press demand has historically increased significantly in response to press innovations before returning to more normalized levels of demand. The conversion from letterpress to offset which was started by Goss in the 1960s, for example, was driven by compelling productivity and quality improvements offered by offset printing. More recently, Goss's introduction of "four-high" tower configuration, back-to-back color presses (which consist of four vertically stacked printing units) in the late 1980s permitted newspapers to offer color advertising and thus increase their advertising revenue. This in turn contributed to additional demand for new presses and add-on units for color printing--demand that continues as advertisers and consumers insist on increasing amounts of color in newspapers. A newspaper's ability to enhance quality and increase productivity while reducing paper waste and staffing are important considerations as it evaluates whether and when to add a new press or replace an older press. Accordingly, the aggregate demand for printing presses as well as the demand for a particular manufacturer's products is driven in part by the development of new products which achieve market acceptance.

    . Replacement. The useful life of a newspaper press is approximately 25 years, although press life can be extended through refurbishing, enhancements and proper maintenance. Nevertheless, it has been the Company's experience that declining productivity and quality, in each case relative to that offered by a new press, ultimately require that, over time, older presses be replaced. The timing of press replacement is influenced by economic factors as well as the productivity and quality improvements available from new presses. This replacement cycle of older, first-generation offset presses purchased in the late 1960s to mid-1970s has begun in the U.S., Canada, Western Europe and Japan, which are mature markets. In addition, Management believes that there are still over 70 newspapers using letterpresses in the U.S. and Canada alone, and that many of these presses will be replaced in the forseeable future.

    INSTALLED BASE. Goss is the leading manufacturer of newspaper presses in the world. Management estimates that approximately 57% of daily newspapers worldwide (excluding PRC) print on Goss presses. Goss is one of only seven major global suppliers of web offset newspaper press systems and is the only supplier to have manufacturing, engineering and sales operations in North America, Europe and Asia. The table below sets forth the Company's estimate of the approximate number of newspapers in each of the regional markets Goss serves and the approximate percentage of daily newspapers in such regions utilizing Goss presses:

                                                                  NUMBER OF        % WITH GOSS
    REGION                                                        NEWSPAPERS         PRESSES
- ---------------------------------------------------------------   ---------    -------------------
U.S. & Canada..................................................     1,500               70%
Asia/Pacific(1)................................................       960               61%
South America..................................................       550               52%
Europe, Middle East & Africa...................................     2,000               48%
Japan(2).......................................................        68               15%
                                                                  ---------
      Total....................................................     5,078               57%
                                                                  ---------
                                                                  ---------

- ------------

(1) Excludes People's Republic of China and Japan.

(2) Double-width presses only.

INSERT PRINTING PRESS INDUSTRY

    A segment of the commercial press industry unique to North America is the specialized printing press for advertising inserts, which are typically found in newspapers or distributed by direct mail or at point-of-purchase locations. Advertising insert printing presses combine high-speed, multi-web newspaper press designs with selected commercial press features for enhanced print quality, low maintenance and high productivity. The two leading printers of advertising inserts in North America, Big Flower Press Holdings, Inc. and Sullivan Graphics, Inc., are each customers of Goss. Goss has an estimated market share of approximately 70% in the U.S. and Canada, the principal markets for such equipment.

    Major factors considered by purchasers of insert press systems include net productivity (especially speed, reduced paper waste and print quality), service and support, new technologies (which enhance or lower product cost), product value and a press system's flexibility to produce multiple formats.

COMMERCIAL PRINTING PRESS INDUSTRY

    The commercial press industry serves a broad variety of commercial printers who print brochures and promotional materials, catalogs, magazines, books, financial publications, directories and other printed materials. In contrast to newspaper publishers who print their own publications, commercial printers are "contract printers" who generally print for publishers and other customers.

    Commercial press systems can be configured with a variety of component choices and auxiliary equipment. Commercial press suppliers act as systems integrators who are generally expected to provide complete press systems, including third-party auxiliary equipment such as dryers and chillers associated with "heatset" printing. Outsourced auxiliary equipment generally comprises 30% to 40% of the contract value of a commercial press order.

    Commercial presses generally operate 24 hours per day, with downtime only for necessary maintenance and repair. As a result, the average life of a commercial printing press ranges up to ten years, resulting in much shorter and generally more predictable replacement and/or rebuilding cycles than for newspaper presses. Lead times for deliveries of commercial press systems typically run two to eight months from the placement of an order.

    Major factors considered by purchasers of commercial press systems include price, net productivity, reliability, efficiency, quality, and service and support. Commercial printers also continually seek feature and technological innovations to improve net production output and job turnaround time. In addition, Goss has assisted in the past, and the Company intends to continue to assist in the future, smaller commercial printers in obtaining the financing of press purchases through third-party financing sources.

    Goss supplies commercial press systems in the U.S. and Canada, with limited sales in certain other countries. Management estimates that there are approximately 2,000 commercial printers in the U.S. and Canada who utilize web offset presses. The U.S. and Canadian commercial print industry has been consolidating, as large printers seeking to increase press utilization have begun to serve customers traditionally addressed by local printers. Many larger U.S. and Canadian commercial printers are becoming more international in scope and have formed joint ventures and other alliances in an increasing number of developed and developing regions.

PRODUCTS AND SERVICES

WEB OFFSET TECHNOLOGY

    Goss introduced offset lithography to newspaper printing in the 1960s as a replacement for the letterpress printing process. The letterpress system relied on highly-skilled technicians operating complex machines that used a keyboard connected to a series of circular matrices to create each line of type in the form of a metal slug. The slugs that came out of the machine would then be arranged in forms and made into thick, semi-cylindrical metal plates mounted on a press. The paper was printed in direct contact with these plates. In contrast to the old letterpress system, offset lithography is far less mechanically complex, as the process relies on photographic and chemical processes instead of mechanical ones.

    The initial step in the offset process involves transferring the text and images of a publication onto the printing plates that will be used in the press. These plates are wrapped around "plate cylinders" in the press unit. As the plate cylinder rotates, it is first coated with a water-based solution, and then with an oil-based ink. As the ink is oil-based it adheres only to the areas of the plate that are not covered with water (i.e., the text or image). The ink on the plate is then transferred in a mirror image to a "blanket cylinder" which rotates to come into contact with the paper, where the ink is transferred again, reversing from a mirror-image back to a normal image.

    In most web offset presses both sides of the paper are printed at the same time, each with its own set of plate and blanket cylinders. The paper is pressed between the two blanket cylinders as it passes through the unit. After the paper passes through each of the press units, it travels to a "former," where it is joined with the other pages, and finally to a folding component where it is folded and cut to the proper size (or "cutoff").

    In process color printing, each color on a page is imaged separately onto its own plate. Each page of a color publication must pass through four separate printing units, each loaded with a different color. Process color printing thus requires four times the number of printing units to print the same number of pages as does a black and white publication.

    Goss primarily produces web offset presses. The term "web" refers to the fact that the paper is fed through the press from a large paper roll in a long ribbon that forms a complex web of paper. The other common form of press is a sheet-fed press, which prints on individual sheets of paper fed through the press one-by-one. Sheet-fed presses are generally used only for shorter-run, high quality posters, some high-end magazines, and similar applications because, historically, the lower speeds necessary to achieve the highest print quality were not economical for larger commercial print runs. Newspapers are almost exclusively printed on web-fed presses.

NEWSPAPER PRESS SYSTEMS

    Goss's core business, in which it has been engaged for 111 years, is the production of newspaper press systems. Goss produces customized double-width press systems for large national and metropolitan newspapers and single-width press systems for smaller regional and local newspapers, all sold under the "Goss" name. The Company typically configures its press units to meet the specific printing requirements and physical space limitations of its customers. Goss is a worldwide supplier of web offset newspaper press systems. Approximately three out of four U.S. daily newspapers and many prestigious newspapers in over 100 other countries are printed on Goss's presses. Goss has sold over 4,500 newspaper press systems around the world to publications such as The Wall Street Journal, The New York Times, The Los Angeles Times, and USA Today in the U.S., Zero Hora in Brazil, The Financial Times in the U.K., The Melbourne Age in Australia, The Asahi Shimbun in Japan, The Straits Times in Singapore and The People's Daily in China.

    Sales of new equipment to, as well as additions and modifications to existing equipment for, large newspaper customers accounted for approximately 45% of Goss's fiscal year 1995 sales. Sales to and additions and modifications for small newspaper customers accounted for approximately 14% of Goss's fiscal year 1995 sales.

    Goss's current newspaper press product portfolio, which consists of a range of double-width and single-width press systems, is set forth in the table below:

                                 NEWSPAPER PRESS PRODUCT PORTFOLIO

                                                                YEAR
   PRODUCT                                                   INTRODUCED        SIZE        SPEED(A)
- ----------------------------------------------------------   ----------    ------------    --------
Colorliner 80.............................................      1995       Double-Width      80,000
Newsliner.................................................      1994       Double-Width      70,000
MetroColor................................................      1992       Double-Width      70,000
HT........................................................      1990       Double-Width      70,000
Colorliner................................................      1987       Double-Width      75,000
Universal.................................................      1991       Single-Width      50,000
Community.................................................      1963       Single-Width      30,000
Urbanite..................................................      1962       Single-Width      50,000

- ------------

 (a)  Straight run copies per hour

    In 1995, Goss formalized a standard global product strategy for its new press offerings. Management believes that the common designs of newspaper presses will allow Goss to reduce its product costs and provide flexibility to utilize global manufacturing resources more effectively. Accordingly, Management has initiated programs to standardize most of the core design components of its newspaper press systems, while retaining the flexibility to configure and assemble each press system to specific customer needs.

    The Newsliner, introduced in 1994, is Goss's first standard double-width press system designed for global markets. The Newsliner contains many advanced features used by newspaper publishers worldwide while providing customers with flexibility by offering three inking system alternatives: traditional open fountain, digital injector and Goss's advanced positive-feed keyless, a patented process which significantly reduces press start-up time, thereby reducing paper waste. Goss's premier Colorliner press system which Management believes offers the industry's widest range of features and options, has also been recently redesigned as a standard global product offering.

    Goss introduced the Universal press system in 1991 for medium circulation newspapers and certain commercial printers as Goss's single-width standard global product offering. The Universal also provides flexibility in that it can be configured in a variety of arrangements, including both "tower" and satellite configurations.

    The MetroColor is a press upgrade package that is designed to allow customers with the Metroliner press system to enhance their press systems to add tower color printing capabilities. The HT is a premier double-width newspaper press system based on the Colorliner design and targeted exclusively to European and Asian customers. The HT system incorporates buyer-specific control packages, folder designs, paging configurations and inking systems geared toward the requirements of customers located in Europe and Asia.

    The Community and the Urbanite press systems represent Goss's first generation of single-width web offset printing presses, and are still a popular choice for smaller to medium circulation newspapers due to their simplicity of operation, quality print reproduction, configuration flexibility and relatively low price. The Urbanite, which has a single-width press with two plates around the cylinder and which therefore permits relatively more paging capacity (in contrast to the single-plate design on the Universal and Community), is marketed to medium circulation newspapers which require such greater capacity. The Community is marketed to smaller to medium circulation regional newspapers and to printers of advertising inserts.

INSERT PRESS SYSTEMS

    Goss is a leading supplier of insert presses in the United States and Canada, which are the source of almost all demand for this specialty product, with an estimated market share of approximately 70% in the U.S. and Canada. Management attributes its position as a leading supplier of both new insert presses and service and parts for existing insert presses to its full range of product offerings, its strong technical expertise and its ability to respond to customer needs.

    Sales from Goss's insert press business represented approximately 13% of Goss's sales for the fiscal year ended September 30, 1995.

    Goss's current insert printing press product portfolio is set forth in the table below:

                         INSERT PRESS PRODUCT PORTFOLIO
                                                              YEAR
   PRODUCT                                                 INTRODUCED    SPEED(A)
- --------------------------------------------------------   ----------    --------
Magnum..................................................      1993         35,000
C450....................................................      1992         50,000
C700....................................................      1985         85,000
Community...............................................      1963         30,000

- ------------

 (a)  Copies per hour

    Goss's insert presses combine newspaper press designs with selected commercial press features for enhanced print quality, low maintenance and high productivity. The Magnum is an adaptation of the proven Community newspaper press with a modest amount of commercial features, and serves the most price-sensitive insert printers. The C450 is Goss's mid-range advertising insert press. The C700 serves national printers, offering the speed of a large newspaper press with the color capability and turnaround flexibility of a commercial press.

COMMERCIAL PRESS SYSTEMS

    Goss produces web offset press systems for commercial printers of brochures and promotional materials, catalogs, magazines, books, financial publications and directories. Goss sells commercial press systems under the "Goss Commercial", "Baker-Perkins" and "Hantscho" tradenames. Goss's commercial press customers include large multinational, regional and local printers, such as R.R. Donnelley & Sons Company, Quebecor Inc. and Banta Corporation. Goss's commercial presses have been used to print leading publications such as Time, Newsweek, Fortune, Business Week, Sports Illustrated and Elle and major catalogs such as those for Victoria's Secret, Saks Fifth Avenue and Williams-Sonoma.

    Sales from Goss's commercial press business represented approximately 14.6% of its total sales for the fiscal year ended September 30, 1995.

    Goss provides complete commercial printing press systems, including third-party auxiliary equipment. Outsourced auxiliary equipment typically comprises between 30% and 40% of the contract value of Goss's commercial press orders. Goss has a broad folder portfolio, which provides customers with flexibility in the customization of their press configurations.

    Goss's commercial press product portfolio is set forth in the table below:

                           COMMERCIAL/PUBLICATION PRESS PRODUCT PORTFOLIO
                                                                                 YEAR
   PRODUCT                                            CUSTOMER TYPE           INTRODUCED    SPEED(A)
- -------------------------------------------   -----------------------------   ----------    --------
World 16E..................................   General commercial, book           1995         1,600
G25........................................   Magazine, general commercial       1995         2,750
C700LGD....................................   Speciality printers                1995         2,500
C700D......................................   Directory                          1993         2,500
G25W.......................................   Catalog, magazine                  1992         2,750

- ------------

 (a)  Feet per minute

    Goss's commercial/publication press product portfolio serves a wide variety of commercial printers who require reliable and cost-effective printing systems with the flexibility to provide fast turnaround time and high print quality. To enhance the profitability of this business, Goss rationalized its commercial/publication press product portfolio during the 1990's and introduced new presses to replace existing models and focus on a selected number of core press systems.

    The World 16E is a 16-page commercial press designed for the short to medium run production of magazines, catalogs, books and general printing. The G25 is a 32-page press which provides enhanced productivity for the long run production of magazines, catalogs, magazine insert products and general commercial printing. The G25W is a 48 page press which prints products similar to the G25, but has a wide format for higher volume printing requirements. The C700D is a high speed telephone directory press; and, the C700LGD is a high sped, high page output press used for the production of digest sized publications for national and regional printers.


    The World 16 and, to a lesser extent, the G25W, commercial press systems, which were introduced in 1993 and 1992, respectively, experienced certain performance problems during their initial installations. The problems experienced with the World 16 presses were primarily related to print quality issues associated with distortion and positioning of the ink dots and color variation. The G25W problems were primarily related to ink dot distortion which caused print quality issues and also with difficulties with the folder at higher speeds. As a result, Goss has incurred significant expenses to identify and implement the corrective actions necessary to insure the press meets customer expectations. In addition, the Company modified the press to improve its performance and introduced the World 16E to the marketplace in October 1995. As of June 30, 1996 a total of six World 16 and four G25W presses were in operation. See "Risk Factors--Commercial Business Performance Issues" and Note 19 to the Combined Financial Statements contained elsewhere in this Prospectus.


AFTERMARKET PARTS AND CUSTOMER SERVICE

    Goss's large global installed base provides it with a relatively stable source of aftermarket parts and service business. Goss capitalizes on these opportunities through its field support network, which provides worldwide coverage. In fiscal 1995, Goss generated $79 million, or 11%, of net sales from the sale of aftermarket parts and the provision of maintenance services. The newspaper segment is the primary contributor to the aftermarket, due to its large installed base of presses and working relationships with newspaper customers.

    The Company believes that a high level of customer service, technical support and training are important factors in establishing and maintaining long-term relationships with customers and in encouraging repeat business. Service and technical support relates to site preparation and inspection, equipment installation, preventive and corrective maintenance, press line extensions and color capability upgrades. The Company employs a staff of 321 field service engineers who are located throughout the world in proximity to the Company's customers. These engineers not only provide support to customers, but also provide the Company with feedback from the customers' sites, thus enabling the Company to monitor and respond to customer needs.

SALES AND MARKETING

    Goss maintains an extensive sales and service network consisting of a direct sales force, service representatives and local agents covering over 100 countries. Goss utilizes "relationship" selling, which stresses value-added customer services, including field service, spare parts, support and training. Due to the significance of each press investment, Goss's sales effort also includes a multi-tier team marketing effort targeted at both the customer's corporate management and plant managers at individual sites. Goss's technical personnel play a major role in sales activity. Goss's senior Management also supports marketing efforts to cultivate prospects and complete sales.

    A sale to a prospective newspaper customer generally takes several years from the initial planning phase to the actual sale. Goss's direct sales personnel typically assist in customers' design, engineering and capital budgeting processes and maintain the close and consistent long-term customer contact required to sell complex, customized printing press systems. Management believes that this installed base and the Company's established customer relationships provide it with a competitive advantage in obtaining repeat business.

    The commercial press sales process is generally significantly shorter, as commercial press purchases involve shorter production times and are typically driven by shorter replacement cycles or specific print contract commitments. Goss's direct sales force typically works closely with commercial customers in designing a complete printing press system solution which includes outsourced auxiliary equipment.

    Goss's worldwide sales network allows responsiveness to local customers' unique requirements. Compensation for Goss's newspaper direct sales force is salary-based with a relatively small percentage of compensation derived from commissions. Compensation for Goss's commercial press direct sales force is largely commission-based with a base salary component.

    Goss enters into detailed contracts with all agents in its sales network. Most agents are exclusive suppliers of Goss's web offset presses. Typically, agent compensation is based on specific revenue targets. Most agents in the Goss sales network have extensive experience in the graphic arts industry as well as personal industry contacts.

COMPETITION

    The global newspaper printing press, insert printing press and commercial printing press industries are highly competitive in most product categories and geographic regions. Competition is based on price, product features, technological capabilities, quality, reliability and ability to meet the specialized needs of customers.

    Major suppliers of double-width newspaper presses are MAN Roland A.G. ("MAN Roland") and Koenig & Bauer-Albert A.G. ("KBA") of Germany; Wifag A.G. of Switzerland ("Wifag"); and Mitsubishi Heavy Industries Ltd. ("Mitsubishi") and Tokyo Kikai Seisakusho, Ltd. of Japan ("TKS"). Competing major suppliers of single-width newspaper presses are MAN Roland, KBA and Heidelberg Harris. The major supplier of commercial presses in the U.S. is Heidelberg Harris. Other competitors include KBA, MAN Roland and Mitsubishi. The only other major supplier of insert printing press systems is Heidelberg Harris.


    Over the past several years, certain foreign suppliers of large newspaper printing presses have sought to increase their U.S. sales by offering aggressive pricing and terms. As a result of pricing actions by Goss's foreign competitors, on June 30, 1995, Rockwell and Goss filed an antidumping duty petition with the Commerce Department and the ITC alleging that competitors from Japan and Germany were selling large newspaper printing presses and components thereof in the U.S. at less than fair value and were materially injuring a U.S. industry. As a result of such petition, the Commerce Department and the ITC initiated antidumping investigations and, in its preliminary injury determination issued in August 1995, the ITC determined that there is a reasonable indication that the U.S. large newspaper printing press industry was materially injured by reason of imports from Japan and Germany.



    On July 16, 1996, the Commerce Department issued final determinations that the imports covered by this case, from Japan and Germany, respectively, have been sold at less than fair value. On August 21, 1996, the ITC determined that imports covered by this case from Japan and Germany, respectively, have caused material injury or the threat of material injury, to the domestic industry. Based on these determinations, the U.S. Customs Service has been directed to require cash deposits of antidumping duties with respect to such imports at rates that range from 30% to 62% ad valorem. The assessment of duties could be increased, reduced, or terminated through subsequent appellate review, or annual administrative reviews, or both. Moreover, the extent to which antidumping duties would benefit the Company's competitive position in the U.S. market, if at all, cannot be projected with assurance. See "Risk Factors--Competition."


RESEARCH AND DEVELOPMENT

    Management believes that its position as a technological industry leader is due in large part to its engineering, product development and research capabilities as well as to its commitment to continual investment in press innovation. Goss led the newspaper industry's conversion from letterpress printing to the offset process, which began in the 1960's, and in the late 1980's introduced the "four-high" tower configuration to provide process color printing advances for newspapers. Other Goss innovations, such as computerized press controls, have provided for increased net production output through greater automation, decreased waste and enhanced reliability and quality.


    During the past three years, Goss has invested over $84 million in engineering, product development and research (including $17.4 million, $17.6 million and $15.8 million spent on research and development in fiscal 1993, 1994 and 1995, respectively) and the Company expects to continue to invest at similar levels throughout fiscal year 1996. Major recent product development projects have included the launch of two advanced newspaper presses (Newsliner and Universal), six new commercial press systems or product enhancements (World 16E, G25W/G25, C450, C700D and C700LGD) and a series of new commercial folders. Research projects during the past three years included the development of a positive feed keyless inking system and its evolution to single-fluid lithography, as well as the completion of prototypes for color correction, auto imposition and magnetic cutoff control. In addition, the technology concepts for a future digital press with direct-to-press imaging was also developed.

    Goss currently is developing the AIM press system. The design concept of AIM is to allow customers to print directly from a computer file without any intermediary steps. Today's lithographic printing process requires text and images to be made-up on paper and then imaged on a printing plate which in turn is affixed to a rotating cylinder for the printing process. The ability to transfer text and images in digital form directly to a printing cylinder without the make-ready process and printing plates would provide customers with greater productivity and flexibility. In contrast to other direct-to-press technology currently available for short-run commercial printing, AIM, if developed successfully, would maintain the speed and print quality of the lithographic printing process while significantly reducing pre-press time and expense. Although the Company believes that it can incorporate its AIM technology into its presses in the future, there can be no assurance that the Company will be successful in developing and commercializing AIM.

    Management believes that Goss possesses the core skills (including mechanical, electronic and software expertise) developed over many years of printing press industry experience necessary to engineer, design and enhance printing press systems and to introduce new technologies. The Company believes that its research staff has knowledge and expertise to direct, integrate and manage research programs in a wide range of disciplines, including materials science, physical and organic chemistry, ink rheology, magnetics, microwave technology, vision systems and artificial intelligence.

    Goss maintains a staff of over 400 engineers at four locations around the world (Westmont, Illinois; Preston, United Kingdom; Nantes, France and Sayama, Japan). The Westmont engineering group has engineering, research and development responsibilities for newspaper and commercial press designs, software development, development and testing of new print technologies and the customization of orders for U.S.-sourced newspaper and commercial press systems. Goss's Westmont, Illinois facility includes a 12,600 square foot press hall, an ink chemistry lab and software and electronics labs used for research, product development and testing. Engineering at Goss's other locations is based on the core skills of its resident engineers and includes such functions as new press design and the customization of newspaper and commercial press systems.

    Goss has also directed and funded certain research and development projects conducted at the Rockwell Science Center. The financial data contained in this Prospectus include expenses charged to Goss for the work performed on its behalf at the Science Center. During fiscal years 1993, 1994 and 1995, such direct charges were $594,000, $670,000 and $830,000, respectively. Rockwell has agreed to provide continuing support to the Company following consummation of the Acquisition at its Science Center for a period to be agreed upon by the Company and Rockwell for certain ongoing projects at a fee to be determined. Management believes that following this transition period it will continue to have the engineering, product development and research capabilities which have made it a technological industry leader.

    As a result of Goss's research and development efforts, it has obtained more than 100 U.S. patents and more than 100 foreign patents in countries and territories including Australia, Canada, Japan, Mexico, Great Britain, Germany and the European Patent Community. Although the Company believes that these patents are enforceable against its competitors, there can be no assurance that they are enforceable, or that they can be used to prevent competitors from making, using or selling products the same as or substantially the same as Goss's products. Similarly, there is no assurance that Goss's existing product line, or the Company's future products, are or will be free of infringement of third-party patents, in the U.S. or any other country.

EMPLOYEES


    As of June 30, 1996, Goss had 2,657 employees, consisting of 1,252 hourly employees and 1,405 salaried employees. Employees are divided along functional lines as shown in the table below:

SALARIED
Executive Management................................................      16
Operations..........................................................     336
Sales, Marketing and Customer Service...............................     365
Engineering
  Design and Production Engineering.................................     323
  Research and Development..........................................      32
  Support...........................................................      80
Finance and Information Systems.....................................     213
Human Resources and Other...........................................      40
                                                                       -----
    Total Salaried..................................................   1,405
HOURLY..............................................................   1,252
                                                                       -----
TOTAL...............................................................   2,657
                                                                       -----
                                                                       -----

    Average industry experience across the salaried workforce is approximately 15 years.

    UNIONS AND TRADE GROUPS. Goss's approximately 700 hourly employees located at its Cedar Rapids, Iowa; Reading, Pennsylvania; and Westmont, Illinois facilities are represented by national unions and the Company is subject to three collective bargaining agreements in the U.S. The approximately 500 hourly employees located at the Preston, England and Nantes, France facilities are represented by three local trade groups that have entered into a series of cumulative collective bargaining agreements with the Company. The approximately 120 employees at Goss's Sayama, Japan facility are represented by a Company union and the Company is subject to one collective bargaining agreement in Japan. See "Risk Factors--Labor Relations."

PROPERTIES

    As of June 30, 1996 Goss owned the facilities set forth below:

                                        MAJOR FACILITIES
   FACILITY                                                   FUNCTION                SQUARE FEET
- -----------------------------------------------   ---------------------------------   -----------
Cedar Rapids, Iowa.............................   Machining, assembly, engineering      585,500
Reading, Pennsylvania..........................   Machining, assembly, engineering      458,628
Preston, England...............................   Machining, assembly, engineering      300,000
Nantes, France.................................   Assembly, engineering                 263,300
Sayama, Japan..................................   Assembly, engineering                  75,280
Westmont, Illinois.............................   Headquarters, sales, engineering      280,674

    MANUFACTURING FACILITIES. Goss owns and operates five manufacturing facilities in North America, Europe and Asia. The manufacturing plants in Cedar Rapids, Iowa; Reading, Pennsylvania; and Preston, United Kingdom utilize flexible machining systems and cell technology to produce high-quality press components. The Cedar Rapids, Iowa and Preston, United Kingdom facilities primarily produce large newspaper and commercial presses. The Reading, Pennsylvania facility is primarily involved in the production of smaller newspaper and commercial presses.


    The facilities in Nantes, France and Sayama, Japan are assembly-only operations. Goss's joint venture in China, in which Goss had 38% interest as of December 31, 1995 owns a fully-integrated manufacturing and support facility in Shanghai, comprised of approximately 500,000 square feet.

    The Company maintains high-quality manufacturing capability for critical, close-tolerance parts and components and possesses a workforce skilled in both machining and assembly. Most of Goss's machine tools have numerical control capabilities and many have internal inspection capabilities. In addition, statistical process control is used at all Goss machining facilities. The Company also seeks to maximize the cost effectiveness of its manufacturing processes and capacity utilization. In that regard, it may from time to time opt to outsource the manufacture of certain components and subsystems for certain printing presses.

    ENGINEERING FACILITIES. Goss's primary design engineering capabilities are maintained at its Westmont, Illinois headquarters. Goss has additional engineering capabilities at all of its facilities.

    OTHER FACILITIES. Various sales offices are leased to provide a base for Goss's sales personnel around the world. Additional warehouse space is leased primarily for the storage of customer-owned presses awaiting installation.

LEGAL PROCEEDINGS

    Goss is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business, including those relating to product liability, safety and health and employment matters. In certain such actions, plaintiffs request punitive or other damages that may not be covered by insurance. It is the opinion of Management that the various asserted claims and litigation in which Goss is currently involved will not have a material adverse effect on the Company's financial position. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation. The resolution of such claims and litigation could be material to the Company's operating results for any particular period, depending upon the level of income for such period.


    Goss is a defendant in a lawsuit (Heidelberger Druckmaschinen AG v. Hantscho Commercial Products, Inc. and Rockwell Graphic Systems, Inc.) involving patent infringement issues. This lawsuit was filed on June 26, 1987 in the U.S. District Court for the Southern District of New York. In November 1995, the Court issued an order in favor of the plaintiff setting damages of 6% of the sales prices of presses which incorporated the disputed technology plus interest. The final accounting of the amount of damages owing is being undertaken and will depend on further proceedings to be held in the district court. Rockwell has agreed to indemnify the Company for any damages that may be determined to be payable in such action and to treat such as a retained liability. Goss no longer incorporates the disputed technology into its presses. See "The Acquisition-- Representations and Warranties; Indemnity."


    Goss has experienced certain performance problems with its World 16 and, to a lesser extent, its G25W, commercial press systems which it introduced in 1993 and 1992, respectively. Certain customers have alleged that such press systems failed to meet performance expectations and contract specifications, including certain customers which have requested rescission of the initial purchase contract and/or damages and have threatened litigation to resolve their claims against the Company relating to their commercial presses. In addition, Goss has had one customer delay shipment of a World 16 press, has not yet received full payment from other customers due to performance issues and has had two customers initiate litigation seeking rescission and damages. See Note 19 to the Combined Financial Statements included elsewhere in this Prospectus.

ENVIRONMENTAL

    The Company's operations are subject to federal, state, local, and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage, and disposal and clean up of, certain materials, substances and wastes. To the best of the Company's knowledge, its operations are in material compliance with all applicable environmental laws and regulations as currently interpreted.

The Company's belief is based upon its understanding of the underlying facts giving rise to its obligations and the technical advice received from the Company's environmental consultants. Rockwell has agreed to indemnify the Company and its subsidiaries and affiliates against all environmental costs associated with Goss's facility in Peterborough, United Kingdom (which Rockwell is retaining) and against all environmental costs associated with Hall Processing Systems ("Hall Processing"). For a period of four years after the Closing Date, Rockwell will also indemnify the Company against one-half of certain environmental costs incurred by the Company in excess of $1.0 million, provided that such costs result from the disposal, discharge or release of any hazardous wastes, hazardous substances, pollutants or contaminants on or from the facilities of Goss (or its predecessors) prior to the Closing, and provided that such costs result from activities which are (i) required by an enforcement order or decree entered by a governmental authority as a result of an environmental proceeding; (ii) necessary to comply with an environmental law in response to an environmental proceeding, the outcome of which environmental proceeding is reasonably likely to result in material costs or expenses to the Company; or (iii) necessary to comply with an environmental law in response to a written, threatened environmental proceeding, which environmental proceeding is reasonably likely to result in material costs or expenses to the Company, provided that, in the case of this clause (iii), all such costs and expenses are consented to in writing by Rockwell prior to being incurred. See "The Acquisition--Representations and Warranties; Indemnity."

    The Company's Reading, Pennsylvania facility has been operating a groundwater remediation system (at an immaterial cost) under a 1981 Consent Order with the Commonwealth of Pennsylvania as a result of its, and its predecessor company's, historical waste disposal practices. Recent data indicate that certain hazardous constituents in the groundwater have decreased over time, while the data on other constituents is inconclusive. The Company plans to submit a proposal to the Pennsylvania Department of Environmental Resources (PADER) to terminate remediation at the site pursuant to recent statutory authority to determine cleanup limits consistent with the results of a site-specific risk assessment. Management has been advised that, given the site location and aquifer use, the proposal is technically appropriate and may result in the termination of groundwater remediation at this site. The Company believes that any liability with respect to either continuing groundwater remediation or conducting a site-specific risk assessment in order to complete such remediation will not have a material adverse effect on the Company's business or financial condition or its financial statements taken as a whole.


    Goss has received either notices of potential liability, or third-party contribution claims, under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") at six off-site disposal facilities. Goss has entered into de minimis settlement agreements with the Environmental Protection Agency (the "EPA") at two of these sites, and a de minimis settlement proposal is pending review by the EPA at a third site. With respect to the fourth site, the Interstate Pollution Control site in Rockford, Illinois, at which Goss has been named a potentially responsible party ("PRP"), Goss's share of the costs for cleanup of the site has been determined by the EPA to be 1.89% of the total costs. Goss has been advised by the EPA that the potential estimated cost for the final remedy at the site may be $10.0 million, with Goss's share equaling approximately $200,000. At the fifth site, Berks County Landfill, Spring Township, Berks County, Pennsylvania, Goss has been implicated as potentially responsible through a third-party lawsuit and by a PRP notice from the EPA. Management believes that it has been implicated through the third-party lawsuit and as a PRP at this site based upon allegations that Goss contributed certain waste to this site. Although Management is unable to estimate its potential liability at this site because no cost allocations have been made, Management believes its involvement, if any, is de minimis, based upon the information available to Management regarding the nature and quantity of the materials that Goss contributed to this site in comparison to the nature and quantity of materials contributed to the site by other PRPs. In May 1996, Goss received a PRP notice from the EPA for the sixth site, the Southeast Rockford Groundwater site. Management believes it has been implicated as a PRP at this site because of its involvement at the Interstate Pollution Control site discussed above, which is located within the boundaries, and is a part, of the larger Southeast Rockford Groundwater site and because the EPA has identified the PRPs at the Interstate Pollution Control site as potential contributors to the groundwater contamination at the larger site. In addition, the Company may have been implicated as a PRP at this site because it formerly operated an industrial facility, which it sold in 1989 in the greater Southeast Rockford area. Based upon the information available to it, however, Management believes that there is no independent link to the Southeast Rockford Groundwater site other than its involvement at the Interstate Pollution Control site. Because no cost allocations have been made at the Southeast Rockford Groundwater site, Management has no basis upon which it can estimate Goss's potential liability at this site. Management understands that the City of Rockford is attempting to fund a large portion of the past response costs through issuance of bonds that will be paid by a tax on all industry operating in the area. Based on this belief and understanding and taking into account Goss's cost allocation at the Interstate Pollution Control site, Management believes that its involvement, if any, is de minimis. Based upon Management's understanding of the underlying facts giving rise to its obligations, the technical advice received from Goss's environmental consultants, discussions with the involved parties and its understanding of the planned remedies, Management believes that its potential liability with respect to all of these sites will not have a material adverse effect on the Company's results of operations, cash flows, or financial condition.



    Management cannot predict with any certainty whether future events, such as changes in existing laws and regulations or the discovery of conditions not currently known to the Company, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing the Company's products, or providing its services, or otherwise adversely affect the demand for its products or services. During fiscal 1995, Goss incurred less than $100,000 of expenses relating to environmental matters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters."

                                THE ACQUISITION

    The following summary of the material provisions of the Purchase Agreement is subject to and is modified in its entirety by reference to all the provisions of the Purchase Agreement, including the definitions therein of certain terms. The Purchase Agreement provides for the acquisition of Goss through the purchase by the Company and certain foreign subsidiaries to be formed by it of all the outstanding stock of Goss Delaware and Goss France, and, as to the remainder of Goss, through the purchase of assets and the assumption of liabilities from Rockwell and certain subsidiaries of Rockwell. The Company will effect the Acquisition by purchasing all of the outstanding capital stock of Goss Delaware and Goss France. In addition, a Japanese corporation that is newly-formed and wholly owned by the Company ("Goss Japan") will purchase for cash all of the outstanding stock of Rockwell Graphic Systems-Japan Corporation, currently a wholly owned subsidiary of Goss Delaware and the Company, together with a newly-formed, wholly owned English company ("Goss U.K.") (which will purchase substantially all the assets of Rockwell Graphic Systems Ltd.), will purchase the assets and assume the liabilities of the remainder of Goss. Immediately after the Acquisition, the Company will merge with Goss Delaware, and Goss Japan will merge with Rockwell Graphic Systems-Japan Corporation. The assets that the Company will purchase include a portfolio of notes receivable issued in connection with customer financing provided by Rockwell to purchasers of Goss's products. Simultaneously with the closing of the Acquisition and of the Offering, the Company will sell the Customer Notes to BT Commercial Corporation for an estimated purchase price of approximately $163.7 million. The proceeds of this sale of the Customer Notes will be used in part to finance the Acquisition and the payment of expenses incurred in connection therewith. See "Use of Proceeds."

PURCHASE PRICE; ADJUSTMENTS

    The Company will acquire Goss for a purchase price which will consist of $552.5 million in cash and 47,500 shares of Preferred Stock issued by Holdings to Rockwell, plus (i) the aggregate amount of interest on each Customer Note which is not more than 60 days past due with respect to the interest thereon accrued (but not yet received) from the date of the last interest payment thereon through and including the day preceding the date of the closing of the Acquisition and (ii) an amount equal to 50% of the excess of the amount received by the Company for the sale of the Customer Notes over $170.0 million (adjusted for payments with respect to principal (up to an aggregate of $170.0 million) actually received by Rockwell in respect of the Customer Notes between March 1, 1996 and the day preceding the Closing Date); and minus (i) the amount of all payments with respect to principal (up to an aggregate of $170.0 million) actually received by Rockwell in respect of the Customer Notes between March 1, 1996 and the day preceding the Closing Date and (ii) the aggregate amount of prepaid interest on each Customer Note actually received by Rockwell between April 26, 1996 and the day preceding the Closing Date to the extent it was not earned for periods through and including the day preceding the Closing Date.

    In addition, the purchase price is subject to certain post-closing adjustments as follows: (i) the purchase price will be increased dollar-for-dollar by the amount, if any, by which certain selected assets set forth below of Goss on the day preceding the Closing Date (the "Selected Closing Assets") minus the amount of certain selected liabilities set forth below of Goss on the day preceding the Closing Date (the "Selected Closing Liabilities") is greater than $200.0 million; and (ii) the purchase price will be decreased dollar-for-dollar by the amount, if any, by which the Selected Closing Assets minus the Selected Closing Liabilities is less than $200.0 million. The Selected Closing Assets will consist of accounts receivable (before any reserves including unbilled receivables), inventories (before any reserves), cash and cash equivalents held by Goss France and by Rockwell Graphic Systems-Japan Corporation, a corporation organized under the laws of Japan, and the outstanding principal amount of any new Customer Notes entered into between March 1, 1996 and the day preceding the Closing Date, with the consent of the Company. The Selected Closing Liabilities will consist of accounts payable

(including outstanding checks), liabilities for payables to Allen-Bradley during the 30-day period preceding the Closing Date, and customer advances.

REPRESENTATIONS AND WARRANTIES; INDEMNITY

    The Purchase Agreement contains customary representations and warranties, including those concerning corporate organization and authorization, outstanding capital stock, compliance with laws, taxes, litigation, intellectual property and employee benefit plans. Each representation and warranty of Rockwell will survive for a period of one year after the Closing Date, except for the representations and warranties of Rockwell (which will survive until all applicable statutes of limitation have expired) relating to (i) the incurrence of broker's or finder's fees in connection with the Acquisition; (ii) the filing of tax returns, the payment of taxes and certain other tax-related matters;
(iii) the capitalization and ownership by Rockwell of the authorized capital stock of certain of the entities that constitute Goss; (iv) due authorization of the Purchase Agreement and the Acquisition; and (v) ownership of real property.

    Rockwell has agreed to indemnify the Company and its subsidiaries and affiliates against any liabilities incurred in connection with (i) the breach of any covenant or agreement of Rockwell contained in the Purchase Agreement (with certain exceptions); (ii) the breach of any of Rockwell's representations and warranties contained in the Purchase Agreement (subject to de minimis exceptions); (iii) any settlement of or judgment in respect of certain patent litigation; (iv) the liquidation of Hall Processing, a partnership in which a subsidiary of Goss is the general partner; (v) liabilities retained by Rockwell; and (vi) taxes for any taxable period that ends on or before the Closing Date and certain other tax-related matters. Rockwell's indemnity obligations with respect to covenants, agreements and tax-related matters terminate upon the expiration of all applicable statutes of limitations; with respect to representations and warranties, terminate upon the expiration of the applicable representation or warranty; and otherwise do not terminate. Claims based upon Rockwell's indemnity with respect to breaches of representations and warranties are not payable until the aggregate amount of damages incurred by the Company exceeds one percent of the purchase price, in which event Rockwell is only responsible for damages that are in excess of one-half percent of the purchase price and that are, in the aggregate, no greater than the purchase price.

    In addition, Rockwell has also agreed to indemnify the Company and its subsidiaries and affiliates against all environmental costs associated with Goss's facility in Peterborough, United Kingdom (which Rockwell is retaining) and against all environmental costs associated with Hall Processing. For a period of four years after the Closing Date, Rockwell will also indemnify the Company against one-half of certain environmental costs incurred by the Company in excess of $1.0 million, provided that such costs result from the disposal, discharge or release of any hazardous wastes, hazardous substances, pollutants or contaminants on or from the facilities of Goss (or its predecessors) prior to the Closing, and provided that such costs result from activities which are (i) required by an enforcement order or decree entered by a governmental authority as a result of an environmental proceeding; (ii) necessary to comply with an environmental law in response to an environmental proceeding, the outcome of which environmental proceeding is reasonably likely to result in material costs or expenses to the Company; or (iii) necessary to comply with an environmental law in response to a written, threatened environmental proceeding, which environmental proceeding is reasonably likely to result in material costs or expenses to the Company, provided that, in the case of this clause (iii), all such costs and expenses are consented to in writing by Rockwell prior to being incurred.

    For purposes of the Company's indemnity to Rockwell in connection with the Acquisition, each representation and warranty of the Company will survive for a period of one year after the Closing Date, except for the Company's representation that it has not authorized any broker's or finder's fees in connection with the Acquisition, which representation will survive until all applicable statutes of limitation have expired.

    The Company has agreed to indemnify Rockwell and its subsidiaries and affiliates against any liabilities incurred in connection with (i) the breach of any covenant or agreement of the Company contained in the Purchase Agreement;
(ii) the breach of any of the Company's representations and warranties contained in the Purchase Agreement; (iii) any obligations or liabilities of Goss Delaware and its subsidiaries and Goss France, whether incurred before, on or after the Closing Date, except for those obligations and liabilities for which Rockwell has indemnified the Company; (iv) liabilities assumed by the Company; (v) any guarantees or obligations to assure performance or to perform given or made by, or other liabilities or obligations of, Rockwell or any of its subsidiaries or affiliates with respect to Goss or certain agreements and contracts relating to Goss; and (vi) any obligations or liabilities arising out of the operation of Goss on or after the Closing Date. The Company's indemnity obligations with respect to covenants and agreements terminate upon the expiration of all applicable statutes of limitation; with respect to representations and warranties, terminate upon the expiration of the applicable representation or warranty; and otherwise do not terminate.

CERTAIN COVENANTS

    The Purchase Agreement contains certain customary covenants, including covenants (i) by Rockwell to conduct the business of Goss in the ordinary course; to cancel certain intercompany indebtedness; to grant to the Company a license to use certain intellectual property being retained by Rockwell; and
(ii) by the Company to phase out use of Rockwell's trademarks, tradenames, logos, etc.; to assume Rockwell's obligations under certain contracts and agreements relating to the business of Goss; and to grant to Rockwell a license to use certain intellectual property being acquired by the Company.

    In addition, with respect to employee benefits, the Company and Rockwell have, among other things, agreed that Goss employees will cease participation in Rockwell retirement plans as of the Closing Date and that Rockwell will retain all liability under such plans. The Company has agreed to provide welfare benefits no less favorable in the aggregate than currently provided (with certain exceptions). The Company may, however, amend or terminate such plans after the Closing Date. In addition, the Company will assume all stand-alone retirement plans (including those for employees in the United Kingdom, Germany and Japan).

CONDITIONS TO CLOSING

    The obligation of the Company to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of certain conditions, including the following:
(i) no judgment, decree or order may be in effect on the Closing Date which restrains or prohibits consummation by the Company of the Acquisition and no litigation shall be pending which would be reasonably likely to enjoin the Acquisition or which would be reasonably likely to result in material damages to the Company or Goss as a result of the Acquisition; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976, as amended, shall have expired or been terminated; (iii) the Company must have obtained the financing set forth in certain exhibits to the Purchase Agreement; (iv) there must not have been any material adverse effect with respect to Goss since September 30, 1995; (v) Rockwell must have obtained all consents required in connection with consummation of the Acquisition other than any such consents which if not obtained would not reasonably be likely to have a material adverse effect; (vi) the Company must have no reasonable basis to believe that Goss is not in compliance in all material respects with all environmental laws except where the failure to so comply would not reasonably be likely to have a material adverse effect; and (vii) there must be no short-term or long-term borrowings by Goss outstanding as of the Closing Date, other than overdraft borrowings of Goss Japan and of Goss France. The obligation of Rockwell to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver by Rockwell, on or prior to the Closing Date, of certain conditions, including each of the following: (i) no judgment, decree or order may be in effect on the Closing Date which restrains or prohibits consummation by Rockwell of the Acquisition and no litigation shall be pending which would be reasonably likely to enjoin the Acquisition or which would be reasonably likely to result in material damages to Rockwell or any of its subsidiaries as a result of the Acquisition; and (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976, as amended, shall have expired or been terminated.

AGREEMENT NOT TO COMPETE

    Rockwell has agreed that, for a period of three years after the Closing Date, neither Rockwell nor any company controlled by Rockwell will, directly or indirectly, without the written consent of the Company, enter into, or acquire control of more than a five percent interest in, any business more than ten percent of whose revenues are derived from operations engaged in the development, manufacture, sale or provision of web offset printing press systems; provided that Rockwell may acquire control of any business deriving less than 50% of its revenues from such operations so long as it shall use reasonable best efforts to divest such operations as promptly as practicable and in any event not later than two years following such acquisition. Rockwell or any company controlled by Rockwell shall not be prohibited or restricted from entering into any business engaged in, acquiring control of or any interest in any business engaged in, engaging in or continuing to engage in any activity which comprises or is an extension or expansion of those business operations conducted by Rockwell through any of its divisions or subsidiaries other than Goss as of April 26, 1996. In addition, Rockwell has agreed that its Science Center will not, for a period of three years after the Closing Date, provide to competitors of Goss support services which cover substantially similar matters as the support services which Rockwell's Science Center is performing with respect to certain projects.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information concerning the individuals who are expected to be the executive officers and directors of the Company upon consummation of the Acquisition:


    NAME                                     AGE                    POSITION
- ------------------------------------------   ---   ------------------------------------------
Robert M. Kuhn............................   54    Chairman and Chief Executive Officer
J. Joe Adorjan............................   58    Director
Gerald S. Armstrong.......................   53    Director
Alfred C. Daugherty.......................   73    Director
Robert F. End.............................   41    Director
James J. Kerley...........................   73    Director
Alexis P. Michas..........................   38    Director
Robert J. Mylod, Jr.......................   29    Director
James P. Sheehan..........................   54    Director
William A. Boston.........................   48    Vice President, Commercial Products
Barbara L. Gora...........................   44    Director of Marketing and Communications
Frank D. Jurenka..........................   59    Vice President, U.S. Operations
P. Michael Kienzle........................   61    Vice President, Newspaper Products
Jack E. Merryman..........................   49    Vice President and General Counsel
M. Eric Schroeder.........................   49    Vice President, Finance and Administration
Alan P. Sheng.............................   52    Vice President, Engineering and Technology
Brian J. Smith............................   42    Vice President, Human Resources
Richard J. Sutis..........................   53    Vice President, Asia Pacific
Michael C. Szymaszek......................   51    Vice President, Quality Assurance & Plant
                                                   Manager, Cedar Rapids
Randall Thomas............................   47    Vice President & General Manager, Europe


    ROBERT M. KUHN joined Goss as President in October 1995 and will serve as the Company's Chairman and Chief Executive Officer after the Acquisition. Prior to joining Goss, he had served as Senior Vice President, Business Development of United Technologies Corporation and President, Hamilton Standard, the aerospace subsidiary of United Technologies since 1991. Mr. Kuhn has also held senior management positions at United Technologies, Hamilton Standard, Pratt & Whitney and Armtek Corporation, where he served as a Corporate Director.


    J. JOE ADORJAN is the Chairman of the Board, Chief Executive Officer and President of Borg Warner Security Corporation, a supplier of guard, alarm, armored transport, courier and other protective services. Mr. Adorjan has held these positions since January 1996, October 1995 and April 1995, respectively. Mr. Adorjan was President of Emerson Electric Co., a manufacturer of electronic, electrical and other products, from 1992 to 1995 and Chairman and Chief Executive Officer of ESCO Electronics Corporation from 1990 to 1992. Mr. Adorjan is also a Director of California Microwave, Inc. and ESCO Electronics Corporation.



    GERALD S. ARMSTRONG is a Partner and a Director of Stonington, a position he has held since 1993. Mr. Armstrong is also a Partner and a Director of Stonington Partners, Inc. II, a Delaware corporation ("Stonington II"), a position he has held since 1994. Mr. Armstrong has also been a Director of Merrill Lynch Capital Partners, Inc. ("MLCP"), a private investment firm associated with Merrill Lynch & Co., since 1988, a Partner of MLCP from 1993 to 1994, an Executive Vice President of MLCP from 1988 to 1993, and a Managing Director of Merrill Lynch & Co. since 1988. From January to November 1988, he was President and Chief Executive Officer of Printing Finance Company, Inc., a printing company. From March 1985 to January 1988, Mr. Armstrong was Executive Vice President and Chief Operating Officer of PACE Industries, Inc., a manufacturing and printing company. Mr.

Armstrong is also a director of Ann Taylor Stores Corporation, Blue Bird Corporation, First USA, Inc., World Color Press, Inc., Beatrice Foods, Inc., and several privately-held corporations.


    ALFRED C. DAUGHERTY has been a Senior Advisor to Smith Barney, an investment banking firm, since 1985. Mr. Daugherty was Chairman of Duracell International Inc., a manufacturer of premium batteries, and Executive Vice President of Dart Industries Inc., a maker of consumer products and chemical specialties, as well as a Director of both, until his retirement on January 1, 1985. Mr. Daugherty is also a Director of American Precision Industries Inc., Blue Bird Corporation, Cincinnati Milacron Inc., Grow Group, Inc. and A. Duda and Sons, Inc.



    ROBERT F. END is a Partner and a Director of Stonington, a position that he has held since 1993. He has also been a Director of MLCP since 1993. He was a Partner of MLCP from 1993 to 1994 and Vice President of MLCP from 1989 to 1993. Mr. End was also a Managing Director of the Investment Banking Division of Merrill Lynch & Co. from 1993 to July 1994 and a Director of the Investment Banking Division of Merrill Lynch & Co. from 1990 to 1993. Mr. End is also a Director of Beatrice Foods, Inc., United Artists Theatre Circuit, Inc. and several privately held corporations.



    JAMES J. KERLEY served as the Vice Chairman and Chief Financial Officer of Emerson Electric Co., a manufacturer of electrical products and systems for consumer, commercial, industrial and defense markets, from 1981 until his retirement in 1985. Mr. Kerley interrupted his retirement and, at the request of the Board of Directors of Rohr, Inc., a manufacturer of jet engine components and other components for aircraft, served as non-executive Chairman of Rohr, Inc. from 1993 to 1994. Mr. Kerley was the Chief Financial Officer of Monsanto Company, a manufacturer of chemical and agricultural products, pharmaceuticals, low-calorie sweeteners, plastics and man-made fibers, from 1970 to 1981. Mr. Kerley is also a Director of Sterling Chemicals, Inc., Borg-Warner Automotive, Inc., and DT Industries, Inc.



    ALEXIS P. MICHAS is a Managing Partner and a Director of Stonington, a position that he has held since 1993. Mr. Michas is also a Managing Partner and a Director of Stonington II, a position he has held since 1994. Mr. Michas has also been a Director of MLCP since 1989. He was a Partner of MLCP from 1993 to 1994 and Senior Vice President of MLCP from 1989 to 1993. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch & Co. from 1991 to July 1994 and a Director in the Investment Banking Division of Merrill Lynch from 1990 to 1991. Mr. Michas is also a Director of Blue Bird Corporation, Borg-Warner Automotive, Inc., Borg-Warner Security Corporation, Dictaphone Corporation, Pathmark Stores, Inc., Supermarkets General Holdings Corp. and several privately-held corporations.



    ROBERT J. MYLOD, JR. is a Principal of Stonington, a position he has held since January 1996. Mr. Mylod was an Associate of Stonington from 1993 to 1995. Mr. Mylod was also an Associate of MLCP from 1993 to 1994 and an Analyst of MLCP from 1989 to 1992. Mr. Mylod is also a Director of a privately-held corporation.



    JAMES P. SHEENAN served as the President and Chief Operating Officer of A.H. Belo Corp., a media company that publishes newspapers and televises programs through stations owned by it, from 1987 to 1993. Since January 1994, Mr. Sheehan has been self-employed as a private investor. Mr. Sheehan is not a member of the Board of Directors of any company with publicly registered debt or equity securities.



    WILLIAM A. BOSTON joined Goss in 1970 and has served as Regional Manager of Goss's Asia Pacific Operations and Director of International Marketing. Since 1981, Mr. Boston has been responsible for Goss's commercial printing press business as Vice President, Commercial Products.


    BARBARA L. GORA joined Goss in 1978 as Manager of Public Relations, and subsequently served in a series of business line positions involving contract administration and sales support. In 1985, she was named Marketing Manager for the newly formed insert/small newspaper business and later named Marketing Manager for the Americas commercial business. In 1992, she was promoted to Americas Marketing Director for both Newspaper and Commercial products. In December 1995, she was promoted to company-wide Director of Marketing and Communications, reporting to the President.

    FRANK D. JURENKA began his career at Goss in 1977 as Plant Manager of the Reading, Pennsylvania facility. His 18 years of experience with Goss have included various senior management positions, including Vice President and General Manager, Asia Pacific; Vice President, Manufacturing; and Vice President, Engineering. Mr. Jurenka assumed his current role of Vice President, U.S. Operations in late 1995 after serving as Vice President and General Manager, Asia Pacific from 1990-1995.

    P. MICHAEL KIENZLE began his career at Goss in 1961 as a Field Erector. Since that time he has held a number of positions within Goss, including key management positions such as Director of Customer Service, Director of Sales and Service, Director of Marketing and Sales, General Manager of Newspaper Products and Vice President, Goss Newspaper Products. In 1992, he was promoted to his current position of Vice President, Newspaper Products, with expanded responsibilities within the Americas newspaper business, after serving as Vice President, Goss Newspaper Products from 1991 to 1992.

    JACK E. MERRYMAN joined Goss in June 1996 as Vice President and General Counsel. Prior to joining Goss, Mr. Merryman served as General Counsel and Secretary for Reliance Electric Company, a subsidiary of Rockwell which makes industrial motors and drive systems, since 1995. Mr. Merryman had served as Assistant General Counsel & Assistant Secretary of Reliance Electric Company from 1993 to 1995, and as Senior Counsel from 1987 to 1993. Prior to joining Reliance Electric Company in 1985, Mr. Merryman served in various legal capacities for The Sherwin-Williams Company, Roadway Express, Inc., and the City of Cleveland, Ohio. He is certified to practice before the U.S. Supreme Court and the U.S. Tax Court.

    M. ERIC SCHROEDER joined Goss in June 1995 as Vice President, Finance and Administration. Prior to joining Goss, Mr. Schroeder served as the Director of Finance and Controller for Rockwell Switching Systems, a business unit of Rockwell which designs and manufactures phone call distribution systems, since April 1988. He has been with Rockwell's organization for 22 years, serving in financial management positions at both division and corporate staff levels for Rockwell's government and commercial businesses.

    ALAN P. SHENG began his career with Goss in 1985 as Director, Advanced Technology and Software. After serving in several positions with increasing engineering, research and development responsibilities, including Executive Director, Advanced Technology from 1991 to 1992, he was promoted to his present position of Vice President, Engineering and Technology in 1992. His prior experience includes six years as a research physicist at Rutgers University and Caltech and nine years with Bell Laboratories.

    BRIAN J. SMITH joined Goss in February 1996 as Vice President, Human Resources. Prior to joining Goss, Mr. Smith was Director of Global Human Resources Strategy for the Colgate-Palmolive Company, a consumer products company, since 1991. Prior to joining Colgate-Palmolive in 1983, Mr. Smith held a number of human resources management positions at Bankers Trust Company, Freeport-McMoran, Inc., and American Standard, Inc. Mr. Smith has also served as Vice Chairman for "Jobs For Youth," a not-for-profit organization based in New York City, and on the Board of Trustees of Adelphi University.

    RICHARD J. SUTIS rejoined Goss in January 1996 as Vice President, Asia Pacific. From August 1994 to January 1996, Mr. Sutis served as Vice President, Business Development and Strategy for Stevens International, Inc., a manufacturer and marketer of complete web fed printing and packaging systems. Prior to August 1994, and since 1965, Mr. Sutis worked for Goss (or its predecessors), serving in numerous engineering, marketing and senior management positions, including Director, Program Management from 1991 to August 1994.

    MICHAEL C. SZYMASZEK joined Goss as Vice President, Quality Assurance in June 1995, after serving as Director of Quality at Square D Corporation, a maker of electrical distribution, automation and industrial control products, systems and services, since 1991. Mr. Szymaszek also assumed the position of Plant Manager, Cedar Rapids, in May 1996. He worked for Square D Corporation for 27 years, where he served in various management positions in engineering, customer service and quality.

    RANDALL THOMAS joined Goss in 1989 after a decade of serving as Managing Director of two other divisions of Rockwell in the United Kingdom. In 1989, Mr. Thomas became Managing Director of Goss's operations at its Preston, England facility before being promoted in 1992 to his current position of Vice President & General Manager, Europe.

    Messrs. Armstrong, Michas and Mylod will serve as members of the Audit and Compensation Committees. They are employees of Stonington and serve on the Board of Directors as representatives of Stonington.

MANAGEMENT INVESTMENT


    Simultaneously with the Acquisition Closing, Holdings will issue 40,300 shares of Common Stock to the Management Investors, who are comprised of Messrs. Kuhn, Boston, Jurenka, Kienzle, Thomas and other key members of management, in the Management Placement for $4,030,000. The Management Investors will purchase such shares of Common Stock at the same price per share that the Fund and the Institutional Investor will pay in the Stonington Investment and the Equity Private Placement, respectively. Holdings will finance $2,025,000 of this amount by non-recourse loans (the "Management Notes"); the remaining $2,005,000 will be paid in cash by the Management Investors. Shares of Common Stock and Management Notes have been offered to Mr. Kuhn and the executive officers named in the Summary Compensation Table below (other than Mr. Swift) in the following amounts: Mr. Kuhn--17,000 shares and $850,000; Mr. Boston--2,000 shares and $100,000; Mr. Jurenka-- 1,000 shares and $50,000; Mr. Kienzle--1,000 shares and $50,000; and Mr. Thomas--4,000 shares and $200,000. The Management Notes will bear interest at a rate equal to 8 1/4%, and will be secured by the pledge of all the Common Stock held by the Management Investors. As a condition to the closing of the Management Placement, the Management Investors will be required to enter into the Stockholders Agreement. See "Certain Transactions--Stockholders Agreement."

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid by Goss to its President and to each of its four most highly compensated executive officers (other than the President) whose total cash compensation exceeded $100,000, for the year ended September 30, 1995:

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL
                                                   COMPENSATION          LONG-TERM COMPENSATION
                                                ------------------    ----------------------------
                                                                         AWARDS         PAYOUTS
                                                                      ------------    ------------
                                                                       SECURITIES
                                                                       UNDERLYING
NAME AND PRINCIPAL POSITION             YEAR    SALARY      BONUS     OPTIONS/SARS    LTIP PAYOUTS
- -------------------------------------   ----    -------    -------    ------------    ------------
                                                  ($)        ($)          (#)             ($)
Robert L. Swift (a)..................   1995    256,000    275,000       20,000(b)       199,300(c)
 President
William A. Boston....................   1995    191,400    214,800       --               --
 Vice President,
 Commercial Products
Frank D. Jurenka.....................   1995    168,600    100,000       --               --
 Vice President,
 U.S. Operations
P. Michael Kienzle...................   1995    138,200     93,000       --               --
 Vice President,
 Newspaper Products
Randall Thomas.......................   1995    177,361    151,500       --               --
 Vice President & General
 Manager, Europe


- ------------

 (a)  Robert M. Kuhn is currently the President of Goss and will serve as Chairman and Chief
      Executive Officer of the Company immediately following the Acquisition. Mr. Swift joined Goss and served as its President from April 1994 until October 1995.
 (b)  Options to purchase Rockwell stock were granted in fiscal year 1995 to Mr. Swift pursuant to the Rockwell 1988 Long-Term Incentives Plan. There were no options for securities of the Company granted during the year ended September 30, 1995. Options to purchase Rockwell stock will not be converted into options to purchase securities of
      Goss.
 (c)  None of the other officers, besides Mr. Swift, received long-term incentive plan payouts. Mr. Swift received his long-term incentive plan payout as a participant in the
      Allen-Bradley Supplemental Performance Unit Plan. The value for his payout is the aggregate of the value of the payout of performance units, which is based on
      Allen-Bradley's sales growth and return-on-sales performance.

        OPTION GRANTS TO PURCHASE ROCKWELL STOCK IN LAST FISCAL YEAR (A)


                                                                                      POTENTIAL REALIZABLE
                               INDIVIDUAL GRANTS                                        VALUE AT ASSUMED
                             ----------------------                                      ANNUAL RATES OF
                                            % OF                                            ROCKWELL
                                            TOTAL                                          STOCK PRICE
                             NUMBER OF     OPTIONS                                      APPRECIATION FOR
                             SECURITIES    GRANTED                                         OPTION TERM
                             UNDERLYING      TO       EXERCISE       EXPIRATION               AS OF
                              OPTIONS     EMPLOYEES   OR BASE           DATE           SEPT. 30, 1995 (C)
                              GRANTED     IN FISCAL    PRICE           AS OF          ---------------------
    NAME                        (#)         YEAR       ($/SH)    SEPT. 30, 1995 (B)    5%($)       10%($)
- ---------------------------  ----------   ---------   --------   ------------------   --------   ----------
Robert L. Swift............    20,000       1.0%      $ 35.625     December 7, 2004   $448,087   $1,135,542
William A. Boston..........         0        N/A           N/A          N/A                N/A          N/A
Frank D. Jurenka...........         0        N/A           N/A          N/A                N/A          N/A
P. Michael Kienzle.........         0        N/A           N/A          N/A                N/A          N/A
Randall Thomas.............         0        N/A           N/A          N/A                N/A          N/A

- ------------

 (a)  Options to purchase Rockwell stock were granted in fiscal year 1995 to Mr. Swift pursuant to the Rockwell 1988 Long-Term Incentives Plan. There were no options for securities of Goss granted in fiscal year 1995. Options to purchase stock will not be converted into options to purchase securities of the Company.

 (b)  Except for Mr. Swift, all other named executive officers' employment with Rockwell will terminate as of the Closing Date. As a result, it is expected that all options to purchase Rockwell stock held by such officers to the extent they are not exercisable will terminate and be forfeited on the Closing Date and to the extent they are exercisable, will remain exercisable for a period of three months. Mr. Swift, who retired from Rockwell effective December 31, 1995, will be entitled to exercise his options for three years from the date of retirement.

 (c)  Options to purchase Rockwell stock held by all named executive officers will terminate or remain exercisable as discussed in footnote (b) above. As a result, the named executive officers may not benefit from any appreciation of the common stock of
      Rockwell as indicated in these two columns.

           AGGREGATED EXERCISES OF OPTIONS TO PURCHASE ROCKWELL STOCK IN LAST FISCAL YEAR AND 1995 FISCAL YEAR END OPTION VALUES(A)

                                                                        NUMBER OF
                                                                  SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                               SHARES                              UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                              ACQUIRED                           AT 1995 FISCAL YEAR END       1995 FISCAL YEAR END($)
                                 ON                            ---------------------------   ---------------------------
    NAME                     EXERCISE(#)   VALUE REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------  -----------   -----------------   -----------   -------------   -----------   -------------
Robert L. Swift............         0               N/A           10,000         20,000       $  96,250      $ 232,500
William A. Boston..........         0               N/A           33,500              0         684,250              0
Frank D. Jurenka...........         0               N/A           22,500              0         519,813              0
P. Michael Kienzle.........     3,100            65,681           16,300              0         367,100              0
Randall Thomas.............         0               N/A            2,400              0          54,600              0

- ------------
(a) This table reflects options to purchase Rockwell stock granted to the named executive officers pursuant to the Rockwell 1988 Long-Term Incentives Plan as described in footnote (b) to the Summary Compensation Table above.

PENSION PLANS

    Certain employees of Goss currently participate in either the Rockwell Retirement Income Plan for Certain Salaried Employees or the Rockwell Retirement Income Plan for Certain Salaried Employees in General Industries Operations, each a subplan of the Rockwell Retirement Plan for Eligible Employees (collectively, the "Rockwell Retirement Plans"). The Rockwell Retirement Plans have virtually the same "Normal Retirement Benefit" formula which is calculated as follows: (i) 2 2/3 of final 5-year average compensation multiplied by years of service (up to 15 years of service) plus 1/2% of final 5-year average compensation multiplied by years of service in excess of 15 years (up to 20 years of service); minus (ii) an offset percentage equal to .455%, .425% or
 .400% (depending on an individual's Social Security Retirement Age (which is based on year of birth)) applied to the first 15 years of service, plus .250% applied to years of service between 15 years and 20 years of service, multiplied by Social Security Covered Compensation.

    For accrued benefit determinations prior to age 62, benefit service is determined as if the employee remained in service until age 62 (or 85 points (where "points" are equal to the sum of age plus years of service) for certain grandfathered participants, if earlier under the Rockwell Retirement Income Plan for Certain Salaried Employees), and the resulting benefit is then multiplied by the ratio of actual service to service projected to age 62. Compensation is determined based on total wages, up to the Internal Revenue Service limits. The Normal Retirement Age is age 65, but the Rockwell Retirement Plans provide for substantial early retirement subsidies.

    Pursuant to the Purchase Agreement, employees of the Company who participate in the Rockwell Retirement Plans immediately prior to the Closing will cease to accrue benefits under the Rockwell Retirement Plans and will have a fully nonforfeitable right to such employee's benefits payable at Normal Retirement Age under the Rockwell Retirement Plans accrued as of the last business day of the month in which the Closing occurs. Rockwell will retain full power and authority with respect to the amendment and termination of the Rockwell Retirement Plans. Rockwell will remain solely responsible for, and the Company will have no liability under, relating to or arising out of the Rockwell Retirement Plans. If the Closing had occurred on July 31, 1996, the estimated annual benefits at age 62 payable to the named executive officers under the Rockwell Retirement Plans are as follows: Mr. Boston-- $74,556; Mr. Jurenka--$93,924; Mr. Kienzle--$68,916; Mr. Thomas--$38,940 (Mr. Thomas
participates in the Rockwell U.K. Executive Plan and his estimated annual benefits assume an exchange rate of 1.5601 U.S. dollars per pound sterling; and Mr. Swift--not applicable, since Mr. Swift retired from Rockwell effective December 31, 1995.

    After the consummation of the Acquisition, the Company intends to offer participation in a defined contribution plan to be established by the Company.

EMPLOYMENT AGREEMENTS

    On October 9, 1995, Rockwell entered into a letter employment agreement with Robert Kuhn providing for Mr. Kuhn's employment as President of Goss. The agreement provides for an annual base salary of $400,000, and, in the event Mr. Kuhn is removed as President of Goss during the first 12 months following any sale by Rockwell of Goss, Mr. Kuhn will receive $400,000 annually for two years, provided that he is unemployed during such period. The agreement also provides that Mr. Kuhn will receive a lifetime retirement benefit of $32,000 annually beginning on his 62nd birthday, provided that Mr. Kuhn does not voluntarily terminate his employment with Goss (or any successor entity) within five years of the date of the agreement. In the event that Mr. Kuhn becomes entitled to the $800,000 payment following his removal as President of Goss during the first twelve months following a sale of Goss, he will not be entitled to the retirement benefit. In addition, Mr. Kuhn is entitled to receive incentive compensation from Rockwell, based on a sale of Goss, determined by reference to the purchase price paid for Goss. Based on the terms of the Acquisition, Mr. Kuhn is expected to receive incentive compensation of between $350,000 and $1,000,000.



    The Company and Mr. Kuhn intend to enter into an employment agreement that will supersede and modify the letter employment agreement between Mr. Kuhn and Rockwell to the extent that the Company has assumed any obligations thereunder. Mr. Kuhn will serve as Chairman and Chief Executive Officer of the Company with an initial employment term of two years (which will be automatically extended for additional two-year terms unless affirmatively terminated by either the Company or Mr. Kuhn). The agreed-upon annual base salary will be $550,000 subject to annual increases as determined by the Board of Directors. Mr. Kuhn will also be eligible to receive an annual cash bonus which will be determined in accordance with the terms of a bonus plan applicable to other senior executives of the Company to be adopted by the Board of Directors.



    Upon a Termination of Employment Without Cause (as defined in the employment agreement) or a termination of employment by Mr. Kuhn for Good Reason (as defined in such agreement), Mr. Kuhn will receive an amount in a lump sum equal to two times his base salary plus an amount equal to the sum of the accrued annual base salary as of the date of termination and the accrued annual bonus for the fiscal year prior to the date of termination, if not yet paid, and a pro rata portion of the annual bonus accrued to the date of such termination. In addition, until the earlier of two years after the date of termination or Mr. Kuhn's commencement of employment with another employer, the Company will continue to provide Mr. Kuhn with the welfare benefits to which he was entitled while employed by the Company. Mr. Kuhn will not receive severance in connection with a termination for Cause or termination by Mr. Kuhn other than for Good Reason or retirement. Upon a termination of employment due to death, disability or retirement, the Company will pay to Mr. Kuhn or his estate, as the case may be, an amount equal to the sum of the accrued annual base salary as of the date of death, disability or retirement and the accrued annual bonus for the fiscal year prior to the date of death, disability or retirement, if not yet paid, and a pro-rata portion of the annual bonus accrued to the date of such death, disability or retirement.


MANAGEMENT STOCK INCENTIVE PLAN


    At the Acquisition Closing, Holdings intends to adopt the Management Stock Incentive Plan (the "Plan") pursuant to which officers and key employees of Holdings and its subsidiaries (the "Participants") will be granted shares of Nonvoting Common Stock as restricted stock (the "Restricted Stock") and stock options exercisable into shares of Common Stock (the "Options"). The Plan is not related to the Rockwell 1988 Long-Term Incentives Plan discussed above and will be a separate plan established by Holdings at the Acquisition Closing. The Plan will be administered by either the Compensation Committee of the Board of Directors (the "Committee") or the Board of Directors (the "Board"). The Committee or the Board will have the discretion to select those to whom certain Options will be granted (from among those eligible) and to determine the exercise price, the duration and other terms and conditions of such Options (the "Discretionary Options"). Under the Plan, 12,800 shares of Common Stock will initially be available for purchase pursuant to Discretionary Options. It is presently anticipated that certain other Options and the Restricted Stock will be granted at the Acquisition Closing, as described below. The Board or the Committee will have the authority to interpret and construe the Plan and any interpretation or construction of the provisions of the Plan or of any Options or Restricted Stock granted under the Plan by the Board or the Committee will be final and conclusive.



    It is expected that, at the Acquisition Closing, Options to purchase up to 31,450 shares of Common Stock at an exercise price equal to $100 per share will be granted (the "Incentive Options"). Twenty percent of the Incentive Options granted will vest and become exercisable per year on each of the first through fifth anniversaries of the date of grant, provided that the Participant continues to be employed by Holdings or a subsidiary of Holdings. It is also expected that, at the Acquisition Closing, Options to purchase up to 31,450 shares at an exercise price equal to $100 per share will be granted (the

"Performance Options"). Up to 20% of the Performance Options will be eligible to vest and become exercisable each year on each of the first through fifth anniversaries of the date of grant. Whether such Performance Options vest and, if so, what fraction of those eligible actually vest will be determined based upon Holdings' achievement of certain predetermined financial performance goals. In any case, the Performance Options will vest no later than on the tenth anniversary of the Acquisition Closing, provided that the applicable Participant continues to be employed by Holdings or a subsidiary of Holdings. It is also expected that, at the Acquisition Closing, approximately 7,500 shares of Nonvoting Common Stock will be issued as Restricted Stock to certain non-employee members of the Board who are not Management Investors. Twenty percent of the Restricted Stock will vest at the Acquisition Closing, and 20% will vest per year on each of the first through fourth anniversaries of the date of grant, provided that the Participant continues to serve as a member of the Board of Directors of Holdings or a subsidiary of Holdings. In the event of an Extraordinary Transaction (as defined in the Option and Restricted Stock agreements) of Holdings prior to the fifth anniversary of the Acquisition Closing (or the fourth anniversary in the case of the Restricted Stock), all outstanding Incentive Options, a portion of the outstanding Performance Options (determined in accordance with the Plan), and all outstanding Restricted Stock will become fully vested upon consummation of the Extraordinary Transaction.



    The terms and conditions of an Option grant will be set forth in a related Option agreement (the "Option Agreement"). Options granted under the Plan will terminate upon the earliest to occur of (a) the tenth anniversary of the date of the Option Agreement; (b) the date on which Holdings acquires any shares of Common Stock or Options held by the Participant in connection with the exercise of a Put Right (as defined in the Stockholders Agreement); (c) the one-hundred-eighty-day anniversary of the date of death, Retirement (as defined in the Stockholders Agreement) or Disability (as defined in the Stockholders Agreement) of the Participant; (d) the thirty-day anniversary of the date that the Participant ceases to be a full-time employee of Holdings or its subsidiaries for any reason other than as set forth in (c) above or in (e) below; and (e) immediately upon a Participant's voluntary termination of employment other than due to death, Retirement or Disability, or termination for Cause (as defined in the Stockholders Agreement). Payment of the Option exercise price must be made in cash.



    The terms and conditions of a grant of Restricted Stock will be set forth in a related Restricted Stock agreement. Restricted Stock granted under the Plan, to the extent that it has not previously vested, will be forfeited immediately upon the Participant's ceasing to be a member of the Board of Directors of Holdings or its subsidiaries for any reason. A Participant who has been granted Restricted Stock will have, with the respect to the shares of Nonvoting Common Stock underlying the grant, all of the rights of a holder of the Nonvoting Common Stock. The shares of Nonvoting Common Stock issued as Restricted Stock will have all the rights of shares of Common Stock, including the right to receive any cash dividends, except that shares of Nonvoting Common Stock will not have any voting rights.



    It is presently anticipated that grants of Options and Restricted Stock will be made to the named executive officers, employees and non-employee directors of Holdings or its subsidiaries at the Acquisition Closing as set forth in the Management Stock Incentive Plan Table below.

MANAGEMENT STOCK INCENTIVE PLAN TABLE


                                                       INCENTIVE          PERFORMANCE       RESTRICTED
                                                        OPTIONS             OPTIONS         STOCK(A)
                                                    ----------------    ----------------    ---------
                                                              DOLLAR              DOLLAR    NUMBER OF
                NAME AND POSITION                   NUMBER    AMOUNT    NUMBER    AMOUNT     SHARES
- -------------------------------------------------   ------    ------    ------    ------    ---------
Robert M. Kuhn...................................   13,000       0      13,000       0            0
  Chairman and Chief Executive Officer
William A. Boston................................    1,000       0       1,000       0            0
  Vice President, Commercial Products
Frank D. Jurenka.................................      750       0         750       0            0
  Vice President, U.S. Operations
P. Michael Kienzle...............................      750       0         750       0            0
  Vice President, Newspaper Products
Randall Thomas...................................    3,250       0       3,250       0            0
  Vice President & General Manager, Europe
All Executive Officers as a Group (including
  those listed above)............................   27,000       0      27,000       0            0
J. Joe Adorjan...................................        0       0           0       0        1,875
Alfred C. Daugherty..............................        0       0           0       0        1,875
James J. Kerley..................................        0       0           0       0        1,875
James P. Sheehan.................................        0       0           0       0        1,875
All Other Employees as a Group...................    4,450       0       4,450       0            0


- ------------


 (a)  Twenty percent of the Nonvoting Common Stock granted to the non-employee directors will vest immediately upon issuance at the Acquisition Closing and twenty percent will vest per year upon each of the first through fourth anniversaries of the grant date. The
      Nonvoting Common Stock will have all the rights of the Common Stock except the
      Nonvoting Common Stock will have no voting rights. In addition the holders of the
      Nonvoting Common Stock will enter into the Stockholders Agreement. See "Certain
      Transactions--Stockholders Agreement."



    The number of shares of Common Stock that will be available for Options under the Plan is 75,700 shares and the number of shares of Nonvoting Common Stock that will be available for Restricted Stock under the Plan is 7,500 shares. If Options granted under the Plan are repurchased by Holdings pursuant to the "Put Rights" and "Call Rights" contained in the Stockholders Agreement, the shares covered by such Options will again be available for grant under the Plan. In the event of the declaration of a stock dividend, or a reorganization, merger, consolidation, acquisition, disposition, separation, recapitalization, stock split, split-up, spin-off, combination or exchange of any shares of Common Stock or Nonvoting Common Stock or like event, the number or character of the shares subject to the Option or the exercise price of any Option, or the number or character of the shares granted as Restricted Stock, as applicable, may be appropriately adjusted as deemed appropriate by the Committee or the Board.


    The Plan will terminate upon, and no Options or Restricted Stock will be granted after, the tenth anniversary of the Acquisition Closing, unless the Plan has sooner terminated due to (i) grant and full exercise of Options covering all the shares of Common Stock available for grant under the Plan and (ii) grant and either vesting or forfeiture of all the shares of Nonvoting Common Stock available for grant under the Plan. The Board may at any time amend, suspend or discontinue the Plan; provided, however, that the Board may not alter, amend, discontinue or revoke or otherwise impair any outstanding Options or Restricted Stock granted under the Plan and which remain unexercised (in the case of Options) or which have not been vested or forfeited (in the case of Restricted Stock) in a manner adverse to the holders thereof, except if the written consent of such holder is obtained.

                           OWNERSHIP OF CAPITAL STOCK


    The following tables set forth certain information regarding beneficial ownership of the common stock of Holdings, the nonvoting common stock of Holdings and the preferred stock of Holdings after the consummation of the Transactions by (i) each stockholder who is known by the Company to own beneficially more than 5% of the outstanding common stock of Holdings, the outstanding nonvoting common stock of Holdings or the outstanding preferred stock of Holdings, and (ii) each director, each executive officer and all directors and officers as a group. Except as set forth in the footnotes to the table, each stockholder listed below has informed the Company that such stockholder has (i) sole voting and investment power with respect to such stockholder's shares of capital stock of Holdings and (ii) record and beneficial ownership with respect to such stockholder's shares of capital stock of Holdings. Holdings will own all of the capital stock of the Company.

                             HOLDINGS COMMON STOCK


                                                                             SHARES OF HOLDINGS
                                 NAME OF                                        COMMON STOCK
                            BENEFICIAL OWNER                                 BENEFICIALLY OWNED
- -------------------------------------------------------------------------   --------------------
                                                                             NUMBER      PERCENT
                                                                            ---------    -------
Stonington Capital Appreciation
  1994 Fund, L.P. (a)....................................................   1,124,700      96.5%
Robert M. Kuhn...........................................................      17,000       1.5%
William A. Boston........................................................       2,000      *
Frank D. Jurenka.........................................................       1,000      *
P. Michael Kienzle.......................................................       1,000      *
Randall Thomas...........................................................       4,000      *
Directors and executive officers as a group
  (including those listed above) (b).....................................      37,700       3.2%


- ------------

   *  Signifies less than 1%.

 (a)  After consummation of the Acquisition, the Fund will be the record holder of 1,114,700 shares of Common Stock. The Fund also controls, but disclaims beneficial ownership of, an additional 10,000 shares purchased by an institutional investor pursuant to the
      Stockholders Agreement. The Fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington. Stonington Partners, L.P. ("SPLP"), a Delaware
      limited partnership, is the general partner of Stonington with a 1% economic interest in Stonington. Except for such economic interest, SPLP disclaims beneficial ownership of the shares set forth above. Stonington II is the general partner of SPLP with a 1%
      economic interest in SPLP. Except for such economic interests, Stonington II disclaims beneficial ownership of the shares set forth above. The limited partners of SPLP are certain employees of Stonington and partnerships controlled by certain employees of
      Stonington.

      Pursuant to a management agreement with the Fund, Stonington has full discretionary authority with respect to the investments of the Fund, including the authority to make and dispose of such investments. Stonington disclaims beneficial ownership of the shares set forth above. The address for each of the entities and individuals listed in this footnote is c/o Stonington Partners, Inc., 767 Fifth Avenue, New York, NY 10153.

 (b)  Excludes shares held by the Fund of which Mr. Armstrong, Mr. End and Mr. Michas may be deemed to be beneficial owners as a result of their ownership of stock in, and membership on the Boards of Directors of, Stonington and Stonington II, but they disclaim such beneficial ownership.

                        HOLDINGS NONVOTING COMMON STOCK


                                                                                   SHARES OF
                                                                                   HOLDINGS
                                                                               NONVOTING COMMON
                                                                                     STOCK
                                  NAME OF                                        BENEFICIALLY
                              BENEFICIAL OWNER                                       OWNED
- ----------------------------------------------------------------------------   -----------------
                                                                               NUMBER    PERCENT
                                                                               ------    -------
J. Joe Adorjan..............................................................   1,875       25%
Alfred C. Daugherty.........................................................   1,875       25%
James J. Kerley.............................................................   1,875       25%
James P. Sheehan............................................................   1,875       25%


                            HOLDINGS PREFERRED STOCK

                                                                                  SHARES OF
                                                                                  HOLDINGS
                                                                                  PREFERRED
                                                                                    STOCK
                            NAME AND ADDRESS OF                                 BENEFICIALLY
                             BENEFICIAL OWNER                                       OWNED
- ---------------------------------------------------------------------------   -----------------
                                                                              NUMBER    PERCENT
                                                                              ------    -------
Rockwell International Corporation.........................................   47,500      100%
  2201 Seal Beach Boulevard
  Seal Beach, California 90740

                              CERTAIN TRANSACTIONS


    Stonington is receiving a structuring fee of $6.0 million that will be paid by the Company with respect to its activities in structuring the Acquisition and related transactions. In addition, Stonington is having reimbursed out-of-pocket fees and expenses (including filing fees, travel and other fees and expenses) incurred by Stonington in connection with the Acquisition. Management estimates that these fees and expenses will total approximately $350,000.


STOCKHOLDERS AGREEMENT


    Holdings, the Fund, the Institutional Investor, the Management Investors and directors of Holdings who are granted Nonvoting Common Stock at the Acquisition Closing ("Restricted Stockholders") (each, a "Stockholder") will enter into a stockholders agreement (the "Stockholders Agreement"), which will contain, among other terms and conditions, provisions relating to corporate governance, certain restrictions with respect to the transfer of Common Stock or Nonvoting Common Stock by certain parties thereunder, certain rights related to puts and calls and certain registration rights granted by Holdings with respect to shares of Common Stock and Nonvoting Common Stock.



    Pursuant to the terms of the Stockholders Agreement the Fund will control the votes of the Common Stock purchased in the Equity Private Placement. The Fund will also have the right to nominate at any time and from time to time all directors of Holdings (including the right to expand the Board of Directors and to fill vacancies created thereby) and will have the right to remove such directors at any time and from time to time and each of the Stockholders will agree to vote in favor of such nomination or removal of directors. Holdings currently has nine Board members.



    Pursuant to the terms of the Stockholders Agreement, in the event that, prior to an Initial Public Offering (as defined in the Stockholders Agreement), the Fund proposes to sell securities which, in the aggregate, represent 50% or more of the common equity on a fully diluted basis to a third party which is not, and following such sale will not be, an affiliate of the Fund, the Management Investors and the Restricted Stockholders will have the right to elect to participate in such sale with respect to a certain number of shares of Common Stock and Nonvoting Common Stock. In the event that, prior to an Initial Public Offering, the Fund proposes to sell securities which, in the aggregate, represent 40% or more of the common equity on a fully diluted basis to a third party which is not, and following such sale will not be, an affiliate of the Fund, the Fund has the right to require each Management Investor each Restricted Stockholder and such other stockholders who have agreed to be bound by the Stockholders Agreement to participate in such sale with respect to a certain number of shares of Common Stock and Nonvoting Common Stock.



    Management Investors and Restricted Stockholders will not be permitted to sell or transfer Common Stock or Nonvoting Common Stock, as the case may be, other than to permitted transferees (i.e., family members and, upon the death of a Management Investor or a Restricted Stockholder, to his or her estate or executors), prior to the occurrence of the earlier of the fifth anniversary of the Acquisition Closing and an Initial Public Offering. Following an Initial Public Offering, Management Investors and Restricted Stockholders may transfer shares subject to applicable restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and other federal and state securities laws. On or after the fifth anniversary and prior to the tenth anniversary of the Acquisition Closing, if an Initial Public Offering has not occurred, Management Investors and Restricted Stockholders will be permitted to sell Common Stock or Nonvoting Common Stock, as the case may be, to third parties after first giving Holdings and the other Management Investors and Restricted Stockholders a right of first refusal for the same number of shares of Common Stock or Nonvoting Common Stock, as the case may be, at the same price.


    Prior to the earlier of an Initial Public Offering or the tenth anniversary of the Acquisition Closing, Holdings will have the right to require a Management Investor or a Restricted Stockholder to sell his or her shares of Common Stock or Nonvoting Common Stock, as the case may be, and Options upon a termination of employment or directorship for any reason. Such right will be exercisable within a period of one year after the date of termination of employment or directorship, (or for a period of 190 days, in the case of termination due to death), subject to certain extensions, at a price per share, depending on the reason for termination of employment or directorship and whether such shares are Protected Shares (as defined in the Stockholders Agreement), equal to the Fair Value Price (as defined in the Stockholders Agreement) or the original per share purchase price of a share of Common Stock or Nonvoting Common Stock, as the case may be, (and including, in certain circumstances, a reduction in the unpaid principal amount of the note issued to Holdings by such Management Investor in connection with the Management Placement) and at a price per Option equal to the difference between the Fair Value Price or the original per share purchase price of the shares of Common Stock covered by such Option and the exercise price of the shares of Common Stock covered by such Option, multiplied by the number of shares of Common Stock covered by the Option. Prior to the earlier of an Initial Public Offering or the tenth anniversary of the Acquisition Closing, the Management Investor and the Restricted Stockholder will have the right to require Holdings to purchase his or her shares of Common Stock or Nonvoting Common Stock, as the case may be, or Options upon termination of employment or directorship due to death, Disability, Retirement or Involuntary Termination (as defined in the Stockholders Agreement). Such a right will be exercisable within a period of 180 days after the date of termination of employment or directorship due to death, Disability, Retirement or Involuntary Termination, subject to certain extensions, (a) at a price per share of Common Stock or Nonvoting Common Stock, as the case may be, equal to the Fair Value Price thereof; and (b) at a price per Option equal to the difference between the Fair Value Price of the shares of Common Stock covered by such Option and the exercise price of the shares of Common Stock covered by such Option, multiplied by the number of shares of Common Stock covered by the Option.



    The Institutional Investor may not, without the prior written consent of the Fund, sell or otherwise dispose of its shares of Common Stock prior to the sale or other disposition by the Fund of a like proportion of its shares of Common Stock and then only on the same terms and conditions as the Fund's sale or other disposition.



    Stockholders are, subject to certain limitations, entitled to register shares of Common Stock or Nonvoting Common Stock in connection with a registration statement prepared by Holdings to register common equity beneficially owned by the Fund. The Fund will have the right to require Holdings to take such steps as necessary to register all or part of the Common Stock held by the Fund under the Securities Act pursuant to the provisions of the Stockholders Agreement. The Stockholders Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of Common Stock or Nonvoting Common Stock subject to such agreement.


                              DESCRIPTION OF NOTES

GENERAL

    The Notes are to be issued under an Indenture, to be dated as of
            , 1996 (the "Indenture"), between the Company and
                                    , as Trustee (the "Trustee").


    A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following is a summary of the material provisions of the Indenture. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Certain terms used herein are defined below under "--Certain Definitions."

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall
be the corporate trust office of the Trustee, at                         , New
York, New York      ), except that, at the option of the Company, payment of
interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES


    The Notes will be unsecured senior subordinated obligations of the Company,
limited to $225 million aggregate principal amount, and will mature on       ,
2006. The Notes will bear interest at the rate per annum shown on the cover page
hereof from       , or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of
business on        the or        immediately preceding the interest payment date
on        and        of each year, commencing            , 1997. The Company
will pay interest on overdue principal at such rate, and it will pay interest on overdue installments of interest at such rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.


OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, the Notes will not be
redeemable at the option of the Company prior to       , 2001. Thereafter, the
Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period
commencing on          of the years set forth below:

                                                                   REDEMPTION
PERIOD                                                               PRICE
- ----------------------------------------------------------------   ----------

2001............................................................           %
2002............................................................           %
2003............................................................           %
2004 and thereafter.............................................     100.00%

    Notwithstanding the foregoing, at any time and from time to time prior to
      , 1999, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the net proceeds of one or more Public Equity Offerings following which there is a Public Market or private sales of common stock of, or contributions to the common equity capital of, the Company or Holdings, at a redemption price (expressed as a percentage of principal amount)
of   % plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least
$         million aggregate principal amount of the Notes must remain outstanding after each such redemption.

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such

Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING


    The Debt evidenced by the Notes will be senior subordinated unsecured obligations of the Company. The payment of the principal of, premium (if any) and interest on the Notes will be subordinate in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Debt, whether outstanding on the Issue Date or thereafter incurred, including the Company's obligations under the Credit Agreement.



    At June 30, 1996, after giving pro forma effect to the Transactions, the Company's Senior Debt would have been approximately $25.3 million (including $25 million under the Term Loan Facility and excluding approximately $7.0 million of letters of credit and excluding guarantees by the Company of subsidiary borrowings under the Term Loan Facility), all of which would have been secured, and the aggregate principal amount of subordinated liabilities of the Company would have been approximately $178.5 million. Although the Indenture contains limitations on the amount of additional Debt that the Company may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See "--Certain Covenants--Limitation on Debt."



    A portion of the operations of the Company are conducted through subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the company, including holders of the Notes, even though such obligations will not constitute Senior Debt. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At June 30, 1996, after giving pro forma effect to the Transactions, the aggregate liabilities of the Company's subsidiaries would have been approximately $222.4 million, including $50 million under the Term Loan Facility and trade payables and excluding approximately $24.4 million of letters of credit. Although the Indenture limits the incurrence of Debt and the issuance of preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Debt under the Indenture. See "--Certain Covenants
- --Limitation on Debt and Preferred Stock of Subsidiaries" and "--Limitation on Restrictions on Distributions from Subsidiaries."


    Only Debt of the Company that is Senior Debt will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Debt of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Debt that is subordinate or junior in ranking in right of payment to its Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. Unsecured Debt is not deemed to be subordinated or junior to Secured Debt merely because it is unsecured.

    The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Debt is not paid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived or has ceased to exist and any such acceleration has been rescinded or such Designated Senior Debt has been discharged or paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) (a "non-payment default") with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such accelerations) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because Designated Senior Debt has been discharged or repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless an event described in clause (i) or (ii) of the first sentence of this paragraph has occurred, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period. No non-payment default with respect to Designated Senior Debt that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.



    Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding (including in bankruptcy, insolvency or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the Company's assets and liabilities) relating to the Company or its property, the holders of Senior Debt will be entitled to receive payment of such Senior Debt in full in cash or Cash Equivalents before the Noteholders are entitled to receive any payment or distribution of cash, securities or other property with respect to the principal of, premium, if any, or interest on the Notes, and until the Senior Debt is paid in full in cash or Cash Equivalents, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Debt as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.


    If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Debt or the Representative or such holders of the acceleration.

    By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Noteholders.

    The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "--Defeasance."

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

        (i) Prior to the earlier to occur of the first public offering of common stock of the Company or the first public offering of common stock of Holdings, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company or Holdings, whether as a result of issuance of securities of the Company or Holdings, any merger, consolidation, liquidation or dissolution of the Company or Holdings, any direct or indirect transfer of securities or otherwise (for purposes of this clause
    (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);


        (ii) on or after the earlier to occur of the first public offering of common stock of the Company or of Holdings referred to in clause (i) above,
    (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company or Holdings; provided, however, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 40% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);



        (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Holdings, as the case may be, was approved by a vote of not less than 66 2/3% of the directors of the Company or Holdings, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or


        (iv) the merger or consolidation of the Company or Holdings with or into another Person or the merger of another Person with or into the Company or Holdings or the sale or transfer in one or a series of transactions of all or substantially all the assets of the Company or Holdings to another Person, and, in the case only of any such merger or consolidation, the securities of the Company or Holdings, as the case may be, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company or Holdings are changed into or exchanged for cash, securities or property unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority, of the aggregate voting power of the Voting Stock of the surviving corporation. The definition of "all or substantially all" assets is generally determined under New York law based upon the facts and circumstances of a particular transaction and the condition of the selling entity upon consummation of the transaction. Consequently, a holder of Notes may be required to establish that a conveyance, transfer or lease of all or substantially all of the Company's assets has occurred before being entitled to compel the repurchase of its Notes in connection with a Change of Control.



    Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); (2) the circumstances and, to the extent available, relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions, determined by the Company consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.



    The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws and regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof. The Board of Directors of the Company may not waive compliance by the Company of its obligation to repurchase Notes upon a Change of Control.



    The Change of Control purchase feature is a result of negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.



    The Credit Agreement generally will prohibit the Company from purchasing any Notes, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that at the time of such Change of Control the terms of the Credit Agreement restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for above but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Indebtedness under the Credit Agreement or offer to repay in full all such Indebtedness and repay the Indebtedness of each Bank that has accepted such offer or (ii) obtain the requisite consent under the Credit Agreement to permit the repurchase of the Notes as provided for in this covenant.



    Future debt of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.


    The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, removal of incumbent management.

CERTAIN COVENANTS

    The Indenture contains covenants including, among others, the following:


    Limitation on Debt. (a) The Company shall not Incur, directly or indirectly, any Debt unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.



    (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Debt: (1) Debt Incurred pursuant to the Revolving Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Debt then outstanding does not exceed the greater of (x) $150 million less the amount of any Debt then outstanding Incurred by Foreign Subsidiaries under clause (e) of the covenant described under "--Limitation on Debt and Preferred Stock of Subsidiaries" and (y) the sum of (A) 65% of the gross book value of the inventory of the Company and its Subsidiaries (other than any Foreign Subsidiary that has Debt then outstanding Incurred pursuant to clause (e) of the covenant described under "--Limitation on Debt and Preferred Stock of Subsidiaries") and (B) 85% of the gross book value of the accounts receivable of the Company and its Subsidiaries (other than any Foreign Subsidiary that has Debt then outstanding Incurred pursuant to clause
(e) of the covenant described under "--Limitation on Debt and Preferred Stock of Subsidiaries;" (2) Debt Incurred pursuant to the Term Loan Facility in an aggregate outstanding principal amount not to exceed $75 million less the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt) and less the amount of any Debt then outstanding Incurred by Foreign Subsidiaries under clause (f) of the covenant described under "--Limitation on Debt and Preferred Stock of Subsidiaries"; (3) Guarantees by the Company of Debt of a Foreign Subsidiary described in clauses
(e) and (f) of the covenant described under "--Limitation on Debt and Preferred Stock of Subsidiaries;" (4) Customer Notes Guarantees Incurred following the Issue Date in an aggregate amount at any one time outstanding not to exceed $30 million less the amount of Customer Notes Guarantees Incurred following the Issue Date then outstanding pursuant to clause (i) of the covenant described under "--Limitation on Debt and Preferred Stock of Subsidiaries" and less the amount of Investments in Customer Notes made following the Issue Date then outstanding pursuant to clause (C) of the definition of "Permitted Investment";
(5) the BTCC Note Guarantees; (6) Debt owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the Company; (7) the Notes; (8) Debt (including without limitation Customer Notes Guarantees) outstanding on the Issue Date (other than Debt described in clause (1), (2), (3), (4), (5), (6) or (7) of this covenant); (9) Refinancing Debt in respect of Debt Incurred pursuant to paragraph (a) or pursuant to clause (7) or (8) or this clause (9); (10) Hedging Obligations with respect to (x) Debt permitted to be Incurred by the Company or its Subsidiaries pursuant to the Indenture or (y) transactions denominated in foreign currencies; and (11) Debt (which Debt may, but need not, be Incurred in whole or in part under the Credit Agreement) in an aggregate principal amount which, together with all other Debt of the Company outstanding on the date of such Incurrence (other than Debt permitted by clauses (1) through (10) of this paragraph (b) or paragraph (a) above), and giving effect to any concurrent Refinancing of Debt permitted by the Indenture, does not exceed $10 million.


    (c) Notwithstanding paragraphs (a) and (b), the Company shall not Incur any Debt if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

    (d) Notwithstanding paragraphs (a) and (b) above, (i) the Company shall not Incur any Debt if such Debt is subordinated or junior in ranking to any Senior Debt, unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt and (ii) the Company shall not issue any Secured Debt which is not Senior Debt unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien.

    (e) For purposes of determining compliance with clause (b) of this covenant,
(i) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in clause (b), the Company, in its sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of the subclauses of clause (b) and (ii) an item of Debt may be split between more than one of the types of Debt described in clause (b).


    Limitation on Debt and Preferred Stock of Subsidiaries. The Company shall not permit any Subsidiary to Incur, directly or indirectly, any Debt or Preferred Stock except: (a) Guarantees by the Subsidiaries of Debt of the Company described in clause (b)(1), (2) and (4) of the covenant described under "--Limitation on Debt," other Debt of the Company Incurred under the Credit Agreement which is permitted to be Incurred pursuant to the terms of the Indenture, and Debt of Foreign Subsidiaries described in clauses (e) and (f) of this covenant; (b) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt or Preferred Stock by the issuer thereof; (c) Debt or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Debt pursuant to clause (a) of the covenant described under "--Limitation on Debt"; (d) Debt or Preferred Stock outstanding on the Issue Date (other than Debt described in clause (a), (b) or (c)); (e) Debt of a Foreign Subsidiary Incurred pursuant to the Revolving Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of Debt outstanding of such Foreign Subsidiary pursuant to this clause (e) does not exceed the greater of (x) $125 million and
(y) the sum of 85% of the gross book value of the accounts receivable of such Foreign Subsidiary and 65% of the gross book value of the inventories of such Foreign Subsidiary; (f) Debt of a Foreign Subsidiary Incurred pursuant to the Term Loan Facility; provided that, after giving effect to any such Incurrence, the aggregate principal amount of Debt Incurred by all Foreign Subsidiaries pursuant to this clause (f) may not exceed $50 million less the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt); (g) Refinancing Debt Incurred in respect of Debt or Preferred Stock referred to in clause (a), (c) or (d) or this clause (g); provided, however, that to the extent such Refinancing Debt directly or indirectly Refinances Debt or Preferred Stock of a Subsidiary described in clause (c), such Refinancing Debt shall be Incurred only by such Subsidiary; (h) Hedging Obligations by a Subsidiary with respect to (x) Debt permitted to be Incurred by such Subsidiary pursuant to the Indenture and (y) transactions by such Subsidiary denominated in foreign currencies; and (i) Customer Notes Guarantees Incurred following the Issue Date in an aggregate amount at any one time outstanding not to exceed $30 million less the amount of Customer Notes Guarantees Incurred following the Issue Date then outstanding pursuant to clause
(4) of paragraph (b) of the covenant described under "-- Limitation on Debt" and less the amount of Investments in Customer Notes made following the Issue Date then outstanding pursuant to clause (C) of the definition of "Permitted Investment."



    Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under "--Limitation on Debt"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds and aggregate Deemed Asset Value received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) or capital contributions with respect thereto subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and except as set forth in clause (C) other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees subsequent to the date on which the Notes were originally issued, other than any such issuance or sale to the extent the purchase by such plan or trust is financed by Debt of such plan or trust and for which the Company is liable as guarantor or otherwise; and (D) the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Debt of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange, except to the extent that such distribution results in a reduction in Consolidated Net Income reflected pursuant to clause (A) above).



    (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Debt of such plan or trust and for which the Company or any Subsidiary is liable as guarantor or otherwise); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clauses
(3)(B) and (3)(C) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations together with any premium payable in connection therewith made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Debt"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of declaration of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); and provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases in any calendar year shall not exceed the sum of (x) $2 million and (y) the aggregate Net Cash Proceeds from any reissuance during such calendar year of Capital Stock to employees, officers or directors of the Company or its Subsidiaries; provided further, however, that to the extent that the aggregate amount of such repurchases is less than $2 million in any calendar year, the unused portion of such $2 million may be carried forward to the succeeding calendar year (provided that the aggregate amount of the repurchases in any calendar year shall, in no event, exceed $4 million plus the amount of aggregate Net Cash Proceeds from any reissuance of Capital Stock described above) in any calendar year; and provided, further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; (v) Investments in any Person primarily engaged in a Related Business in an aggregate amount not to exceed $10 million; provided, however, that the amount of such Investments shall be excluded in the calculation of the amount of Restricted Payments; (vi) the payment of any cash dividend on the Common Stock of the Company following a Public Equity Offering by the Company or, following a Public Equity Offering by Holdings, a payment to Holdings used solely to pay dividends on the Common Stock of Holdings, in each case as long as no Default or Event of Default has occurred and is continuing or would thereby result; provided that the aggregate amount of all such dividends and payments under this clause (vi) shall not exceed 6% of the Net Cash Proceeds received by the Company and Holdings in any such Public Equity Offering in any calendar year; provided further, however, that such dividends and payments shall be included in the calculation of Restricted Payments; (vii) Investments in customer notes to the extent such Investments are in existence on the Issue Date; provided, however, that the amount of such Investments shall be excluded in the calculation of the amount of Restricted Payments; or (viii) Restricted Payments in an aggregate amount not to exceed $10 million; provided, however, that the amount of such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.


    Limitation on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Subsidiary or pay any Debt owed to the Company, (b) to make any loans or advances to the Company or
(c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect or entered into on the Issue Date or pursuant to the issuance of the Notes; (ii) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements; (iv) any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset the subject of such encumbrance or restriction, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Subsidiary in any manner material to the Company or any Subsidiary; provided that, in each case, such encumbrance or restriction relates to, and restricts dealings with, only the property or asset the subject of such encumbrance or restriction; provided further, that such encumbrance or restriction does not prohibit, limit or otherwise restrict the making or payment of any dividend or other distribution to the Company or any Subsidiary; (v) in the case of clause
(c) above, restrictions contained in security agreements or mortgages securing Debt of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any encumbrance or restriction imposed solely upon a Foreign Subsidiary pursuant to an agreement relating to Indebtedness Incurred by such Foreign Subsidiary which is permitted under the covenant described under "--Limitation on Debt and Preferred Stock of Subsidiaries"; and (vii) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.


    Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or Cash Equivalents and (ii) the Company (x) within 180 days (in the case of (A) below) or 360 days (in the case of (B) below) after receipt of such Net Available Cash,
(A) to the extent the Company so elects (or is so required by the terms of any Senior Debt), applies an amount equal to 100% of the Net Available Cash to repay, prepay, redeem or purchase Senior Debt of the Company or Debt (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) or (B) invests or commits to invest the balance of such Net Available Cash not applied pursuant to clause (A), in Additional Assets; provided, however, that in the case of any commitment to invest, such investment must be made within one month thereafter, and any amount not so invested shall be treated as Excess Proceeds (as defined below); and (y) applies the balance of such Net Available Cash not applied pursuant to clause (x), as provided in the following paragraphs of this covenant. Notwithstanding the foregoing provisions of this paragraph, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. The amount of Net Available Cash required to be applied and not applied as so required shall constitute "Excess Proceeds". Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to repay Debt Incurred under the Revolving Credit Facility without commitment reduction thereunder.


    For the purposes of this covenant, the following are deemed to be cash equivalents: (x) the assumption of Debt of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Debt in connection with such Asset Disposition, (y) Temporary Cash Investments, and (z) securities received by the Company or any Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash.


    (b) If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders (and to purchase Debt from the holders of any other Senior Subordinated Debt) on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated
Debt) (the "Excess Proceeds Payment").


    (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

    Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Subsidiary to, enter into or permit to exist any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $3 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and
(3) if such Affiliate Transaction involves an amount in excess of $15 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint to the Company and its Subsidiaries.



    (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Subsidiaries and their predecessors including loans or advances to Management Investors in connection with the Management Placement, but in any event not to exceed $4 million in the aggregate outstanding at any one time, (v) the payment of reasonable and customary fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (vii) the payment of a one-time fee to Stonington in connection with the Acquisition in an aggregate amount not to exceed $6 million plus reasonable expenses.


    Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the U.S. of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under "--Limitation on Debt"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.


    SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.


DEFAULTS


    An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "--Change of Control" (other than a failure to purchase Notes) or under "--Certain Covenants" under "--Limitation on Debt", "-- Limitation on Debt and Preferred Stock of Subsidiaries", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Subsidiaries", "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes) "--Limitation on Affiliate Transactions" or "--SEC Reports", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by failure to pay principal of or premium, if any, on such Debt, within any applicable grace period after final maturity ("Final Payment Default") or (B) results in the acceleration of such Debt prior to its final stated maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Final Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more and such default or acceleration continues for 30 days after notice, (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), or (viii) any judgment or decree for the payment of money in excess of $10 million is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"), provided that the amount of such money judgment or decree shall be calculated net of any insurance coverage that the Company has determined in good faith is available in whole or in part with respect to such money judgment or decree. However, a default under clauses
(iv), (v), (vi) or (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.



    If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable by notice in writing to the Company, the administrative agent under the Credit Agreement (if any Debt is then outstanding under the Credit Agreement) and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration"; provided, however, that the failure to so notify the administrative agent under the Credit Agreement shall not affect the validity of such acceleration. Upon such a declaration, such principal and interest shall be due and payable immediately, subject to the subordination provisions of the Indenture. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.


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    Subject to the provisions of the Indenture relating to the duties of the
Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days (or such shorter period as may be required by applicable law) after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption", (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (vii) make any change in the amendment provisions which requires each holder's consent or in the waiver provisions or
(viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders.

    Without the consent of any holder of the Notes, the Company and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company and its Subsidiaries for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consents to such change.

    The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with "--Change of Control" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above.


    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions including, without limitation, (i) such defeasance not resulting in a breach or violation of, or constituting a default under, the Indenture, the Credit

Agreement or any other material agreement or instrument to which the Company is a party or by which it is bound and (ii) delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.


CONCERNING THE TRUSTEE

                            is to be the Trustee under the Indenture and has
been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

    The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Additional Assets" means (i) any property or assets (other than Debt and Capital Stock) used or useful in a Related Business; (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary; provided, however, that any such Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business.


    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants-- Limitation on Restricted Payments", "--Certain Covenants --Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Notwithstanding the foregoing, none of Bankers Trust Company, Credit Suisse or The Bank of Nova Scotia shall be deemed to be an Affiliate of the Company and its Subsidiaries solely as a result of the security interests held by any such entity in the Capital Stock of the Company's Subsidiaries pursuant to the Credit Agreement.



    "Asset Disposition" means any sale, transfer or other disposition (or series of related sales, transfers or dispositions) by the Company or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Subsidiary or (iii) any other assets of the Company or any Subsidiary outside of the ordinary course of business of the Company or such Subsidiary (other than, in the case of (i), (ii) and (iii) above, (v) any disposition, or related series of dispositions, of assets with an aggregate fair market value of $1 million or less for each such disposition or related series of dispositions, (w) dispositions permitted under " Certain Covenants Merger and Consolidation," (x) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary,
(y) sales of Customer Notes to third parties (including the sale of certain customer notes to BTCC contemporaneously with the Acquisition) and (z) for purposes of the covenant described under " Certain Covenants Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under " Certain Covenants Limitation on Restricted Payments").


    "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Banks" means the "Lenders" as defined in the Credit Agreement.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.


    "BTCC" means Bankers Trust Commercial Corporation.



    "BTCC Note Guarantees" means the Guarantees by the Company of principal and/or interest under certain customer notes being sold to BTCC contemporaneously with the Acquisition, which Guarantees are a condition to BTCC's obligation to purchase such customer notes, and the related repurchase obligations not in excess of $4 million in the aggregate and indemnity obligations to BTCC, as set forth in the definitive agreement executed in connection therewith.



    "Business Day" means each day which is not a Legal Holiday.


    "Capital Lease Obligation" of any Person means an obligation that is required to be classified and accounted for as a capital lease on the face of the balance sheet of such Person prepared in accordance with GAAP, and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

    "Code" means the Internal Revenue Code of 1986, as amended.


    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding (other than Debt Incurred under the Revolving Credit Facility with respect to which the related commitment remains outstanding) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period any Debt of the Company or any Subsidiary has been repaid repurchased, defeased or otherwise discharged or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will include any such repayment, repurchase, defeasement or discharge not otherwise covered in clause (1) above, or both (in either case other than Debt Incurred pursuant to the Revolving Credit Facility or any similar arrangement unless such revolving credit Debt has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated, after giving effect thereto on a pro forma basis, as if such Debt had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (3) if since the beginning of such period the Company or any Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale), (4) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that Subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause
(3) or (4) above if made by the Company or a Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Debt Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest of such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest,
(iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Interest Rate Agreements (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock (except dividends payable solely in shares of Capital Stock of the Company (other than Disqualified Stock of the Company)) held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest

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incurred in connection with Investments in discontinued operations, (ix)
interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust provided, however, that there shall not be included in such Consolidated Interest Expense any amount of interest expense of any Subsidiary if the net income of such Subsidiary is excluded in the calculation of Consolidated Net Income (but only in the same proportion as such net income is excluded) because the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.


    "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net income: (i) any net income of any Person if such Person is not a Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent of any cash actually contributed by the Company or a Subsidiary to such Person during such Period; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income to the extent of any cash actually contributed by the Company or a Subsidiary to such Person during such Period; (iv) any gain or loss net of tax realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss net of tax realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses net of tax; (vi) the cumulative effect of a change in accounting principles, net of tax; and (vii) in the case of the Company, any depreciation or amortization resulting from any write-up in the book value of any assets due to the Acquisition. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from a Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.


    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (iv) any amounts attributable to Disqualified Stock.

    "Credit Agreement" means that certain Credit Agreement, dated as of
           , 1996, among the Company, certain Subsidiaries of the Company, Bankers Trust Company as agent, the co-agents named therein and the lenders named therein, including (i) any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, and (ii) any credit agreements, notes, guarantees, collateral documents, instruments and agreements executed in respect of any such amendment, modification, renewal, refunding, replacement or refinancing.


    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.


    "Customer Notes" means notes receivable, on terms consistent with the past practices of the Company and its Subsidiaries and with prevailing industry practices, issued in connection with customer financing provided to purchasers of the Company's and its Subsidiaries' products and secured by a valid and enforceable first priority Lien on the products being purchased.



    "Customer Notes Guarantees" means Guarantees by the Company and its Subsidiaries, on terms consistent with the past practices of the Company and its Subsidiaries and with prevailing industry practices, of all or a portion of Customer Notes issued by the Company or its Subsidiaries and sold to third parties, or of all or a portion of customer notes or other financing provided by third parties to purchasers of the Company's and its Subsidiaries' products; provided, however, that "Customer Notes Guarantees" shall not include (i) the provision of letters of credit in respect of financing provided by a third party to purchasers of the Company's and its Subsidiaries' products to the extent such letters of credit are Incurred under the Revolving Credit Facility and (ii) the BTCC Note Guarantees.



    "Debt" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) debt of such Person for money borrowed and
(B) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding (x) trade accounts payable and other current trade liabilities arising in the ordinary course of business and payable in accordance with customary practices and (y) deferred purchase price obligations where payment is due within six months of delivery); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, or other similar credit transaction (other than obligations with respect to letters of credit and related Hedging Obligations securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all Hedging Obligations of such Person (other than Hedging Obligations excluded pursuant to clause (iv) above); (vii) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and (viii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Debt of any Person at any date shall be the outstanding balance of all obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Debt Incurred with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP.



    "Deemed Asset Value" means 75% of the fair market value of assets (other than cash) received by the Company from the issuance or sale of its Capital Stock or as a capital contribution, in either case as determined in good faith by the Board of Directors; provided, however, that such determination shall be confirmed by a nationally recognized investment banking firm or appraisal firm in the event that the value determined by the Board of Directors exceeds $10 million.


    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.


    "Designated Senior Debt" means (i) Debt under the Credit Agreement and (ii) any other Senior Debt of the Company, the principal amount of which is
$         or more individually at the date of determination and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt and in a written instrument delivered to the Trustee as "Designated Senior Debt" for purposes of the Indenture.


    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants" and "-- Change of Control."

    "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense and (d) all other non-cash items reducing Consolidated Net Income (other than any non-cash item to the extent it represents an accrual of, or a reserve for, cash disbursements for any subsequent period prior to the Stated Maturity of the Notes) and less, to the extent added in calculating Consolidated Net Income, non-cash items (other than any non-cash item to the extent it represents an accrual for cash receipts reasonably expected to be received with any 12 months after the date of such accrual), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval other than for the board of directors of such Subsidiary (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Foreign Subsidiary" means a subsidiary that is organized under the laws of any country other than the U.S. and substantially all the assets of which are located outside of the U.S.


    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.


    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment hereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Debt.

    "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

    "Investment" in any Person means any loan or advance (other than advances to customers in the ordinary course of business on commercially reasonable terms that are recorded as accounts receivable on the balance sheet of such Person) to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of), such Person.

    "Issue Date" means the date on which the Notes are originally issued.

    "Joint Venture Contract" means that certain Joint Venture Contract, dated October 29, 1993, between Rockwell Graphic Systems, Inc. and Shanghai Printing & Packaging Machinery Corp., as in effect on the Issue Date.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note of installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other patents required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Subsidiary after such Asset Disposition.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds (including cash equivalents) of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Permitted Holders" means Stonington, the Fund, the Management Investors and their respective Affiliates, including Holdings.


    "Permitted Investment" means (A) an Investment by the Company or any Subsidiary in (i) the Company or a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary; (ii) another Person if as a result of, and contemporaneously with, such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly Owned Subsidiary; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes, that are made in the ordinary course of business; (vi) loans or advances to employees, officers or directors made in the ordinary course of business consistent with past practices of the Company or a Subsidiary or made in connection with the Management Placement and that do not in the aggregate exceed $4 million at any time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments; and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock", (B) any Investment by the Company in the Permitted Joint Venture at the times and in the amounts and manner required by the Joint Venture Contract and (C) Customer Notes issued following the Issue Date by the Company and its Subsidiaries; provided that the amount of Investments made pursuant to Customer Notes following the Issue Date, in the aggregate, at any one time outstanding may not exceed $30 million less the amount of Customer Notes Guarantees Incurred following the Issue Date then outstanding pursuant to clause
(4) of paragraph (b) of the covenant described under "-- Limitation on Debt" and clause (i) of the covenant described under "-- Limitation on Debt and Preferred Stock of Subsidiaries."

    "Permitted Joint Venture" means Shanghai Rockwell Graphic Systems Co., Ltd., a joint venture formed by the Company and Shanghai Printing & Packaging Machinery Corp. pursuant to the Joint Venture Contract.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation. "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.


    "Public Equity Offering" means a primary public offering of common stock of the Company or Holdings pursuant to an effective registration statement under the Securities Act.


    "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Company or Holdings, as the case may be, has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such debt. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Debt" means Debt that Refinances any Debt of the Company or any Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Debt that Refinances Refinancing Debt; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced, (iii) such Refinancing Debt has an aggregate principal amount (or if Incurred with original issue discount an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced and (iv) with respect to any Refinancing Debt of Debt other than Senior Debt, such Refinancing Debt shall rank no more senior, and shall be at least as subordinated, in right of payment to the Notes as the Debt being so extended, renewed, refunded or refinanced; provided, further, however, that Refinancing Debt shall not include Debt of a Subsidiary that Refinances Debt of the Company.

    "Related Business" means the business of the Company and its Subsidiaries on the Issue Date and any business related, ancillary or complementary to the businesses of the Company and its Subsidiaries on the Issue Date.

    "Representative" means any trustee, agent or representative (if any) for an issue of Senior Debt of the Company.

    "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or rights to acquire its Capital Stock (other than Disqualified Stock)) and dividends or distributions payable solely to the Company or a Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation, (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Subsidiary held by any Affiliate of the Company (other than a Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).



    "Revolving Credit Facility" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make available to the Company and its Subsidiaries a revolving credit facility.


    "SEC" means the Securities and Exchange Commission.


    "Secured Debt" means Debt of the Company or a Subsidiary secured by a Lien.



    "Senior Debt" means (i) Debt of the Company, whether outstanding on the Issue Date or thereafter incurred (including, without limitation, Debt (and other obligations including for fees, expenses, reimbursements, indemnities or otherwise) Incurred pursuant to the Credit Agreement, any Interest Rate Agreement or Currency Agreement and any Guarantee by the Company of any Debt or monetary obligation of any of its Subsidiaries under the Credit Agreement, any Interest Rate Agreement or Currency Agreement) and (ii) accrued and unpaid interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or a Subsidiary at the rate otherwise applicable thereto whether or not post-filing interest is allowed in such proceeding) unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Debt shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Debt of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Debt or other obligation of the Company, (5) that portion of any Debt which at the time of Incurrence is Incurred in violation of the Indenture, (6) Debt owed, due, or guaranteed on behalf of, any director, officer or employee of the Company or any Subsidiary (including without limitation amounts owed for compensation), and (7) Debt which when Incurred and without respect to any election under Section 1111(b) of Title 11 U.S. Code, is without recourse to the Company (other than Capital Lease Obligations or secured purchase money obligations).


    "Senior Subordinated Debt" means the Notes and any other Debt of the Company that specifically provides that such Debt is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Debt or other obligation of the Company which is not Senior Debt.

    "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) which by its written terms is subordinate or junior in right of payment to the Notes.

    "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the U.S. of America or any agency thereof or obligations guaranteed by the U.S. of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the U.S. of America, any state thereof or any foreign country recognized by the U.S., and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the U.S. of America, any jurisdiction thereof or any foreign country recognized by the U.S. of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of nine months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the U.S. of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.


    "Term Loan Facility" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make term loans available to the Company and its Subsidiaries.


    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sec. 77aaa-77bbbb) as in effect on the date of this Indenture.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the U.S. of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the U.S. of America is pledged and which are not callable at the issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors, qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                    DESCRIPTION OF NEW BANK CREDIT AGREEMENT


    In arranging for financing for the Acquisition on behalf of the Company, Stonington has entered into a commitment letter with Bankers Trust Company ("Bankers Trust"), The Bank of Nova Scotia and Credit Suisse (collectively, the "Lenders") providing for (i) five-year term loan facilities aggregating $75.0 million (the "Term Loan Facility"), and (ii) five-year revolving credit facilities aggregating $150.0 million with a sublimit for letters of credit to be agreed upon (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Facilities"). The Lenders intend to arrange for other banks, financial institutions and other "accredited investors" (as defined in regulations promulgated by the Commission) to provide a portion of the Bank Facilities. Bankers Trust will act as administrative agent for the Lenders, The Bank of Nova Scotia will act as documentation agent for the Lenders and Credit Suisse will act as syndication agent for the Lenders. The funds from the Bank Facilities will be lent directly to the Company, and, other than the commitment letter, Stonington is not a party to any agreements or arrangements with respect to the Bank Facilities. The Company will enter into the New Bank Credit Agreement, which will supersede the commitment letter, and Stonington will have no continuing obligations with respect to the Bank Facilities.



    The execution of the Bank Facilities, and the delivery of required documentation thereunder, will occur simultaneously with the closing of this Offering and the closing of the Acquisition. The Lenders' obligation to provide the Bank Facilities is conditioned upon, among other things, the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in the commitment letter; the Lenders' satisfaction with the final terms, conditions and structure of the Acquisition; the consummation of the Acquisition (including the sale of the Customer Notes) pursuant to the terms of the Purchase Agreement and other definitive documentation, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Lenders; and the absence of any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Goss since September 30, 1995.



    The Term Loan Facility will consist of a term loan in an original principal amount of $25 million made to the Company, a term loan in an original principal amount of the Sterling equivalent of $25 million made to Goss U.K. and a term loan in an original principal amount of the Yen equivalent of $25 million made to Goss Japan. The Term Loan Facility will have a final maturity date of five years after the date of the initial funding under the Bank Facilities (the "Initial Funding Date"). Quarterly amortization will be required, commencing December 31, 1997, in annual amounts of $15 million for each of the second, third and fourth fiscal years following the Closing Date, and $30 million for the fifth fiscal year following the Closing Date.


    In addition, the Company will be required to make prepayments on the Term Loan Facility and/or reduce the commitments under the Revolving Credit Facility under certain circumstances, including upon certain asset sales and issuance of debt or equity securities. The Company will also be required to make such prepayments and/or reductions in an amount equal to 75% of the Company's and its subsidiaries' Consolidated Excess Cash Flow (as defined) for each fiscal year, payable within 90 days after the end of the applicable fiscal year. Mandatory prepayments or commitment reductions required as a result of equity or debt issuances by Holdings or the Company will be apportioned among the Bank Facilities provided to the Company, Goss U.K. and Goss Japan in a manner to be determined. Mandatory prepayments arising as a result of Consolidated Excess Cash Flow will be applied to the Term Loan Facility in proportion to the amount of debt outstanding under each term loan. All other mandatory prepayments/reductions will be applied first to prepay the applicable term loan facility, and, thereafter, to prepay the applicable revolving credit facility and to reduce the commitments thereunder and thereafter to the remaining term loans and revolving credit facilities in a manner to be determined. All mandatory prepayments of the Term Loan Facility arising as a result of Consolidated Excess Cash

Flow will be applied pro rata to the scheduled installments thereof and all other mandatory prepayments of the Term Loan Facility will be applied in inverse order of maturity. The Term Loan Facility will bear interest, at the Company's option, at the customary base rate plus 1.5% or at the customary reserve adjusted Euro-Dollar rate plus 2.5%. As shown in Note (aa) to the Pro Forma Consolidated Statements of Income, interest expense for the year ended September 30, 1995, on a pro forma basis, on the $75.0 million of Term Loan Facility would have been $6.2 million.

    The Revolving Credit Facility will mature five years after the Initial Funding Date and will consist of a revolving credit facility in an original amount of up to $100 million made available to the Company, a revolving credit facility in an original amount of up to the Sterling equivalent of $100 million made available to Goss U.K., and a revolving credit facility in an original amount of up to the Yen equivalent of $25 million made available to Goss Japan, and which may not, in the aggregate, exceed the U.S. dollar equivalent of $150 million, in each case under which revolving loans may be made, provided that in no event will the aggregate outstanding amount of such revolving loans used for working capital requirements and general corporate purposes exceed the U.S. dollar equivalent of $110 million at any one time, and under which letters of credit may be issued up to a sublimit to be agreed upon. A portion of the Revolving Credit Facility, in an amount to be agreed upon, shall be made available as a swingline facility. The Revolving Credit Facility will bear interest, at the Company's option, at the customary base rate plus 1.5% or at the customary reserve adjusted Euro-Dollar rate plus 2.5%. Loans outstanding under the swingline facility shall bear interest at the customary base rate plus 1.25% and such outstanding loans shall not constitute usage of the Revolving Credit Facility for purposes of calculating the commitment fee.

    The interest rates with respect to the Bank Facilities may be increased or decreased based upon leverage ratios to be determined.


    The proceeds of the Term Loan Facility and approximately $0.3 million under the Revolving Credit Facility will be used to pay the cash portion of the purchase price for the Acquisition of Goss under the Purchase Agreement in an aggregate maximum amount of approximately $552.5 million (subject to certain adjustments) and to pay fees and expenses in connection with the Acquisition and the related financings in an aggregate maximum amount of approximately $26.0 million. The Revolving Credit Facility will also be available to provide for the working capital requirements and general corporate purposes of the Company and its subsidiaries and, subject to a sublimit to be agreed upon, to issue commercial letters of credit and standby letters of credit to support workers' compensation contingencies and for other corporate purposes to be agreed upon. To the extent that advances under the Revolving Credit Facility are made available to other subsidiaries of the Company or to the Company, such intercompany borrowings will be evidenced by promissory notes subordinated in right of repayment to the Bank Facilities.


    The Bank Facilities will be guaranteed by Holdings and by each of the Company's domestic subsidiaries and, in addition, the Company shall guarantee the Bank Facilities provided to Goss U.K. and Goss Japan. In the event that U.S. tax laws are amended to permit foreign subsidiaries to guarantee the Bank Facilities provided to the Company or to other foreign subsidiaries without the incurrence of an investment in U.S. property or other deemed dividend for U.S. tax purposes or otherwise result in U.S. taxable income for the Company and its subsidiaries, such foreign subsidiaries will agree to then guarantee the Bank Facilities. All extensions of credit to each borrower will be secured by all existing and after-acquired personal property of such borrower and all guaranties will be secured by all existing and after-acquired personal property of such guarantors, including a pledge of the stock of all such guarantor's subsidiaries and a pledge of the Intercompany Notes held by such guarantor; provided that neither the Company nor any guarantor will be required to pledge more than 66% of the stock of its foreign subsidiaries unless U.S. tax laws are amended to permit a pledge of more than 66% of such foreign subsidiaries' stock without giving rise to U.S. tax liabilities for the Company and its subsidiaries. All extensions of credit under the Intercompany Notes will be secured on a subordinated basis by existing and after-acquired personal property of such intercompany borrower. All extensions of credit to each borrower will also be secured by first priority liens on all existing and after-acquired real property fee and leasehold interests of the borrower and the guarantors, subject to certain exceptions to be agreed upon.

    The Bank Facilities will contain certain financial covenants, including, but not limited to, a minimum fixed charge coverage test, a minimum interest coverage test, a minimum EBITDA test, a minimum net worth test and a maximum leverage test. In addition, the Bank Facilities will contain other customary affirmative and negative covenants relating to (among other things) limitations on other indebtedness, liens, investments, guarantees, restricted junior payments, mergers and acquisitions, sales of assets, capital expenditures, leases, transactions with affiliates and conduct of business, with customary exceptions and baskets to be mutually agreed upon. The Bank Facilities will contain customary events of default, including failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral and certain changes of control.

    Within 90 days of the Initial Funding Date, the Company is required to obtain interest rate protection, pursuant to interest rate swaps, caps or other similar arrangements reasonably satisfactory to the Lenders.

                     DESCRIPTION OF SALE OF CUSTOMER NOTES


    In arranging for financing for the Acquisition on behalf of the Company, Stonington has entered into a commitment letter with BT Commercial Corporation ("BTCC") providing for the purchase by BTCC from the Company of a portfolio of the Customer Notes and related sales contracts, instruments, agreements, documents and collateral outstanding on February 29, 1996, arising from the sale of printing and like equipment (the "Equipment"), for a purchase price of approximately $163.7 million, subject to certain adjustments for new Customer Notes entered into between February 29, 1996 and the day preceding the Closing Date and for Customer Notes that are restructured between March 1, 1996 and the Closing Date (except for one Customer Note, the restructuring of which has been disclosed to BTCC), both of which require the prior consent of BTCC. The purchase price will be reduced by all reductions in the aggregate unpaid principal balance of the Customer Notes between March 1, 1996 and the Closing Date, whether resulting from the receipt of regularly scheduled installments of principal on the Customer Notes, partial installments of principal on the Customer Notes, or partial or full prepayment (whether the prepayment is the result of the liquidation of the collateral securing the Customer Notes or otherwise). The events described above that will reduce the purchase price for the Customer Notes will also cause equal reductions in the purchase price to be paid by the Company to Rockwell for the Acquisition of Goss. See "The Acquisition--Purchase Price; Adjustments." The purchase price represents a discount to the face amount of the Customer Notes, which was approximately $238.2 million as of February 29, 1996 (the measurement date used to determine the Customer Note portfolio purchase price).



    The obligations of the Company will be non-recourse, except with respect to representations and warranties by the Company relating to the bona fide nature, legal enforceability, accuracy and completeness of the documentation, including the description and location of the Equipment, respecting the Customer Notes and except with respect to the guarantees described below. BTCC's obligation to purchase the Customer Notes is conditioned upon, among other things (i) the execution of a service and remarketing agreement between the Company and BTCC acceptable to both parties, providing for warranty, maintenance and repair services and remarketing assistance with respect to the Equipment and for certain indemnities of BTCC; (ii) Rockwell making a representation in favor of BTCC that, other than items withheld because of the terms of confidentiality agreements by which Rockwell is bound, Rockwell has made available to BTCC true and correct copies of all Customer Notes; (iii) the Company making a representation in favor of BTCC that, other than items withheld by Rockwell because of the terms of confidentiality agreements by which Rockwell is bound, the Company has made or has caused to be made available to BTCC all Customer Notes, and that all such documentation is and was complete and correct in all material respects and does not contain any untrue statement of material fact or omit to state a material fact.


    BTCC's obligations are further conditioned upon (i) the Company guaranteeing in favor of BTCC (a) approximately $7.0 million of the principal balance and interest accrued after the Closing Date on the Customer Notes (the "Sunny Notes") payable by Sunny Industries, Inc. ("Sunny") (secured by a $5.0 million letter of credit as to the guarantee of principal), (b) one-half of the interest accrued after the Closing Date on a Customer Note (the "Newspaper Customer Note"), secured by a letter of credit in an amount of approximately $1.9 million and (c) $10.5 million of the principal balance on the Customer Note payable by Socpresse, S.A., Serpo, Presse Ocean and any of their affiliates (including Robert Hersant, the estate of Robert Hersant and any other successors, assigns or heirs of Robert Hersant) (the "Hersant Group"); (ii) the execution of an agreement between Rockwell and BTCC, pursuant to which Rockwell agrees that BTCC may, between June 1, 1997 and June 30, 1997, sell to Rockwell the Newspaper Customer Note on certain specified terms, and pursuant to which Rockwell provides certain guarantees to BTCC; and (iii) Rockwell indemnifying BTCC against certain claims in connection with the sale of the Newspaper Customer Note. In addition, the Company will agree that BTCC may, at any time after the Closing Date and upon 10 days written notice to the Company, sell to the Company for a price of $4.0 million the printing press equipment securing the Customer Note from Mirandela Artes Grafias S.A. after the foreclosure upon such equipment by BTCC. The Company may sell or otherwise remarket such equipment and must pay to BTCC the $4.0 million purchase price on the earlier of such sale or other remarketing and one year after the sale by BTCC to the Company of such equipment. The letters of credit to be issued in connection with the sale of the Sunny Notes and the Newspaper Customer Note will be obtained pursuant to draw downs under the Revolving Credit Facility. The Sunny Notes, the Newspaper Customer Note and the Customer Note payable by the Hersant Group have an aggregate principal amount of approximately $84.4 million. See "Description of New Bank Credit Agreement."



    In addition, BTCC's obligation to purchase the Customer Notes is subject to the execution and delivery of a purchase agreement reasonably satisfactory to BTCC, consummation of the Acquisition on terms reasonably satisfactory to BTCC and the absence of any material adverse change in the performance of the Customer Notes since March 1, 1996. The funds from the sale of Customer Notes will be paid directly to the Company, and other than the commitment letter, Stonington is not a party to any agreements or arrangements with respect to the sale of Customer Notes. The Company will enter into the purchase agreement with BTCC, which will supersede the commitment letter, and Stonington will have no continuing obligations with respect to the sale of Customer Notes.


                         DESCRIPTION OF PREFERRED STOCK

    In connection with the Acquisition, Holdings will issue to Rockwell 47,500 shares of 6 1/2% Redeemable Pay-in-Kind Preferred Stock, par value $.01 per share (the "Preferred Stock"), having a liquidation preference of $1,000 per share, or $47.5 million in the aggregate.


    The ability of Holdings to pay cash dividends on the Preferred Stock and to redeem or repurchase the Preferred Stock is subject to limitations imposed by the Company's debt agreements. The following description of the Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Certificate of Designation governing the Preferred Stock, a copy of which is attached as an exhibit to the Registration Statement. See "Available Information."

RANK

    The Preferred Stock, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, ranks (i) junior to any other series of preferred stock duly established and hereafter created by the board of directors of Holdings, the terms of which specifically provide that such series shall rank senior to the Preferred Stock, (ii) on a parity with any other series of preferred stock duly established by the board of directors of Holdings, the terms of which shall specifically provide that such series shall rank on a parity with the Preferred Stock, whether now existing or hereafter created, and (iii) prior to any other class or series of capital stock of Holdings, including, without limitation, all classes of the Common Stock and Nonvoting Common Stock whether now existing or hereafter created (all of such classes or series of capital stock of Holdings to which the Preferred Stock ranks prior, including without limitation the Common Stock and the Nonvoting Common Stock, and including, without limitation, Junior Securities convertible into or exchangeable for other Junior Securities, are collectively referred to herein as the "Junior Securities").

DIVIDENDS

    The holders of the shares of Preferred Stock are entitled to receive when and as declared by the Board of Directors of Holdings, out of funds legally available therefor, cumulative dividends on the shares of the Preferred Stock, at a rate per annum of 6 1/2% multiplied by the liquidation preference thereof. Dividends on shares of Preferred Stock are payable on December 31 of each year, commencing on December 31, 1996, which date shall be the first day of the next succeeding dividend period (each such period, an "Annual Dividend Period"), or if any such date is not a business day, on the next succeeding business day (each of such dates being a "Dividend Payment Date"), in preference to and in priority over dividends on the Junior Securities. Dividends on the Preferred Stock are fully cumulative and accrue (whether or not earned or declared and, to the extent permitted by law, whether or not there are unrestricted funds of Holdings legally available for the payment of dividends), without interest, from the first day of the Annual Dividend Period, except that with respect to the Annual Dividend Period ending on December 30, 1996, such dividend shall accrue from the Acquisition Closing and except that with respect to the first Annual Dividend Period relating to any Additional Shares of Preferred Stock (as defined below), dividends shall accrue from the respective initial date of issuance thereof.

    On each Dividend Payment Date that occurs prior to the payment (a "Junior Stock Dividend") of dividends on any class or series of Common Stock or Junior Securities payable in cash or other property (except for dividends payable in shares of Common Stock or Junior Securities), Holdings may pay dividends on the Preferred Stock, at its option, in cash or by issuing a number of additional shares (or partial shares) of the Preferred Stock (the "Additional Shares of Preferred Stock") for each such share (or partial share) of Preferred Stock then outstanding equal to the dividend then payable on each such share (or partial share) of Preferred Stock for the Annual Dividend Period then ended (or such shorter period for which dividends are so being paid) (expressed as a dollar amount) divided by the liquidation value of one share of Preferred Stock (expressed as a dollar amount).

    On each Dividend Payment Date which occurs after a Junior Stock Dividend, Holdings will pay such dividend amount in cash; provided, however, that Holdings will not be required to pay cash dividends on shares of Preferred Stock to the extent that the payment of each dividend on shares of Preferred Stock is prohibited by the then applicable corporation law of the State of Delaware.

RESTRICTED PAYMENTS

    For so long as any shares of Preferred Stock are outstanding, no dividend will be declared or paid or set aside for payment or other distribution declared or made (in each case, other than dividends or distributions paid in shares of Junior Securities, or options, warrants or rights to subscribe for or purchase shares of Junior Securities) upon any Junior Securities, nor will any Junior Securities (or any options, warrants or rights to subscribe for or purchase Junior Securities) be redeemed, purchased or otherwise acquired by Holdings or any of its subsidiaries for any consideration (except for shares of Junior Securities, or options, warrants or rights to subscribe for or purchase shares of Junior Securities), unless, in either case, dividends on the shares of Preferred Stock are paid in full for all prior periods and are paid or set apart for payment in full for the current period.

    Notwithstanding the foregoing, the Certificate of Designation will not prevent the redemption, purchase or other acquisition by Holdings or any of its subsidiaries of shares of Junior Securities pursuant to certain management investment agreements entered into in connection with, or subsequent to, the Transactions.

LIQUIDATION PREFERENCE

    In the event of any liquidation, dissolution or winding up of Holdings, the holders of the Preferred Stock will be entitled to receive their full liquidation preference per share, together with accrued and unpaid dividends, before the distribution of any assets of Holdings to the holders of any Junior Securities.

REDEMPTION

    Shares of Preferred Stock may, at the option of Holdings, be redeemed at any time in whole or in part from time to time, out of funds legally available therefor, at a redemption price, payable in cash, equal to the per share liquidation preference thereof, plus, in each case, an amount equal to accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption.

    In addition, prior to the occurrence of (i) any event in which Stonington or its affiliates cease to own in excess of 50% of the voting securities of Holdings or the Company (or any company into which the Company is merged) (a "Control Event"); (ii) the payment of an Extraordinary Dividend (as defined below); or (iii) a Qualifying Sale (as defined below), Holdings will be required to offer to purchase (the "Extraordinary Event Offer") on the date of the Control Event, Extraordinary Dividend or Qualifying Sale, as the case may be, all shares of Preferred Stock outstanding at such date at a purchase price, payable in cash, equal to the per share liquidation preference thereof, plus accrued and unpaid dividends, if any, to the date of the Control Event, Extraordinary Dividend or Qualifying Sale, as the case may be. Any Extraordinary Event Offer may be expressly conditioned on the occurrence of a Control Event, a Qualifying Sale or the payment of the Extraordinary Dividend and if the Control Event, the Qualifying Sale or the payment of the Extraordinary Dividend does not occur, Holdings will have no further obligation in respect of such Extraordinary Event Offer; provided, however, that the termination of an Extraordinary Event Offer resulting from the failure of such Control Event, such Qualifying Sale or payment of such Extraordinary Dividend to occur shall not affect the obligation of Holdings with respect to any subsequent Extraordinary Event Offers.


    An Extraordinary Dividend is defined as (i) any dividend or dividends paid on the Common Stock or any other class of capital stock of Holdings (other than the Preferred Stock) which other class of capital stock is issued for less than the then fair market value, (ii) any redemptions or purchases by Holdings (in one or more transactions) of shares of capital stock of Holdings (other than certain redemptions or purchases of equity securities including pursuant to management investment agreements entered into in connection with, or subsequent to, the Closing), (iii) any dividends (in one or more transactions) by any subsidiary of Holdings on its capital stock to any person or entity other than Holdings or one of its subsidiaries or (iv) any redemptions or purchases (in one or more transactions) by any subsidiary of Holdings of shares of its capital stock from any person or entity other than Holdings or one of its subsidiaries; pursuant to which (A) the aggregate value of such dividends set forth in clause
(i) in any twelve month period, plus (B) the aggregate fair market value of such dividends, purchases or redemptions set forth in clauses (ii) to (iv), is equal to or greater than the aggregate fair market value of 10% of the then outstanding shares of Common Stock.

    A Qualifying Sale is defined as the transfer by Stonington or its affiliates (other than transfers to an affiliate) of such number of shares of capital stock of Holdings in one or more transactions (including transfers of shares of capital stock of Holdings held on the Closing Date or thereafter acquired, but excluding such shares acquired from Holdings after the Closing Date (other than in exchange for other capital stock of Holdings) at the fair market value thereof) as is equal to or greater than 5% of its shares of Common Stock held on the Closing Date.

TRANSFER RESTRICTIONS

    Prior to a Qualified Primary Public Offering (as defined below), Rockwell will not be permitted to sell, offer, assign, pledge, hypothecate, encumber or otherwise transfer ("Transfer") its shares of Preferred Stock, other than to affiliates of Rockwell who agree in writing to be bound by the transfer restrictions described herein, without the prior written consent of Holdings, except that no such consent (other than with respect to a transfer to a competitor of Holdings or any of its affiliates) shall be required upon the failure by Holdings to declare and pay any annual dividend on the shares of Preferred Stock or to satisfy its obligations specified under the second paragraph of "--Redemption." After a Qualified Primary Public Offering, the holders of shares of Preferred Stock will have the right to Transfer such shares, except for transfers to a competitor of Holdings or any of its affiliates.

    A Qualified Primary Public Offering is defined as the completion of a sale of shares pursuant to an effective registration statement under the Securities Act (other than a registration statement relating to Common Stock issuable upon the exercise of employee stock options or in connection with any employee benefit plan and other than a registration statement on Form S-4) of Common Stock representing more than 15% of the then outstanding shares of Common Stock.

VOTING RIGHTS

    The holders of record of shares of Preferred Stock will not be entitled to any voting rights, except upon the occurrence of (i) the failure by Holdings to declare and pay a dividend on the Preferred Stock on any Dividend Payment Date or (ii) the failure of Holdings to satisfy the obligations with respect to the Preferred Stock described under the second paragraph of "--Redemption." Upon the occurrence of any of the events set forth in the preceding sentence, the size of the Board of Directors of Holdings will be increased by two directors, and the holders of a majority of the outstanding shares of Preferred Stock, voting as a separate class, will be entitled to elect two additional members of the Board of Directors of Holdings, provided that such right to elect two additional members of the Board of Directors of Holdings will terminate when the event giving rise to such right is cured. Such holders are not entitled to any other voting rights except as specified herein and except as otherwise required by law.

    In addition, the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting separately as a single class on a one vote per share (pro rated for fractional shares) basis, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or by consent, shall be required to amend, repeal or change any provisions of the Certificate of Incorporation of Holdings governing the Preferred Stock in any manner which would adversely affect, alter or change the powers, preferences or special rights of any share of Preferred Stock.

FINANCIAL STATEMENTS

    Holdings will provide to the holders of the shares of Preferred Stock annual and quarterly financial statements of the Company within times to be agreed upon.

RELATED AGREEMENT

    In connection with the issuance of the Preferred Stock, the Fund will enter into a letter agreement with Rockwell providing that, in the event that a Qualifying Sale occurs and Holdings fails to satisfy its obligations set forth under the second paragraph of "--Redemption," the Fund will promptly purchase such number of shares of Preferred Stock from Rockwell (or transferees who obtain shares of Preferred Stock in compliance with the restrictions set forth in "--Transfer Restrictions") for its full liquidation preference, together with accrued and unpaid dividends to the date of purchase, as is equal to the net proceeds from such Qualifying Sale.

             DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes to initial beneficial owners of the Notes who are U.S. Holders (as defined below) and the principal U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the Notes to initial beneficial owners of the Notes who are Non-U.S. Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Notes or beneficial owners thereof. This discussion does not address the tax consequences to subsequent beneficial owners of the Notes, and is limited to beneficial owners who hold the Notes as capital assets within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to U.S. federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Moreover, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular initial beneficial owners in light of their personal circumstances, or to certain types of initial beneficial owners (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note).

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

  Payments of Interest

    In general, interest on a Note will be taxable to a beneficial owner who or which is (i) a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation created or organized under the laws of the U.S. or any State thereof, (iii) a person or entity that is otherwise subject to U.S. federal income tax on a net income basis in respect of income derived from Notes, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph (a "U.S. Holder") as ordinary income at the time it is (actually or constructively) received or accrued, depending on the beneficial owner's method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE, DISPOSITION AND RETIREMENT OF NOTES

    A U.S. Holder's tax basis in a Note will generally be its cost. A U.S. Holder will generally recognize gain or loss on the sale, exchange, retirement or other disposition of a Note equal to the difference between the amount realized on such sale, exchange, retirement or other disposition and the tax basis of the Note. Gain or loss recognized on such sale, exchange, retirement or other disposition of a Note (other than gain attributable to accrued but unpaid interest) will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

U.S. TAXATION OF NON-U.S. HOLDERS

    Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

        (i) payments of principal and interest on the Notes by the Company or any agent of the Company to any beneficial owner of a Note that is not a U.S. Holder (a "Non -U.S. Holder") will not be subject to U.S. federal withholding tax, provided that in the case of interest (a)(1) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code, and (4) either (A) the beneficial owner of the Notes certifies to the Company or its agent on Internal Revenue Service ("IRS") Form W-8 (or a suitable substitute form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof or (b) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from U.S. withholding tax and provides a properly executed IRS Form 1001 claiming the exemption;

        (ii) a Non-U.S. Holder will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange or redemption of a Note, unless the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; and

        (iii) Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such holder's gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Notes in connection with a U.S. trade or business.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

    In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

    Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a U.S. person as set forth in clause (4) in the first paragraph under "U.S. Taxation of Non-U.S. Holders," or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

    Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

PROPOSED REGULATIONS

    The IRS recently issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify certain reliance standards. The regulations are proposed to be effective for payments made after December 31, 1997 but provide that certificates issued on or before the date that is 60 days after the proposed regulations are made final will continue to be valid until they expire. The proposed regulations, however, may be subject to change prior to their adoption in final form.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting
Agreement (the "Underwriting Agreement") dated       , 1996, between the Company
and the underwriters set forth below (the "Underwriters"), the Underwriters have severally but not jointly agreed to purchase from the Company the respective principal amount of Notes set forth opposite their names below:

                                                                     PRINCIPAL
                                                                      AMOUNT
    UNDERWRITERS                                                     OF NOTES
- ------------------------------------------------------------------   ---------
CS First Boston Corporation.......................................    $
BT Securities Corporation
                                                                     ---------
    Total.........................................................    $
                                                                     ---------
                                                                     ---------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Notes, if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

    The Company has been advised that the Underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a
concession not in excess of    % per $1,000 principal amount of the Notes. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of    % per $1,000 principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount to dealers may be changed by the Underwriters.

    The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to act as market makers for the Notes. However, neither Underwriter is obligated to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of such Underwriter. There can be no assurance that an active public market for the Notes will develop.

    The Underwriters have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the principal amount of Notes being offered hereby.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


    CS First Boston Corporation and its affiliates, and BT Securities Corporation and its affiliates, have certain interests in the Acquisition in addition to being underwriters of the Notes. In connection with the New Bank Credit Agreement, Bankers Trust Company, an affiliate of BT Securities Corporation, will act as administrative agent and will receive customary fees and have expenses reimbursed in connection with such services. BT Commercial Corporation, an affiliate of BT Securities Corporation, will purchase the Customer Notes from the company in connection with the Acquisition, and will have expenses reimbursed in connection therewith. Credit Suisse, the parent of CS First Boston Corporation, will act as syndication agent in connection with the New Bank Credit Agreement. Credit Suisse will receive customary fees and will have expenses reimbursed in connection with such services.

    An affiliate of BT Securities Corporation and an affiliate of CS First Boston Corporation each own a limited partnership interest in the Fund. In addition, each of BT Securities Corporation and CS First Boston Corporation has from time to time provided investment banking and financial advisory services to Stonington and its affiliates, for which each has received customary fees, and each of them may continue to do so in the future.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Securities in Canada is being made only on a private placement basis exempt from the requirement that the Issuers prepare and file a prospectus with the securities regulatory authorities in each province where trades of Securities are effected. Accordingly, any resale of the Securities in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Securities.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Securities in Canada who receives a purchase confirmation will be deemed to represent to the Issuers and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Securities without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and
(iii) purchaser has reviewed the text above under "--Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The Securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the issuers' directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuers or such persons. All or a substantial portion of the assets of the issuers and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuers or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuers or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Securities to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Securities acquired by such purchaser pursuant to the Offerings. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Issuers. Only one such report must be filed in respect of Securities acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

    The validity of the Notes will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel to the Company, and for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

    The balance sheet of Goss Graphic Systems, Inc. as of July 16, 1996 included in this Prospectus has been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein. The balance sheet has been included in this Prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of Rockwell Graphic Systems, a business unit of Rockwell International Corporation, as of September 30, 1994 and 1995 and for each of the three years in the period ended September 30, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports express an unqualified opinion and include an explanatory paragraph relating to the preparation of the financial statements of a business unit of Rockwell International Corporation), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION


    The Company has filed a registration statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement can be inspected and copied at the offices of the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's regional offices at Seven World Trade Center (13th Floor), New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.



    The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act). As a result of the Offering, the Company will become subject to the informational requirements of the 1934 Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----

COMBINED FINANCIAL STATEMENTS OF THE ROCKWELL GRAPHIC SYSTEMS, A BUSINESS UNIT OF
 ROCKWELL INTERNATIONAL CORPORATION

  Independent Auditors' Report.......................................................    F-2

  Combined Balance Sheets as of September 30, 1994 and 1995 and (Unaudited) June 30,
1996.................................................................................    F-3

  Combined Statements of Operations for the Years Ended September 30, 1993, 1994 and
1995 and (Unaudited) the Nine Months Ended June 30, 1995 and 1996....................    F-4

  Combined Statements of Cash Flows for the Years Ended September 30, 1993, 1994 and
1995 and (Unaudited) the Nine Months Ended June 30, 1995 and 1996....................    F-5

  Notes to Combined Financial Statements.............................................    F-6

BALANCE SHEET OF GOSS GRAPHIC SYSTEMS, INC.

  Report of Independent Public Accountants...........................................   F-23

  Balance Sheet as of July 16, 1996..................................................   F-24

  Notes to Consolidated Balance Sheet................................................   F-25

                          INDEPENDENT AUDITORS' REPORT

Rockwell Graphic Systems:

    We have audited the accompanying combined balance sheets of Rockwell Graphic Systems, a business unit of Rockwell International Corporation (Rockwell Graphic Systems--see Note 1), as of September 30, 1995 and 1994, and the related combined statements of operations and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the management of Rockwell Graphic Systems. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Rockwell Graphic Systems as of September 30, 1995 and 1994, and the combined results of its operations and its cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

    As discussed in Note 1, the accompanying financial statements have been prepared from the separate records maintained by Rockwell Graphic Systems and are not necessarily indicative of the conditions that would have existed or the results of operations if Rockwell Graphic Systems had been operated as an unaffiliated company. Portions of certain expenses represent allocations of corporate expenses applicable to Rockwell International Corporation as a whole.

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania

November 3, 1995 as to the 1995 and 1994 financial statements and April 26, 1996 as to the 1993 financial statements, except for the fourth paragraph of Note 22 as to which the date is July 18, 1996

                            ROCKWELL GRAPHIC SYSTEMS
                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)


                                                                    SEPTEMBER 30,
                                                                   ----------------     JUNE 30,
                                                                    1994      1995        1996
                                                                   ------    ------    -----------
                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................................   $ 14.1    $  6.7      $   3.2
  Accounts receivable, net......................................    163.3     125.3        125.1
  Customer notes receivable, current portion....................     44.7      41.5         42.1
  Inventories...................................................    207.5     223.4        201.9
  Deferred income taxes.........................................     37.4      32.9         39.5
  Other current assets..........................................      6.0       5.7          5.3
                                                                   ------    ------    -----------
      Total current assets......................................    473.0     435.5        417.1
Property and equipment, net.....................................    177.9     163.5        145.9
Customer notes receivable, net..................................    138.9     190.2        172.5
Goodwill, net...................................................    144.8     141.2        135.5
Deferred income taxes...........................................      7.4       4.6          3.4
Other assets....................................................      8.9      12.0         14.2
                                                                   ------    ------    -----------
Total assets....................................................   $950.9    $947.0      $ 888.6
                                                                   ------    ------    -----------
                                                                   ------    ------    -----------
LIABILITIES AND ROCKWELL'S NET INVESTMENT
Current liabilities:
  Accounts payable..............................................   $ 73.7    $ 79.0      $  53.6
  Advance payments from customers...............................     94.9     154.4        120.0
  Accrued compensation..........................................     14.4      16.1         13.0
  Due to related parties........................................      8.1      10.8         11.7
  Income taxes payable..........................................      3.6       5.1          8.8
  Revolving credit facilities...................................     --        --           34.3
  Long-term debt, current portion...............................      1.5       1.5       --
  Other current liabilities.....................................    105.8     112.1        116.6
                                                                   ------    ------    -----------
      Total current liabilities.................................    302.0     379.0        358.0
Other liabilities...............................................      7.5      13.8         14.0
Deferred income taxes...........................................     10.1      10.0          9.1
Long-term debt, less current portion............................      2.6       1.1       --
Contingencies and commitments--Note 19..........................     --        --         --
Rockwell's net investment in Rockwell Graphic Systems...........    628.7     543.1        507.5
                                                                   ------    ------    -----------
Total liabilities and Rockwell's net investment.................   $950.9    $947.0      $ 888.6
                                                                   ------    ------    -----------
                                                                   ------    ------    -----------


                  See Notes to Combined Financial Statements.

                            ROCKWELL GRAPHIC SYSTEMS
                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                                     NINE MONTHS
                                                 YEAR ENDED SEPTEMBER 30,           ENDED JUNE 30,
                                                --------------------------    --------------------------
                                                 1993      1994      1995        1995           1996
                                                ------    ------    ------    -----------    -----------
                                                                              (UNAUDITED)    (UNAUDITED)
Net sales....................................   $627.0    $648.2    $709.3      $ 509.3        $ 481.9
Cost of sales................................    519.3     524.8     543.2        380.7          391.9
                                                ------    ------    ------    -----------    -----------

Gross profit.................................    107.7     123.4     166.1        128.6           90.0
                                                ------    ------    ------    -----------    -----------
Operating expenses:
  Engineering................................     29.2      26.2      28.6         20.5           23.8
  Sales and marketing........................     36.3      31.6      35.1         25.0           26.2
  General and administrative.................     48.3      52.2      45.0         33.9           33.7
  Rockwell common expense allocation.........      7.5       6.8       8.3          5.8            5.8
  Patent litigation..........................     --        --         3.0       --                1.0
  Restructuring charge.......................      5.4      --        --         --                3.9
                                                ------    ------    ------    -----------    -----------
  Total operating expenses...................    126.7     116.8     120.0         85.2           94.4
                                                ------    ------    ------    -----------    -----------
Operating (loss) profit......................    (19.0)      6.6      46.1         43.4           (4.4)
Interest income..............................     22.8      16.2      15.4         10.5           12.8
Interest expense:
  Related parties............................    (10.2)     (4.3)     (2.8)        (1.9)          (3.8)
  Other......................................     (1.7)     (1.7)      (.2)        (0.2)          (0.9)
Other income (expense), net..................       .8      (2.1)      1.9          0.8           (1.4)
                                                ------    ------    ------    -----------    -----------
Income (loss) before income taxes and
cumulative effect of accounting change.......     (7.3)     14.7      60.4         52.6            2.3
Provision (credit) for income taxes..........     (1.8)      5.3      24.2         21.1            1.2
                                                ------    ------    ------    -----------    -----------
Income (loss) before cumulative effect of
accounting change............................     (5.5)      9.4      36.2         31.5            1.1
Cumulative effect of accounting change for
  postemployment benefits, net of income
  taxes of $2.5..............................     (4.6)     --        --         --             --
                                                ------    ------    ------    -----------    -----------
Net (loss) income............................   $(10.1)   $  9.4    $ 36.2      $  31.5        $   1.1
                                                ------    ------    ------    -----------    -----------
                                                ------    ------    ------    -----------    -----------


                  See Notes to Combined Financial Statements.

                            ROCKWELL GRAPHIC SYSTEMS
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                                      NINE MONTHS
                                                 YEAR ENDED SEPTEMBER 30,            ENDED JUNE 30,
                                                ---------------------------    --------------------------
                                                 1993      1994      1995         1995           1996
                                                ------    ------    -------    -----------    -----------
                                                                               (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
Net (loss) income............................   $(10.1)   $  9.4    $  36.2      $  31.5        $   1.1
Adjustments to net (loss) income to arrive at
  net cash (used for) provided by operating
  activities:
  Depreciation...............................     26.8      25.7       24.7         18.8           17.1
  Gain on sale of customer notes.............     (0.6)     --        --          --             --
  Intercompany purchases from Allen Bradley..     16.1      14.8       20.3         13.7           15.0
  Allocation of common expenses from
Rockwell.....................................      7.5       6.8        8.3          5.8            5.8
  Cumulative effect of accounting change.....      7.1      --        --          --             --
  Amortization of intangible assets..........      3.6       3.6        5.0          3.5            3.6
  Provision for doubtful accounts
receivable...................................      0.5       1.6        1.9          0.6            0.5
  Provision for doubtful customer notes
receivable...................................      7.7      17.7        3.5          1.8            2.4
  Deferred income taxes......................    (12.3)     (4.8)       6.4          2.1           (5.4)
  Changes in assets and liabilities:
    Accounts receivable, net.................      3.6      (0.9)      37.7         46.8           (4.0)
    Inventories..............................    (31.7)     17.5      (13.7)       (30.6)          14.2
    Customer notes receivable................    (84.9)     12.4      (50.4)       (25.5)          14.4
    Accounts payable.........................      4.9      (7.8)       4.4         (3.5)         (22.3)
    Advance payments from customers..........     (9.5)    (11.6)      59.1         27.9          (32.2)
    Due to related parties...................     (2.8)      1.9        2.7          3.5            0.9
    Accrued compensation.....................     (2.9)      2.6        1.6         (0.3)          (2.7)
    Other assets and liabilities.............     15.8     (17.6)       9.8         (1.1)           4.0
                                                ------    ------    -------    -----------    -----------
    Net cash (used for) provided by operating
activities...................................    (61.2)     71.3      157.5         95.0           12.4
                                                ------    ------    -------    -----------    -----------
INVESTING ACTIVITIES:
Property and equipment additions.............    (12.5)    (11.6)     (11.5)        (7.9)          (3.4)
Investment in joint venture..................     --         (.7)     --          --               (0.3)
Other........................................      2.1     (13.4)       2.1          2.1            1.9
                                                ------    ------    -------    -----------    -----------
    Net cash used for investing activities...    (10.4)    (25.7)      (9.4)        (5.8)          (1.8)
                                                ------    ------    -------    -----------    -----------
FINANCING ACTIVITIES:
Repayment of long-term debt..................     (5.2)     (8.6)      (1.5)        (1.1)          (2.8)
Borrowings...................................     --        --        --             7.8           36.6
Sale of customer notes.......................     68.7       7.8      --          --             --
Net cash transferred from (to) Rockwell......      2.7     (36.4)    (154.0)      (105.8)         (47.9)
                                                ------    ------    -------    -----------    -----------
    Net cash provided by (used for) financing
activities...................................     66.2     (37.2)    (155.5)       (99.1)         (14.1)
                                                ------    ------    -------    -----------    -----------
Net (decrease) increase in cash..............     (5.4)      8.4       (7.4)        (9.9)          (3.5)
Cash and cash equivalents at beginning of
period.......................................     11.1       5.7       14.1         14.1            6.7
                                                ------    ------    -------    -----------    -----------
Cash and cash equivalents at end of period...   $  5.7    $ 14.1    $   6.7      $   4.2        $   3.2
                                                ------    ------    -------    -----------    -----------
                                                ------    ------    -------    -----------    -----------


                  See Notes to Combined Financial Statements.

                            ROCKWELL GRAPHIC SYSTEMS
                     NOTES TO COMBINED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995 AND (UNAUDITED)
                  THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996


1. BASIS OF PRESENTATION

    The accompanying combined financial statements (the Statements) present the financial position, results of operations and cash flows of Rockwell Graphic Systems, a business unit of Rockwell International Corporation (Rockwell Graphic Systems). The Statements have been prepared in accordance with generally accepted accounting principles utilizing the accounting practices and procedures of Rockwell Graphic Systems and have been derived from the accounting records of Rockwell International Corporation and its subsidiaries (Rockwell). The Statements are not necessarily indicative of the financial position, results of operations or cash flows had Rockwell Graphic Systems operated as a stand-alone company.

    Rockwell Graphic Systems is a leading manufacturer and supplier of web offset printing press systems for newspaper, commercial and insert printing. Rockwell Graphic Systems includes the world headquarters located in Westmont, Illinois, as well as U.S. manufacturing operations in Cedar Rapids, Iowa and Reading, Pennsylvania. Substantially all U.S. operations are included within Rockwell Graphic Systems, Inc., a wholly-owned subsidiary of Rockwell, except for the Reading facility, which is directly owned by Rockwell. Rockwell Graphic Systems also includes international operations of indirect wholly-owned subsidiaries of Rockwell in the United Kingdom, France and Germany and operations in Japan performed by a wholly-owned subsidiary of Rockwell Graphic Systems, Inc. Rockwell Graphic Systems also has an investment in a joint venture in China.

    Rockwell's cash resources in the U.S., the United Kingdom and Germany are managed under a centralized system wherein receipts are deposited to Rockwell corporate accounts and disbursements are centrally funded. Accordingly, the Statements do not include cash, marketable securities or borrowings, or related interest income, expense (except for a 1993 charge to the U.K.), receivables or payables arising from these cash management activities in the U.S., the United Kingdom and Germany.

    The majority of customer notes receivable relating to Rockwell Graphic Systems are held and administered by Rockwell International Credit Corporation. Rockwell subsidiaries in the United Kingdom, France, Australia and Canada also hold notes receivable from Rockwell Graphic Systems customers. These notes and related interest income are included in the Statements.


    Rockwell Graphic Systems benefits from certain direct services which are provided by Rockwell, including centralized billing for benefit claim payments for active U.S. employees, data processing, telecommunications, research and certain insurance. These direct expenses are included in the Statements. In addition, Rockwell also provides certain common services, such as cash management and other treasury services, legal, patent, tax, insurance administration, corporate accounting, audit, communications, benefit administration services and general management. These common expenses are allocated by Rockwell using the proportion of divisional sales to total corporate sales and such allocations are included in the Statements. Management believes the manner in which common expenses have been allocated for the services provided is reasonable. It is not practical for management to estimate the level of expenses that might have been incurred for the services provided had Rockwell Graphic Systems operated as a separate stand-along entity, however, it is possible that services utilized and the costs of such services may differ from those that would result from transactions among unrelated parties.



    Rockwell Graphic Systems' investment in and operating results of Hall Processing Systems and the assets at the Peterborough, England site have been excluded from the Statements because they do not

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION--(CONTINUED)

represent ongoing operations of the business. Hall Processing Systems is a joint venture which is 50% owned by Rockwell Graphic Systems, and is being liquidated by Rockwell. The Peterborough, England site is a former Rockwell Graphic Systems facility which is being held for sale by Rockwell and at which there are no ongoing operations.

    Intercompany accounts have been excluded from the assets and liabilities of Rockwell Graphic Systems except for the payables by Rockwell Graphic Systems to Allen-Bradley Company, Inc. (Allen-Bradley), a subsidiary of Rockwell, resulting from inventory purchases by Rockwell Graphic Systems during the 30 days preceding the date of the Statements. There are no significant operating activities with other Rockwell subsidiaries.

INTERIM FINANCIAL INFORMATION


    The Statements include information as of June 30, 1996 and for the nine months ended June 30, 1995 and 1996 which is unaudited. This information includes all adjustments which management considers necessary for a fair presentation of the data for such periods, all of which were of a normal and recurring nature. This information does not include all footnotes which would be required for complete annual financial statements prepared in accordance with generally accepted accounting principles. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of the results to be expected for the year ending September 30, 1996.


2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION


    Rockwell Graphic Systems recognizes revenue on a percentage-of-completion basis, utilizing the units-of-delivery method. Units are considered delivered when title passes to the customer in accordance with the contract terms, which may precede actual delivery to the customer. At September 30, 1993, 1994 and 1995, Rockwell Graphic Systems had recorded cumulative revenues of $110.4 million, $198.1 million and $219.8 million, respectively, on presses awaiting delivery to customers for which title had transferred. At June 30, 1995 and 1996, Rockwell Graphic Systems had recorded cumulative revenues of $175.8 million and $108.2 million, respectively, on presses awaiting delivery to customers for which title had transferred. Revenues recognized during the years ended September 30, 1993, 1994 and 1995 for presses awaiting delivery amounted to $16.1 million, $132.3 million and $146.4 million, respectively. Revenues recognized for the nine months ended June 30, 1995 and 1996 for presses awaiting delivery amounted to $41.1 million and $14.4 million, respectively. Revenues on installation contracts is recognized using the completed-contract method except for certain installation contracts, generally in amounts over $1 million, for which the percentage-of-completion, cost-to-cost method is utilized.


CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are comprised of cash and short-term investments having maturities of three months or less at the time of purchase. The carrying amount of cash and cash equivalents approximates fair value.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost or market. Inventory cost is generally determined on a last-in, first-out (LIFO) method for U.S. locations and on a first-in, first-out (FIFO) method for non-U.S. locations.

    Reserves are provided for excess inventory on a location-by-location basis based on an analysis of historical usage and management's estimate of future inventory requirements. Such reserves are based on the carrying cost (LIFO or FIFO) of the related inventory.

    Inventories are classified as a current asset and include certain amounts not expected to be realized within one year.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset (generally 3 to 13 years for machinery and equipment and up to 50 years for buildings). Leasehold improvements are amortized over the shorter of the useful life of the asset or the remaining lease term. Where applicable, interest has been capitalized and included in property and equipment. Presses which are maintained as test development units on a long-term basis are included in property and equipment and depreciated over their estimated useful life (generally 5 to 12 years). Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs, as well as renewals of minor amounts, are charged to expense.

SOFTWARE DEVELOPMENT

    Rockwell Graphic Systems expenses all costs associated with the programming and development of new operating systems for its presses. Costs associated with specific sales contracts generally are capitalized in inventory and charged to cost of sales as revenues are recognized.

PRODUCT WARRANTY

    Product warranty costs include all costs associated with repairs through the end of the expressed warranty period. These costs are accrued considering historical warranty cost experience and a periodic assessment of expected warranty costs associated with each sale.

    Unreimbursed costs to repair equipment after the warranty period are incurred solely at the discretion of management and are expensed as incurred.

WORKERS' COMPENSATION AND PRODUCT AND GENERAL LIABILITY COSTS

    The Statements include Rockwell Graphic Systems' estimated costs, including costs not reimbursable under insurance contracts, of settling workers' compensation and product and general liability claims. These estimates are determined from Rockwell Graphic Systems' historical claims incurred experience, using actuarial computations of the estimated ultimate settlement cost of such claims, including claims incurred but not yet reported.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

GOODWILL

    Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at dates of acquisition. Goodwill is being amortized generally over 40 years, except for goodwill of $28.6 million arising from Rockwell's acquisition of Miehle Goss Dexter which occurred prior to 1971, which is not being amortized. Accumulated amortization of goodwill totaled $18 million and $22 million at September 30, 1994 and 1995, respectively.

    Management has reviewed the realizability of goodwill based on an overall evaluation of remaining useful lives and projected cash flows and profitability of Rockwell Graphic Systems and has determined that there is no impairment at September 30, 1995. Management has not evaluated the impact of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which is effective for Rockwell Graphic Systems in fiscal 1997.

INCOME TAXES

    Income taxes are accounted for using the liability method, whereby deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on the weight of both negative and positive evidence, if it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation reserve is established.

INCURRED BUT UNPAID MEDICAL CLAIMS

    Rockwell Graphic Systems provides benefits to active U.S. employees for medical care, dental care and prescription drugs. The liability for benefit claims which have been incurred but not paid is estimated to be $1.3 million and $.7 million at September 30, 1994 and 1995, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

3. FINANCIAL INSTRUMENTS AND CREDIT CONCENTRATIONS

    The Statements include customer notes receivable, long-term debt and foreign currency forward exchange contracts.

    Rockwell Graphic Systems provides financing for sales to certain customers in the form of promissory notes. The notes are collateralized by the equipment, accrue interest at varying rates (6.25% to 13.25%) based on the contractual terms of each agreement and generally have terms of up to ten years. The accrual of interest is discontinued when a note becomes 90 days past due or when Rockwell Graphic Systems is notified by the customer of a significant equipment problem.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

3. FINANCIAL INSTRUMENTS AND CREDIT CONCENTRATIONS--(CONTINUED)

    Rockwell Graphic Systems customers are not concentrated by geographic area, but are concentrated in the publishing and printing businesses. Rockwell Graphic Systems reviews a customer's credit history before extending credit and establishes an allowance for uncollectible amounts based on management's evaluation of the collectibility of outstanding balances considering such factors as the payment status of the notes and management's estimate of the fair market value of the collateral. To reduce credit risk, Rockwell Graphic Systems performs a review of the customer's credit history and retains a security interest on the equipment financed.

    The estimated fair value of customer notes receivable was $177 million and $223 million, respectively, at September 30, 1994 and 1995 based on prevailing interest rates for performing notes and on the collateral value of the related presses for past due notes.


    During the years ended September 30, 1992 and 1993, Rockwell Graphic Systems sold certain of its notes receivable with recourse. At September 30, 1995, the recourse obligation related to these notes was $10.5 million. Goss Graphic Systems, Inc. will assume the recourse obligation related to these notes upon consummation of the acquisition by it of Rockwell Graphic Systems. (See Note 22)



    Long-term debt consists of bank loans to Rockwell Graphic Systems Japan which bear interest at 2.875% per annum and mature in 1996 and 1997.


    Rockwell enters into foreign currency forward exchange contracts on behalf of Rockwell Graphic Systems to protect against adverse currency rate fluctuations. The notional amounts of these contracts totaled $84 million and $86 million at September 30, 1994 and 1995, respectively, and the contracts mature at various dates through March 1997. Rockwell Graphic Systems has deferred $5.3 million and $2.2 million of losses on these contracts at September 30, 1994 and 1995, respectively.

4. ACCOUNTS RECEIVABLE

    Accounts receivable are summarized as follows (in millions):


                                                                      SEPTEMBER 30,
                                                                     ----------------    JUNE 30,
                                                                      1994      1995       1996
                                                                     ------    ------    --------
Trade accounts receivables........................................   $141.0    $118.0     $128.6
Unbilled receivables..............................................     27.4      12.3        1.1
Less allowance for doubtful accounts..............................     (5.1)     (5.0)      (4.6)
                                                                     ------    ------    --------
Accounts receivable, net..........................................   $163.3    $125.3     $125.1
                                                                     ------    ------    --------
                                                                     ------    ------    --------



    As of September 30, 1994 and 1995 and June 30, 1996, accounts receivable include $40.0 million, $37.2 million and $34.0 million of retainage held by customers pending final acceptance of equipment.


    Unbilled receivables consists principally of revenues recognized on contracts under the units-of-delivery method of accounting. Unbilled receivables are billed in accordance with the terms of contract provisions and do not include any amounts subject to uncertainty as to their realization. Substantially all amounts are expected to be billed and collected within one year.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

5. CUSTOMER NOTES RECEIVABLE

    Customer notes receivable are summarized as follows (in millions):


                                                                      SEPTEMBER 30,
                                                                     ----------------    JUNE 30,
                                                                      1994      1995       1996
                                                                     ------    ------    --------
Customer notes receivable.........................................   $212.6    $256.5     $236.1
Less allowance for doubtful notes.................................    (29.0)    (24.8)     (21.5)
                                                                     ------    ------    --------
Notes receivable, net.............................................    183.6     231.7      214.6
Less current portion..............................................    (44.7)    (41.5)     (42.1)
                                                                     ------    ------    --------
Long-term notes receivable, net...................................   $138.9    $190.2     $172.5
                                                                     ------    ------    --------
                                                                     ------    ------    --------



    On October 1, 1995, Rockwell Graphic Systems adopted SFAS No. 114, "Accounting By Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," which requires the evaluation of the collectibility of principal and contractual interest of certain impaired customer notes in assessing the need for an allowance for customer notes. Customer notes are considered impaired when, based on current information and events, it is probable that Rockwell Graphic Systems will be unable to collect all amounts due according to the contractual terms of the note agreement. Impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate and/or the fair value of collateral. As of June 30, 1996, $34.4 million of customer notes are considered to be impaired, for which $7.2 million has been reserved for within the allowance for doubtful notes. The adoption of SFAS Nos. 114 and 118 did not have a material effect on the results of operations for the nine months ended June 30, 1996.


6. INVENTORIES

    Inventories are summarized as follows (in millions):


                                                                      SEPTEMBER 30,
                                                                     ----------------    JUNE 30,
                                                                      1994      1995       1996
                                                                     ------    ------    --------
Materials.........................................................   $ 76.8    $ 57.4     $ 66.1
Work in process...................................................     66.3      82.9       68.0
Finished goods....................................................     35.9      45.3       37.3
Long-term contracts...............................................     28.1      30.4       21.8
Parts.............................................................     24.3      28.0       30.7
Less allowance to reduce certain inventories ($136.7 in 1994 and
$125.9 in 1995) to LIFO...........................................    (23.9)    (20.6)     (22.0)
                                                                     ------    ------    --------
Inventories, net..................................................   $207.5    $223.4     $201.9
                                                                     ------    ------    --------
                                                                     ------    ------    --------



    Inventory valuation reserves were $43.6 million, $45.0 million and $46.2 million at September 30, 1994 and 1995 and June 30, 1996, respectively.


    Long-term contracts consist of inventoried costs of assembled parts relating to unit of delivery contracts. Such inventoried costs include direct costs of manufacturing and allocable overhead costs which are not expected to be realized within one year. Inventoried costs under long-term contracts do not include any amounts subject to uncertainty as to their determination or realization.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

7. PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows (in millions):


                                                                     SEPTEMBER 30,
                                                                   ------------------    JUNE 30,
                                                                    1994       1995        1996
                                                                   -------    -------    --------
Land and land improvements......................................   $  35.3    $  35.4    $   33.2
Buildings and building improvements.............................      77.8       79.0        78.3
Machinery, equipment and tooling................................     256.8      255.9       254.2
Construction in progress........................................       7.6        5.7         2.2
                                                                   -------    -------    --------
    Total.......................................................     377.5      376.0       367.9
Less accumulated depreciation...................................    (199.6)    (212.5)     (222.0)
                                                                   -------    -------    --------
Property and equipment, net.....................................   $ 177.9    $ 163.5    $  145.9
                                                                   -------    -------    --------
                                                                   -------    -------    --------


8. INVESTMENT IN JOINT VENTURE

    Shanghai Rockwell Graphic Systems Co. Ltd. (SRGSL), a joint venture with Shanghai Printing & Packaging Machinery Corporation, is accounted for using the equity method. SRGSL was formed in Shanghai, People's Republic of China, on December 8, 1993 and the joint venture agreement has an operating term of 40 years. SRGSL is engaged in the manufacture and sale of printing presses.

    Rockwell Graphic Systems has a commitment to contribute a total of $9 million, which includes equipment and technical support, and $1.0 million of cash, to SRGSL for a 60% interest in the joint venture after all such contributions have been made. As of September 30, 1995, Rockwell Graphic Systems has contributed $4.8 million to the joint venture, which includes $.7 million of cash and $3.0 million of machinery and equipment currently being refurbished or awaiting shipment to China.

9. OTHER CURRENT LIABILITIES

    Other current liabilities are summarized as follows (in millions):


                                                                      SEPTEMBER 30,
                                                                     ----------------    JUNE 30,
                                                                      1994      1995       1996
                                                                     ------    ------    --------
Product warranty costs............................................   $ 45.3    $ 42.7     $ 38.3
Accrued contract costs............................................     27.8      38.1       33.4
Accrued product liability and workers' compensation costs.........     13.4      15.0       15.3
Other.............................................................     19.3      16.3       29.6
                                                                     ------    ------    --------
Other current liabilities.........................................   $105.8    $112.1     $116.6
                                                                     ------    ------    --------
                                                                     ------    ------    --------


10. PENSION PLANS

    Rockwell has a pension plan which covers certain Rockwell Graphic Systems employees and provides for monthly pension payments to eligible U.S. employees upon retirement. Pension benefits for U.S. salaried employees are based on years of credited service and compensation. Pension benefits for certain U.S. hourly employees are based on years of service and specified benefit amounts. U.S. pension

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

10. PENSION PLANS--(CONTINUED)

assets are primarily equity securities, U.S. Government obligations and fixed income investments whose values are subject to fluctuations of the securities market.

    At September 30, 1994 and 1995, the assets for the entire Rockwell International Pension Plan for U.S. employees of $7,588 million and $8,398 million, respectively, exceeded the accumulated benefit obligation of the plan of $6,552 million and $7,266 million, respectively. The accumulated benefit obligations related to Rockwell Graphic Systems participants in this plan are as follows (in millions):


                                                              1994      1995
                                                             ------    ------
Accumulated benefit obligation, principally vested:
  Active employees........................................   $ 52.6    $ 58.9
  Retired and other.......................................     90.0     100.1
                                                             ------    ------
      Total...............................................   $142.6    $159.0
                                                             ------    ------
                                                             ------    ------

    Certain Rockwell Graphic Systems employees in the United Kingdom participate in a pension plan sponsored by Rockwell. At September 30, 1994 and 1995, assets of $10.9 million and $10.3 million, respectively, exceeded the accumulated benefit obligations of this plan of $9.3 million and $10.2 million, respectively. The accumulated benefit obligation related to Rockwell Graphic Systems participants in this plan were $7.8 million and $8.4 million at September 30, 1994 and 1995, respectively.

    The combined statements of operations include $2.7 million, $3.1 million and $2.9 million in 1993, 1994 and 1995, respectively, related to Rockwell Graphic Systems' portion of the service cost of active participants of these pension plans in the U.S. and U.K. Amounts related to accrued pension obligations for participants and related assets of these plans are not included in Rockwell Graphic Systems' combined balance sheets.

    Prior to 1994, Rockwell Graphic Systems had certain stand-alone pension plans covering certain of its U.S. employees. The combined statement of operations for 1993 includes net periodic pension cost for these plans of $2.2 million.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

10. PENSION PLANS--(CONTINUED)

    In addition, Rockwell Graphic Systems has stand-alone pension plans covering certain of its employees in the United Kingdom, Germany and Japan. Amounts included in the accompanying combined balance sheets for these stand-alone plans are as follows (in millions):

                                                           1994                          1995
                                                --------------------------    --------------------------
                                                ACCUMULATED      ASSETS       ACCUMULATED      ASSETS
                                                 BENEFITS       EXCEEDING      BENEFITS       EXCEEDING
                                                 EXCEEDING     ACCUMULATED     EXCEEDING     ACCUMULATED
                                                  ASSETS        BENEFITS        ASSETS        BENEFITS
                                                -----------    -----------    -----------    -----------
Accumulated benefit obligation, principally
vested.......................................      $ 4.5          $43.1          $29.5          $21.8
Effect of salary increases...................        1.7            4.5            1.8            5.0
                                                   -----          -----          -----          -----
Projected benefit obligation.................        6.2           47.6           31.3           26.8
Fair value of plan assets....................        2.0           49.4           24.2           24.1
                                                   -----          -----          -----          -----
Plan assets greater than (less than)
  projected benefit obligation...............       (4.2)           1.8           (7.1)          (2.7)

Unamortized amounts:
  Transition.................................      --              (4.5)          (1.3)          (2.6)
  Net actuarial losses.......................      --               2.9            3.2            6.0
  Prior service cost.........................         .3            4.2            2.8            2.0
Minimum liability adjustment.................        (.2)         --              (4.4)         --
                                                   -----          -----          -----          -----
Prepaid (accrued) pension costs..............      $(4.1)         $ 4.4          $(6.8)         $ 2.7
                                                   -----          -----          -----          -----
                                                   -----          -----          -----          -----

    Net pension cost for stand-alone Rockwell Graphic Systems plans for non-U.S. employees included in the accompanying combined statements of operations consisted of the following (in millions):

                                                                          1993     1994     1995
                                                                          -----    -----    -----
Service cost-benefits earned during the year...........................   $ 1.3    $ 1.5    $ 1.5
Interest accrued on accumulated benefit obligation.....................     4.0      3.9      4.2
Expected return on plan assets.........................................    (3.7)    (3.5)    (3.9)
Prior service cost amortization........................................      .1       .4       .4
Amortization of net actuarial gains....................................      .4       .5       .3
Transition asset amortization..........................................     (.5)     (.5)     (.6)
                                                                          -----    -----    -----
Net pension cost.......................................................   $ 1.6    $ 2.3    $ 1.9
                                                                          -----    -----    -----
                                                                          -----    -----    -----

    The above pension amounts were determined using a June 30 measurement date and the following assumptions:

                                         1993         1994          1995
                                      ----------   -----------   ----------
Discount rate......................   5.5%-9.0%    5.5%-8.25%    5.5%-7.5%
Salary increase....................    4.5-5.0         4.5          4.5
Asset return.......................    5.5-9.0       5.5-9.0      5.5-9.0

    Rockwell sponsors defined contribution plans covering all U.S. Rockwell Graphic Systems salaried employees and certain hourly employees. Employer contributions to these plans, which were charged to costs and expenses, totaled $4.6 million, $3.7 million and $3.7 million in 1993, 1994 and 1995, respectively.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

11. RETIREMENT MEDICAL PLANS AND POST EMPLOYMENT BENEFITS

    Rockwell has retirement medical plans which cover Rockwell Graphic Systems U.S. employees and provide for the payment of medical costs of eligible employees and dependents upon retirement. Since Rockwell Graphic Systems employees participate in these Rockwell retirement medical plans, accrued postretirement benefit obligations for participants in these plans are not included in Rockwell Graphic Systems' combined balance sheets. The retirement medical obligation related to Rockwell Graphic Systems participants in these plans is as follows (in millions):

                                                               SEPTEMBER 30,
                                                               --------------
                                                               1994     1995
                                                               -----    -----

Retirees....................................................   $33.1    $37.5
Active employees:
  Eligible to retire........................................     6.6      8.4
  Not eligible..............................................    10.9     12.8
                                                               -----    -----
Retirement medical obligation...............................   $50.6    $58.7
                                                               -----    -----
                                                               -----    -----

    The combined statements of operations include $.7 million, $.8 million and $.7 million in charges related to Rockwell Graphic Systems' portion of service cost of active participants of these plans for 1993, 1994 and 1995, respectively.

    The above retirement medical amounts were computed using a June 30 measurement date and the following assumptions:

                                                                  1994    1995
                                                                  ----    ----

Discount rate..................................................   8.25%   7.5%
Health care cost trend rate....................................    8.5    8.5

    The health care cost trend rate is assumed to decline to 5.5% after 2015.

    Rockwell Graphic Systems provides disability benefits to substantially all of its U.S. employees and salary continuation benefits to certain employees. The combined balance sheets include accruals for these benefits of $6.0 million and $6.6 million at September 30, 1994 and 1995, respectively, which amounts have been determined using actuarial methods.

12. INCOME TAXES

    The operations of Rockwell Graphic Systems in the U.S., U.K., France and Germany are included in the consolidated income tax returns of Rockwell in each of these countries. Accordingly, the combined balance sheets do not include current income taxes receivable, payable or tax contingencies related to these operations. The income tax provisions included in the combined statements of operations have been determined as if Rockwell Graphic Systems were a separate taxpayer.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

12. INCOME TAXES--(CONTINUED)

    The components of the provision (credit) for income taxes are as follows (in millions):

                                                    YEAR ENDED SEPTEMBER 30,
                                                    -------------------------
                                                    1993      1994      1995
                                                    -----     -----     -----
Current:
  U.S............................................   $ 6.4     $ 4.7     $ 8.8
  Non-U.S........................................      .4       4.6       7.4
  State and local................................     1.2        .8       1.6
                                                    -----     -----     -----
Total current....................................     8.0      10.1      17.8
                                                    -----     -----     -----
Deferred:
  U.S............................................    (5.4)     (4.7)      4.9
  Non-U.S........................................    (3.3)       .7        .6
  State and local................................    (1.1)      (.8)       .9
                                                    -----     -----     -----
Total deferred...................................    (9.8)     (4.8)      6.4
                                                    -----     -----     -----
Provision (credit) for income taxes..............   $(1.8)    $ 5.3     $24.2
                                                    -----     -----     -----
                                                    -----     -----     -----


    A reconciliation of the statutory U.S. Federal income tax rate to the effective income tax rate is as follows:
                                                       YEAR ENDED SEPTEMBER
                                                                30,
                                                      -----------------------
                                                      1993      1994     1995
                                                      -----     ----     ----

Federal statutory rate.............................    34.8%    35.0%    35.0%
Effect of:
  State and local taxes............................     (.9)     --       2.7
  Goodwill amortization............................    (7.9)     5.7      3.1
  Foreign sales corporation benefit................    15.1     (4.1)    (1.0)
  Foreign tax expense..............................   (22.0)    (1.1)     --
  Rate change effect...............................     6.9      --       --
  Other............................................    (1.3)      .6       .3
                                                      -----     ----     ----
                                                       24.7%    36.1%    40.1%
                                                      -----     ----     ----
                                                      -----     ----     ----

    The domestic and foreign components of income (loss) before income taxes and cumulative effect of accounting change are as follows (in millions):
                                                    YEAR ENDED SEPTEMBER 30,
                                                    ------------------------
                                                     1993     1994     1995
                                                    ------    -----    -----
Domestic.........................................   $  7.0    $  .6    $41.2
Foreign..........................................    (14.3)    14.1     19.2
                                                    ------    -----    -----
Total............................................   $ (7.3)   $14.7    $60.4
                                                    ------    -----    -----
                                                    ------    -----    -----

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

12. INCOME TAXES--(CONTINUED)

    Current and noncurrent deferred income tax assets arise principally from the following (in millions):

                                                             SEPTEMBER 30,
                                                             --------------
                                                             1994     1995
                                                             -----    -----
Current:
  Inventory reserves......................................   $12.8    $11.0
  Product warranty reserves...............................    11.6      9.9
  Self-insurance reserves.................................     6.8      5.7
  Other...................................................     6.2      6.3
                                                             -----    -----
      Total current asset.................................   $37.4    $32.9
                                                             -----    -----
                                                             -----    -----
Noncurrent:
  Notes receivable........................................   $12.0    $10.1
  Property and equipment..................................    (4.9)    (7.2)
  Retirement benefits.....................................      .9      1.7
  Other...................................................    (0.6)    --
                                                             -----    -----
      Total noncurrent asset..............................   $ 7.4    $ 4.6
                                                             -----    -----
                                                             -----    -----

    The noncurrent deferred tax liability of $10.1 million and $10.0 million at September 30, 1994 and 1995, respectively, related principally to deferred income taxes provided on property and equipment in Japan.

    Rockwell Graphic Systems has not provided for U.S. income and foreign withholding taxes on undistributed earnings of its Japanese subsidiary because management intends to permanently reinvest these earnings. Undistributed earnings of this subsidiary were $15.7 million and $16.8 million at September 30, 1994 and 1995, respectively and the associated taxes would be $1.6 million and $1.7 million, respectively. Taxes on undistributed earnings of Rockwell Graphic Systems operations in the U.K. and France have not been provided, as distributions to their respective parent companies are non-taxable transactions.

13. REVOLVING CREDIT FACILITIES


    Rockwell Graphic Systems Japan has revolving credit agreements with various banks which permit borrowings aggregating approximately $32.0 million and $36.8 million at September 30, 1995 and June 30, 1996. Borrowings under the credit facilities bear interest at rates ranging from the Japan prime rate (1.625% at September 30, 1995) to 3.375%. The credit facilities generally do not contain expiration dates. Borrowings under two of the credit facilities totaling approximately $20.0 million are guaranteed by Rockwell. There were no borrowings outstanding at September 30, 1995. As of June 30, 1996, borrowings under all credit facilities totaled $8.7 million.



    During the nine months ended June 30, 1996, Rockwell Systems Graphiques Nantes S.A. (Rockwell Graphic Systems' business in France) entered into credit facilities with two banks which permit borrowings up to $30.5 million bearing interest with rates ranging from the Paris Interbank Rate plus .25% to 5.625%. Borrowings under the credit facilities are guaranteed by Rockwell. As of June 30, 1996, borrowings under the credit facilities totaled $25.6 million.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

14. NET INVESTMENT IN ROCKWELL GRAPHIC SYSTEMS

    A summary of changes in Rockwell's net investment in Rockwell Graphic Systems is as follows (in millions):

                                                                      YEAR ENDED SEPTEMBER 30,
                                                                     --------------------------
                                                                      1993      1994      1995
                                                                     ------    ------    ------
Balance at beginning of year......................................   $623.8    $627.3    $628.7
Net (loss) income.................................................    (10.1)      9.4      36.2
Currency translation and other....................................    (12.5)      5.6       5.2
Additional minimum pension liability..............................      (.2)      1.2      (1.6)
Allocation of common expenses from Rockwell.......................      7.5       6.8       8.3
Non-cash intercompany purchases...................................     16.1      14.8      20.3
Declaration of dividend...........................................     --        --        50.0
Dividend payable--Rockwell........................................     --        --       (50.0)
Net transfers from (to) Rockwell..................................      2.7     (36.4)   (154.0)
                                                                     ------    ------    ------
Balance at end of year............................................   $627.3    $628.7    $543.1
                                                                     ------    ------    ------
                                                                     ------    ------    ------

                                                                             NINE MONTHS ENDED
                                                                                 JUNE 30,
                                                                             -----------------
                                                                              1995       1996
                                                                             -------    ------

Balance at beginning of period............................................   $ 628.7    $543.1
Net income................................................................      31.5       1.1
Currency translation and other............................................      11.5      (8.0)
Additional minimum pension liability......................................       1.2      (1.6)
Allocation of common expenses from Rockwell...............................       5.8       5.8
Non-cash intercompany purchases...........................................      13.7      15.0
Payment of dividend due Rockwell..........................................     --        (50.0)
Net transfers (to) from Rockwell..........................................    (105.8)      2.1
                                                                             -------    ------
Balance at end of period..................................................   $ 586.6    $507.5
                                                                             -------    ------
                                                                             -------    ------


15. LEASES

    Rockwell Graphic Systems leases certain facilities and equipment under operating leases, many of which contain renewal options and escalation clauses. Total rental expense was approximately $6.1 million, $5.5 million and $5.6 million in 1993, 1994 and 1995, respectively. Minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregated $3.9 million as of September 30, 1995 and are payable as follows (in millions): 1996, $1.1; 1997, $0.9; 1998, $0.7; 1999, $0.6; 2000, $0.3; and
thereafter, $0.3.

16. RELATED PARTY TRANSACTIONS

    Rockwell Graphic Systems purchases drive systems, press controls and related products from Allen-Bradley. Such purchases totaled $21.7 million, $24.2 million and $31.6 million in 1993, 1994 and 1995, respectively.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

16. RELATED PARTY TRANSACTIONS--(CONTINUED)

    Direct expenses incurred by Rockwell on behalf of Rockwell Graphic Systems were $11.3 million, $11.7 million and $12.3 million for the years ended September 30, 1993, 1994 and 1995, respectively. Common expenses allocated by Rockwell to Rockwell Graphic Systems were $7.5 million, $6.8 million and $8.3 million for the years ended September 30, 1993, 1994 and 1995, respectively.

    During the years ended September 30, 1993, 1994 and 1995, Rockwell Graphic Systems recorded net interest expense of $10.2, $4.3 and $2.8 million related to intercompany borrowings by Rockwell Graphic Systems from Rockwell International Limited and borrowings by Rockwell International Credit Corporation from Rockwell. Such borrowings are included in Rockwell's net investment in Rockwell Graphic Systems.

    At September 30, 1994 and 1995, outstanding checks of $5.4 million and $5.2 million, respectively, under the Rockwell centralized cash management system have been classified as due to related parties.

17. RESEARCH AND DEVELOPMENT

    Research and development expenses were $17.4 million, $17.6 million and $15.8 million in 1993, 1994 and 1995, respectively, and have been included in engineering expenses.

18. GEOGRAPHIC AND EXPORT SALES INFORMATION

    The following table presents information about Rockwell Graphic Systems by geographic area (in millions).

                                                                           ASIA
                                                       U.S.     EUROPE    PACIFIC    ELIMINATION    TOTAL
                                                      ------    ------    -------    -----------    ------
Net sales to customers.....................   1995    $437.9    $204.8     $66.6        $--         $709.3
                                              1994     400.7     174.7      72.8        --           648.2
                                              1993     410.6     141.0      75.4        --           627.0
Transfers between geographic areas.........   1995      11.6       6.5      --          (18.1)        --
                                              1994      13.8       7.2      --          (21.0)        --
                                              1993      12.8       2.6      --          (15.4)        --
Operating profit (loss)....................   1995      36.3      15.0      (5.2)       --            46.1
                                              1994      (2.1)     12.4      (3.7)       --             6.6
                                              1993      (7.4)    (13.9)      2.3        --           (19.0)
Identifiable assets........................   1995     560.8     281.1     105.1        --           947.0
                                              1994     582.9     274.1      93.9        --           950.9

    Transfers between geographic areas are recorded at amounts generally in excess of cost. The resultant income is assigned to the geographic area of manufacture. In computing operating profit, interest income and expense, other income and expense and income taxes have not been added or deducted.

    Export sales from the U.S. were 20%, 11% and 13% of Rockwell Graphic Systems' net sales for the years ended December 31, 1993, 1994 and 1995, respectively. These sales were principally to customers in South America.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

19. CONTINGENCIES AND COMMITMENTS

LEGAL CONTINGENCIES


    In November 1995, the U.S. District Court for the Southern District of New York issued a judgment relating to a patent infringement matter that Rockwell Graphic Systems is liable for damages and interest which management estimates totals approximately $17 million. Management intends to appeal this judgment. At November 3, 1995, the date as of which it issued its 1995 Statements, it was management's estimate that the minimum probable liability was $3 million. Rockwell Graphic Systems has recorded the minimum probable expense of $3 million in the 1995 combined statement of operations while the related liability has been excluded from the Statements as any liability will be paid directly by Rockwell. Subsequent to November 3, 1995, management revised its estimate of the minimum probable liability to $4 million and, accordingly, recorded an additional $1 million of expense during the nine months ended June 30, 1996.


    In the normal course of business, various lawsuits and claims are initiated against Rockwell Graphic Systems related to sales contracts. Among such claims that have advanced to litigation are a lawsuit filed by a commercial press customer in February 1996 seeking unspecified damages and an arbitration proceeding initiated by another commercial press customer in June 1996 seeking refunds and damages totaling $3.8 million. While it is not presently possible to determine whether the ultimate resolution of these matters will exceed the $1.7 million accrued, management believes that such resolution will not have a material adverse effect on Rockwell Graphic Systems' financial position or liquidity although it is possible that an adverse outcome could materially affect the results of operations in a given period.

    As part of an asset purchase agreement with an acquirer of certain assets of the Rockwell Graphic Systems business in 1988, the acquirer agreed to defend and indemnify Rockwell Graphic Systems for certain product liability claims. The acquirer has initiated informal mediation proceedings against Rockwell Graphic Systems and Rockwell alleging that certain information was recently received from Rockwell Graphic Systems that materially increased the acquirer's risk of defending and indemnifying against the product liability claims. The acquirer is seeking to prospectively discharge its obligations for such defense and indemnity. As part of these proceedings, the acquirer also refused to indemnify Rockwell Graphic Systems in three pending product liability claims which collectively are estimated to represent an exposure to Rockwell Graphic Systems of approximately $1 million. While the ultimate resolution of these proceedings cannot presently be determined, management intends to vigorously defend against these matters and believes that their ultimate resolution will not have a material adverse effect on Rockwell Graphic Systems' financial position, results of operations or liquidity.

    Rockwell Graphic Systems has pending against it or may be subject to various lawsuits, claims and proceedings related primarily to employment, commercial (including press performance issues) and safety and health matters. Although it is not presently possible to determine the outcome of these matters, management believes their ultimate disposition will not have a material adverse effect on Rockwell Graphic Systems' financial position or liquidity, although it is possible that the resolution of such lawsuits, claims and proceedings could be material to the results of operations in a given period.

ENVIRONMENTAL CONTINGENCIES

    Rockwell Graphic Systems has received either notices of potential liability or third-party claims under the federal Comprehensive Environmental Response, Compensation and Liability Act at six off-

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

19. CONTINGENCIES AND COMMITMENTS--(CONTINUED)

site disposal facilities (Superfund Sites). Rockwell Graphic Systems has entered into settlement agreements with the Environmental Protection Agency (EPA) at two of these sites and a settlement proposal is pending at a third site, none of which is material to the Statements either individually or collectively. With respect to the fourth site, at which Rockwell Graphic Systems has been named a potentially responsible party (PRP), its share of the clean up costs are estimated to approximate $200,000 of the potential estimated cost for final site remediation of $10 million. At the fifth and sixth sites, Rockwell Graphic Systems has been implicated as a PRP. However, Rockwell Graphic Systems believes its involvement, if any, is not significant. Although current law imposes joint and several liability on any party determined to be responsible at a Superfund Site, management believes, based upon all available information, that the ultimate resolution of these matters will not have a material adverse effect on Rockwell Graphic Systems' financial position, results of operations or liquidity.

    Rockwell Graphic Systems' Reading, Pennsylvania facility has been operating a groundwater remediation system under a 1981 Consent Order with the Commonwealth of Pennsylvania as a result of its, and its predecessor company's, historical waste disposal practices. Recent data indicate that certain hazardous constituents in the groundwater have decreased over time, while the data on other constituents is inconclusive. The Company plans to submit a proposal to the Pennsylvania Department of Environmental Resources to terminate remediation at the site pursuant to recent statutory authority to determine cleanup limits consistent with the results of a site-specific risk assessment. Management has been advised that, given the site location and aquifer use, the proposal is technically appropriate and may result in the termination of groundwater remediation at this site. Management believes that any liability with respect to either continuing groundwater remediation or conducting a site-specific risk assessment in order to complete such remediation will not have a material adverse effect on Rockwell Graphic Systems' financial position, results of operation or liquidity.

COMMITMENTS


    Rockwell provides letters of credit to guarantee the performance of Rockwell Graphic Systems under certain long-term contracts. Such letters of credit outstanding were $2.8 million and $24.4 million as of September 30, 1995 and June 30, 1996. The fair value of these letters of credit is estimated to approximate their contractual amounts.


20. CHANGE IN METHOD OF ACCOUNTING

    Effective October 1, 1992, Rockwell Graphic Systems adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This standard requires an accrual method of recognizing the cost of postemployment benefits, such as disability, severance and workers' compensation benefits. The effect of the accounting change on 1993 net loss, exclusive of such cumulative effect, was not material.

                            ROCKWELL GRAPHIC SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

21. SUPPLEMENTARY CASH FLOW INFORMATION (IN MILLIONS)

                                                         YEAR ENDED SEPTEMBER
                                                                 30,
                                                         --------------------
                                                         1993    1994    1995
                                                         ----    ----    ----
Income tax payments (Japan)...........................   $2.9    $2.9    $ .1
Interest payments (non-U.S.):
  Related parties.....................................    7.5     1.8     --
  Others..............................................    1.6     1.4      .4
Non-cash investment in joint venture..................    --      1.3     2.8

                                                                NINE MONTHS
                                                              ENDED JUNE 30,
                                                              ---------------
                                                              1995       1996
                                                              -----      ----
Income tax payments (Japan)................................   $--        $2.4
Interest payments (non-U.S.):
  Related parties..........................................    --         --
  Others...................................................     0.5       1.1
Non-cash investment in joint venture.......................     1.4       0.8


22. SUBSEQUENT EVENTS

    On November 30, 1995, Rockwell Systemes Graphiques Nantes S.A. (Rockwell Graphic Systems' business in France) paid a dividend of approximately $50 million to Rockwell. The dividend was paid with proceeds from collection of intercompany accounts of $21 million and bank borrowings incurred by Rockwell Systemes Graphiques Nantes S.A. of $29 million (see Note 13). The dividend has been given retroactive effect in the combined financial statements as of September 30, 1995.

    Subsequent to November 3, 1995, the date as of which it issued its 1995 Statements, Rockwell Graphic Systems changed its estimates with respect to certain product warranty accruals related to sales recorded prior to October 1, 1995. The most significant change in estimates relates to product warranty accruals provided for the commercial business line. During the first six months of 1996, Rockwell Graphic Systems recorded additional product warranty accruals for the commercial business line of $12.7 million related to sales recorded prior to October 1, 1995.

    In March 1996, Rockwell Graphic Systems recorded a $3.9 million restructuring charge related principally to the closure of certain facilities and severance payments.


    Rockwell International Corporation entered into a Stock and Asset Purchase Agreement with Goss Graphic Systems, Inc. dated April 26, 1996, as amended on July 18, 1996, to sell the stock and the assets, subject to certain liabilities, of Rockwell Graphic Systems for $552.5 million in cash and 47,500 shares of preferred stock, $1,000 per share liquidation preference.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Goss Graphic Systems, Inc.:

    We have audited the accompanying balance sheet of GOSS GRAPHIC SYSTEMS, INC. as of July 16, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of July 16, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
July 16, 1996

                           GOSS GRAPHIC SYSTEMS, INC.
                                 BALANCE SHEET
                              AS OF JULY 16, 1996


    ASSETS

CURRENT ASSETS:
Cash.............................................................   $1,000
                                                                    ------
      Total Assets...............................................   $1,000
                                                                    ------
                                                                    ------

    LIABILITIES & STOCKHOLDER'S EQUITY

STOCKHOLDER'S EQUITY:
Common Stock ($.01 par value per share, 100 shares
  authorized, issued and outstanding)............................   $    1
Additional paid-in capital.......................................      999
                                                                    ------
      Total Stockholder's equity.................................   $1,000
                                                                    ------
                                                                    ------

       The accompanying notes are an integral part of this balance sheet.

                           GOSS GRAPHIC SYSTEMS, INC.
                             NOTES TO BALANCE SHEET
                                 JULY 16, 1996

1. ORGANIZATION

    Goss Graphic Systems, Inc. (the "Company") is a newly formed Delaware corporation formed on behalf of Stonington Capital Appreciation 1994 Fund, L.P. ("Stonington") to acquire (the "Proposed Acquisition") the operations of the Graphic Systems business unit ("Goss") of Rockwell International Corporation.

2. THE PROPOSED ACQUISITION


    Goss Graphic Systems, Inc. entered into an agreement to acquire the operations of Goss from Rockwell International Corporation for $600 million (subject to adjustment) pursuant to the Stock and Asset Purchase Agreement dated as of April 26, 1996, as amended (the "Acquisition Agreement"). The Proposed Acquisition will be effected through the purchase by the Company of all the outstanding stock of Rockwell Graphic Systems, Inc. and Rockwell Systemes Graphiques Nantes, and through the purchase by the Company and certain wholly owned foreign subsidiaries of the assets and the assumption of liabilities which constitute the remainder of Goss. Immediately after the Proposed Acquisition, the Company will merge with and into Rockwell Graphic Systems, Inc.


3. FINANCING ARRANGEMENTS


    Approximately $628 million will be required by the Company to consummate the Proposed Acquisition as contemplated by the Acquisition Agreement and to pay related fees and expenses. The Company expects to obtain the financing for the Proposed Acquisition from the following sources: (i) the receipt of $162 million in equity from GGS Holdings, Inc. to be obtained by GGS Holdings, Inc. through the sale of common stock to Stonington, an institutional investor and management of Goss for approximately $114.5 million in cash (net of loans to certain Management Investors of $2.0 million) and the issuance of $47.5 million of pay-in-kind perpetual preferred stock to Rockwell International; (ii) the sale of senior subordinated notes with an aggregate principal amount of $225 million;
(iii) the borrowing of approximately $77.3 million under a bank credit agreement which will consist of a term loan and revolving credit facility; and (iv) the sale of customer notes to BT Securities Corporation for approximately $163.7 million.


    To complete the financing arrangements described above, the Company intends to authorize the issuance of additional common stock.

- ---------------------------------------  ---------------------------------------
- ---------------------------------------  ---------------------------------------

    NO DEALER, SALESPERSON OR OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY OR ANY
UNDERWRITER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY
OF THE SECURITIES OFFERED HEREBY IN
ANY JURISDICTION TO ANY PERSON TO
WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER IN SUCH JURISDICTION. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR                       [GOSS LOGO]
ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO THE DATE HEREOF OR
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE SUCH
DATE.                                                 Goss Graphic Systems,
                                                              Inc.
           -------------------

            TABLE OF CONTENTS

                                         PAGE             $225,000,000
                                         ----

Prospectus Summary.....................     3
Risk Factors...........................    13
Use of Proceeds........................    21
Capitalization.........................    22        % Senior Subordinated
Unaudited Pro Forma Combined Financial                   Notes due 2006
Statements.............................    23
Selected Combined Financial Data.......    32
Management's Discussion and Analysis of
  Financial Condition and Results of
Operations.............................    35
Business...............................    46
The Acquisition........................    63
Management.............................    67
Ownership of Capital Stock.............    76
Certain Transactions...................    79
Description of Notes...................    80
Description of New Bank Credit
Agreement..............................   106
Description of Sale of Customer
Notes..................................   108
Description of Preferred Stock.........   109
Description of Certain Federal Income
  Tax Consequences.....................   114
Underwriting...........................   117
Notice to Canadian Residents...........   118              PROSPECTUS
Legal Matters..........................   119
Experts................................   119
Available Information..................   119
Index to Financial Statements..........   F-1


           -------------------                           CS First Boston
    UNTIL            , 1996 (90 DAYS AFTER          BT Securities Corporation
THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN
THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER
A PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


- ---------------------------------------  ---------------------------------------
- ---------------------------------------  ---------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a statement of estimated expenses of the issuance and distribution of the securities being registered other than underwriting compensation. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission Registration Fee..............   $77,586
NASD Fee.........................................................    23,000
Blue Sky Fees and Expenses (including attorney's fees and
expenses)........................................................         *
Trustee Fees and Expenses........................................         *
Printing and Engraving Expenses..................................         *
Legal Fees and Expenses..........................................         *
Accounting Fees and Expenses.....................................         *
Miscellaneous Expenses...........................................         *
                                                                    -------
      Total......................................................   $     *
                                                                    -------
                                                                    -------


- ------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person was an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by
Section 145.

    In that regard, the Company' Certificate of Incorporation provides that the Company shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employment Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection with such proceeding, to the fullest extent authorized by the General Corporation Law of the State of Delaware. Expenses incurred by any person in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company; provided that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


    In connection with the closing of the Offering and of the Acquisition, the Company will issue approximately 900 shares of common stock (par value $.01) to Holdings for $114.5 million.



    Holdings will issue approximately 47,500 shares of 6 1/2% Redeemable Pay-in-Kind Preferred Stock (par value $.01) to Rockwell in connection with the closing of the Acquisition. Holdings will also issue 1,114,700 shares, 10,000 shares and 40,300 shares of common stock (par value $.01) respectively to the Fund, the Institutional Investor and the Management Investors for a price per share of $100 and an aggregate price of $116.5 million in connection with the closing of the Acquisition.



    Such sales will be made in reliance upon the exemption from registration under the Securities Act set forth in Section 4(2) thereof for transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


  EXHIBIT
    NO.                                          DESCRIPTION
- -----------   ---------------------------------------------------------------------------------
       1.1*   --Form of Underwriting Agreement.
      2.1**   --Stock and Asset Purchase Agreement dated as of April 26, 1996 by and between
                Rockwell International Corporation and Goss Graphic Systems, Inc.
      2.2**   --Amendment to Stock and Asset Purchase Agreement dated as of July 18, 1996 by and between Rockwell International Corporation and Goss Graphic Systems, Inc.
        3.1   --Certificate of Incorporation of the Company.
        3.2   --By-Laws of the Company.
       4.1*   --Form of Indenture between the Company and       , Trustee, relating to the    %
                Senior Subordinated Notes due 2006 of the Company.
       4.2*   --Form of Bank Credit Agreement dated as of             , 1996 among the Company
                and the Lenders party thereto.
       4.3*   --Form of Certificate of Designation of the 6 1/2% Redeemable Pay-in-Kind
                Preferred Stock of Holdings.
       5.1*   --Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the    % Senior
                Subordinated Notes due 2006.
      10.1*   --Form of Subscription Agreement for the Management Placement.
      10.2*   --Form of Subscription Agreement for Stonington Investment.
      10.3*   --Form of Subscription Agreement for Equity Private Placement.
      10.4*   --Form of Stockholders Agreement.
      10.5*   --Employment contracts.
      10.6*   --Form of Management Stock Incentive Plan and related agreements.
      10.7*   --Form of Loan Portfolio Purchase Agreement dated as of             , 1996 by and
                among BT Commercial Corporation, Goss Graphic Systems, Inc. and Rockwell
                International Corporation.
       12.1   --Statement regarding computation of ratio of earnings to fixed charges of the
                Company.
         21   --List of subsidiaries of the Company.
       23.1   --Consent of Arthur Andersen LLP.
       23.2   --Consent of Deloitte & Touche LLP.
      23.3*   --Consent of Wachtell, Lipton, Rosen & Katz (contained in their opinion filed as
                Exhibit 5.1).
       24.1   --Powers of Attorney.
       24.2   --Powers of Attorney.
        25*   --Statement of Eligibility on Form T-1 of       , Trustee, under the Indenture
                relating to    % Senior Subordinated Notes due 2006 of the Company.

- ------------

 * To be filed by amendment.

** Previously filed.

    (b) Financial Statement Schedules.


SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

    Other financial statement schedules are omitted because they are not applicable or because the required information is presented in the combined financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on August 27, 1996.

                                          GOSS GRAPHIC SYSTEMS, INC.

                                          By:   /s/ M. ERIC SCHROEDER
                                              ..................................
                                                      M. Eric Schroeder
                                                 Vice President--Finance and
                                                        Admnistration



    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on August 27, 1996, by the following persons in the capacities indicated:



                  SIGNATURE                                        TITLE
- ---------------------------------------------  ---------------------------------------------

                      *                        Chairman and Chief Executive Officer
 .............................................    (Principal Executive Officer)
               Robert M. Kuhn

            /s/ M. ERIC SCHROEDER              Vice President-Finance and Administration
 .............................................    (Principal Financial Officer and Principal
              M. Eric Schroeder                  Accounting Officer)

                      *                        Director
 .............................................
               J. Joe Adorjan

                      *                        Director
 .............................................
             Gerald S. Armstrong

                      *                        Director
 .............................................
             Alfred C. Daugherty

                      *                        Director
 .............................................
                Robert F. End

                      *                        Director
 .............................................
               James J. Kerley

                      *                        Director
 .............................................
              Alexis P. Michas

          /s/ ROBERT J. MYLOD, JR.             Director
 .............................................
            Robert J. Mylod, Jr.

                      *                        Director
 .............................................
              James P. Sheehan

*By        /s/ M. ERIC SCHROEDER
    .........................................
              M. Eric Schroeder
              Attorney-in-fact

                          INDEPENDENT AUDITORS' REPORT

Rockwell Graphic Systems:

    We have audited the Combined Financial Statements of Rockwell Graphic Systems, a business unit of Rockwell International Corporation (Rockwell Graphic Systems--see Note 1 to the Combined Financial Statements) as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995 and have issued our report thereon dated November 3, 1995 as to the September 30, 1995 and 1994 financial statements and April 26, 1996 as to the September 30, 1993 financial statements, except for the fourth paragraph of Note 22, as to which the date is July 18, 1996, included elsewhere in this Registration Statement. Our report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements of a business unit of Rockwell International Corporation. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of management of Rockwell Graphic Systems. Our responsibility is to express an opinion based on our audits. In our opinion, such combined financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
November 3, 1995 as to the 1995 and 1994 financial information and April 26, 1996 as to the 1993 financial information

                            ROCKWELL GRAPHIC SYSTEMS
                               A BUSINESS UNIT OF
                       ROCKWELL INTERNATIONAL CORPORATION
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

                                                      BALANCE AT    CHARGED TO                 BALANCE AT
                                                      BEGINNING     COSTS AND     DEDUCTIONS     END OF
                                                      OF PERIOD      EXPENSES        (A)         PERIOD
                                                      ----------    ----------    ---------    ----------
Year Ended September 30, 1993:
  Allowance for doubtful accounts and notes........     $ 12.1         $8.2         $(3.1)       $ 17.2
  Inventory valuation reserve......................       34.4          6.3          (0.5)         40.2
Year Ended September 30, 1994:
  Allowance for doubtful accounts and notes........       17.2         19.3          (2.4)         34.1
  Inventory valuation reserve......................       40.2          7.0          (3.6)         43.6
Year Ended September 30, 1995:
  Allowance for doubtful accounts and notes........       34.1          5.4          (9.7)         29.8
  Inventory valuation reserve......................       43.6          7.3          (5.9)         45.0

- ------------

(A) Amounts represent write offs and the effects of foreign currency fluctuations.

                                 EXHIBIT INDEX


                                                                                  PAGE NUMBER IN
                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
                                                                                   REGISTRATION
                                                                                     STATEMENT
                                                                                  ---------------
  1.1  Form of Underwriting Agreement.                                            To be filed by
                                                                                     Amendment
  2.1  Stock and Asset Purchase Agreement dated as of April 26, 1996 by and         Previously
         between Rockwell International Corporation and Goss Graphic Systems,          filed
         Inc.
  2.2  Amendment to Stock and Asset Purchase Agreement dated as of July 18,         Previously
         1996 by and between Rockwell International Corporation and Goss               filed
         Graphic Systems, Inc.
  3.1  Certificate of Incorporation of the Company.
  3.2  By-Laws of the Company.
  4.1  Form of Indenture between the Company and       , Trustee, relating to     To be filed by
         the    % Senior Subordinated Notes due 2006 of the Company.                 Amendment
  4.2  Form of Bank Credit Agreement dated as of             , 1996 among the     To be filed by
         Company and the Lenders party thereto.                                      Amendment
  4.3  Certificate of Designation of the 6 1/2% Redeemable Pay-in-Kind            To be filed by
         Preferred Stock of Holdings.                                                Amendment
  5.1  Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the    %   To be filed by
         Senior Subordinated Notes due 2006.                                         Amendment
 10.1  Form of Subscription Agreement for the Management Placement.               To be filed by
                                                                                     Amendment
 10.2  Form of Subscription Agreement for Stonington Investment.                  To be filed by
                                                                                     Amendment
 10.3  Form of Subscription Agreement for Equity Private Placement.               To be filed by
                                                                                     Amendment
 10.4  Form of Stockholders Agreement.                                            To be filed by
                                                                                     Amendment
 10.5  Employment contracts.                                                      To be filed by
                                                                                     Amendment
 10.6  Form of Management Stock Incentive Plan.                                   To be filed by
                                                                                     Amendment
 10.7  Form of Loan Portfolio Purchase Agreement dated as of             , 1996   To be filed by
         by and among BT Commercial Corporation, Goss Graphic Systems, Inc. and      Amendment
         Rockwell International Corporation.
 12.1  Statement regarding computation of ratio of earnings to fixed charges of the Company.
   21  List of subsidiaries of the Company.
 23.1  Consent of Arthur Andersen LLP.
 23.2  Consent of Deloitte & Touche LLP.
 23.3  Consent of Wachtell, Lipton, Rosen & Katz (contained in their opinion      To be filed by
         filed as Exhibit 5.1).                                                      Amendment
 24.1  Powers of Attorney.
 24.2  Powers of Attorney.
   25  Statement of Eligibility on Form T-1 of       , Trustee, under the         To be filed by
         Indenture relating to    % Senior Subordinated Notes due 2006 of the        Amendment
         Company.